UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 1)
REGISTRATION UNDER THE SECURITIES ACT OF 1933

NEXT 1 INTERACTIVE, INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA
(State or Other Jurisdiction of Incorporation or Organization)

7310
(Primary Standard Industrial Classification Code Number)

26-3509845
(I.R.S. Employer Identification Number)

2400 N Commerce Parkway, Suite 105
Weston, FL 33326
(954) 888-9779
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Corporate Service Company 502 E John Street Carson City, NV 89706
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

The Sourlis Law Firm
Virginia K. Sourlis, Esq.
The Galleria
2 Bridge Avenue
Red Bank, New Jersey 07701
www.SourlisLaw.com
Telephone: (732) 530-9007
Facsimile: (732) 530-9008

As soon as practicable after this Registration Statement is declared effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” "non-accelerated filer" and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par value $0.00001 per share	4,757,099	(2)	$3.00	$14,271,297	$561	(3)

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (or the “Securities Act”), there are also being registered an indeterminate number of additional shares of common stock as may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 415 of the Securities Act, these securities are being offered by the Selling Stockholders named herein on a delayed or continuous basis.

(3)	Of which $510.90 was previously paid in connection with the initial filing of this Form S-1 on October 10, 2009.

The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (or the “SEC”), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 12, 2009

The information in this prospectus is not complete and may be changed. Our Selling Stockholders may not sell these securities until the Registration Statement filed with the United States Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

4,757,099 Shares of Common Stock

NEXT 1 INTERACTIVE, INC.

$3.00 per Share

This prospectus relates to the resale of up to 4 4,757,099 shares of our common stock, par value $0.00001 per share, by the Selling Stockholders named in this prospectus. We are registering the shares on behalf of the Selling Stockholders. We issued these shares registered on a Registration Statement on Form S-1 of which this prospectus forms a part in several transactions consummated from May 2002 to September 2008. None of the Selling Shareholders are acting as underwriters in connection with the registered shares. The shares being offered for resale represent approximately 25.1% of the Company’s issued and outstanding shares of common stock held by non-affiliates.

We have arbitrarily set an offering price of $3.00 per share of common stock offered through this prospectus. We are paying the expenses of registering these shares. We will not receive any proceeds from this offering.

Our common stock is presently quoted on the Over-The-Counter (OTC) Bulletin Board under the symbol “NXOI.” The Selling Stockholders may sell their shares of our common stock from time to time in the principal market on which our stock is traded at $3.00 or the prevailing market price or in privately negotiated transactions. The sale price to the public will vary according to prevailing market prices or privately negotiated prices by the Selling Stockholders. To the best of our knowledge, none of the Selling Stockholders are broker-dealers, underwriters or affiliates thereof.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.  PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 11.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this preliminary prospectus is March ___, 2009.

PROSPECTUS

NEXT 1 INTERACTIVE, INC.
 4,757,099 SHARES COMMON STOCK
$3.00 per Share

 TABLE OF CONTENTS

SUMMARY

The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock.

Who We Are:

Next 1 Interactive, Inc., a Nevada corporation (“Next 1” or the “Company”) formerly known as Maximus Exploration Corp. (“Maximus”), is an emerging interactive media company whose focus is in video and rich media advertising delivered over internet and television platforms. The Company addresses advertisers' needs to provide compelling content in the emerging convergent landscape of internet, television and mobile platforms. Next 1 Interactive accomplishes this goal by the synergistic strength of its companies and media channels. Next 1 is a holding company which conducts its operations through its wholly-owned subsidiary, Extraordinary Vacations USA, Inc., a Delaware corporation (“EVUSA”).

We were initially incorporated as Extraordinary Vacations Group, Inc. in the state of Delaware on June 24, 2002. Pursuant to a Stock Purchase Agreement, dated September 24, 2008, between Andriv Volianuk, a 90.7% stockholder of Maximus, Extraordinary Vacation Group, Inc., a Delaware corporation (“EXVG”); and EVUSA, a Delaware corporation and wholly-owned subsidiary of EXVG, Mr. Volianuk sold his 5,000,000 shares of Maximus common stock, representing 100% of his shares, to EXVG for an aggregate purchase price of $200,000. After the sale, Mr. Volianuk did not own any shares of Maximus. EXVG then issued, as a dividend, the 5,000,000 Maximus shares to the management of EXVG upon the conversion of their preferred stock of EXVG.

On October 9, 2008, we acquired Maximus, a reporting shell company, pursuant to a Share Exchange Agreement (the “Exchange Agreement”) between Maximus, EXVG and EVUSA.

Pursuant to the Exchange Agreement, EXVG exchanged 100% of its shares in EVUSA (the “EVUSA Shares”) for 13 million shares of common stock of Maximus (the “Share Exchange”), resulting in EXVG becoming the majority shareholder of Maximus. EXVG then proceeded to dividend 13 million shares of Maximus common stock to the stockholders of EXVG (“EXVG Stockholders”), on a pro rata basis. As a result of these transactions, EVUSA became a wholly-owned subsidiary of Maximus. Maximus then amended its Certificate of Incorporation to change its name to Next 1 Interactive, Inc. and to authorize 200,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share. Such transactions are hereinafter referred to as the “Acquisition.”

We merged with Maximus in order to become a fully reporting company with the Securities and Exchange Commission and have our stock traded on the OTC Bulletin Board.

As a result of the Acquisition, there were 18,511,500 shares of common stock of Next 1 Interactive, Inc. issued and outstanding, of which 13,000,000 shares (approximately 70.23%) are held by the former stockholders of EXVG and 5,000,000 shares (approximately 27.02%) are held by the management of Next 1 Interactive Inc. and 511,500 (approximately 2.76%) shares by the Company’s investors. Of the 13,000,000 shares held by the former stockholders of EXVG, 4,993,240 shares (approximately 20.3% are held by the current executive officers and directors of Next 1 Interactive, Inc.

Since our inception, we have been focused on the travel industry solely through the Internet. We have changed our current business model from a company that generates nearly all of its revenues from its travel divisions to a media company focusing on Interactive Media advertising platforms utilizing the Internet, Internet Radio and Cable Television. The Company launched an Internet radio station in August 2008 called Next Trip Radio.com, and on October 30, 2008, we acquired two companies: Home Preview Channel (“HPC”) and Loop Networks, Inc. (“Loop”).

HPC is a real-estate focused cable television network currently distributed in 1.6 million homes controlled by Comcast, the nation’s largest cable operator. We have re-branded HPC as the “Home and Away Network” (“Network”). We believe that our “Home and Away Network” branding will give us the ability to expand the platform beyond real estate and include travel and lifestyle components with real estate. This broadens the focus of the Network on two key areas consumers are passionate about – their home and their vacation. One of the first key changes in format includes the introduction of the Next Trip Mall; a first for vacation shopping on a network. Additional distribution through the cable networks to other cities may be dramatically enhanced to include the Video on Demand (VOD) market. The Network has been working with cable operators to be a first in VOD for the real estate and travel areas. The Home and Away Network is currently distributed in 1.6 million homes controlled by Comcast, the nation’s largest cable operator. The new format changes will allow for significant expansion of the network starting with a Time Warner Station in New York City, and additional time in Chicago and Philadelphia. This expansion will put the Network into 5 of the top 10 markets in the U.S. In addition to growth around its current business model, we believe that the Network provides the basis for Next 1 to enter the travel and real estate vertical ad sales marketplace online.

Loop is a technology company for cable television and Internet interface. The technology behind Loop consists of a proprietary informative content aggregation network and a five-point content distribution model which consists of Basic TV, Video On Demand (VOD), Broadband, Interactive TV, and Wireless — all designed to facilitate live end-user feedback. The entire content distribution model is supported by Loop’s centralized content database.

On April 11, 2008, we acquired Brands on Demand (BOD), a media company engaged in interactive media sales, pursuant to a Stock Purchase Agreement between EVUSA and James Bradley Heureux, representing all of the shareholders of BOD. Pursuant to the agreement, EVUSA acquired 50,000 shares of common stock of BOD, representing 100% off the issued and standing shares of BOD, for an aggregate purchase price of $140,000 and 50,000,000 shares of common stock. EVUSA paid Mr. Heureux $70,000 of the $140,000 purchase price and issued to Mr. Heureux all of the 50,000,000 shares of EVUSA for 100% of his shares (20,000 shares representing 40% of the issued and outstanding shares of BOD). EVUSA paid the other stockholders of BOD $70,000 for 100% of their shares of BOD which represented 60% of BOD (30,000 shares).  As a part of the stock purchase agreement we entered into an employment agreement with Mr. Heureux pursuant to which Mr. Heureux served as the Chief Marking Officer of the Company and as a Director of the Board of Directors. On January 15, 2009, the employment agreement was terminated and Mr. Heureux is no longer employed by Company nor is he a director of the Company’s Board of Directors.

The acquisition of Brands on Demand was based on the business model of a media company which effected the change of business strategy of EXVG (Next 1 Interactive Inc.). The acquisitions of HPC and Loop were consummated based on revenue projections submitted by former President of HPC. Although we will not be operating the BOD brand name, we still expect to generate revenues from media advertising sales beginning in fiscal year 2009.

Travel Divisions:

We have three divisions dedicated to our travel business: NextTrip.com, Maupintour Extraordinary Vacations and Cruise Shoppes. Currently, the majority of our revenue is generated by Maupintour Extraordinary Vacations and Cruise Shoppes.

NextTrip.com is an all-purpose travel site that includes user-generated content, relevant social networking, a directory of travel affiliate links, and travel business showcases, with an emphasis on video. NextTrip.com provides viewers with a diverse video experience that entertains, informs, and offers utility and savings. The site aspires to become the “MySpace of Travel,” that is, a community-driven social networking hub for travel aficionados worldwide, enabling users to share video, text and photographic travel stories with friends, family and the public, and in turn, enabling the public to find information on most any travel destination.

The travel information website offers users, free of charge, over 1,000 destination videos and promotion worldwide vacation destinations through NextTrip.com and NextTriptv.com. NextTrip.com division generates revenues through its Affiliate program, NextTrip Travel Solution. The program allows Travel Suppliers: hotels, airlines, cruise lines, and tour operators to place banner ads and SHOWCASES on the website for a fee. The website also offers live 24/7 travel talk radio (NextTripRadio.com). The Next Trip Radio site offers travel articles, destination guides, travel deals and “Brag and Share Social Network”; where users can post photos and commentary. NextTrip.com was launched in March 2008. NextTrip.com did not generate any revenues until May 1, 2008. For the three and nine months ended November 30, 2008, NextTrip.com generated $49,250 and $115,000, respectively, in net revenues (unaudited). NextTrip.com’s website is www.NextTrip.com. The contents of the website are not incorporated by reference herein.

Maupintour Extraordinary Vacations is a luxury tour operator offering escorted and independent tours worldwide to upscale travelers. Maupintour has operated for over 50 years and has an active alumni that desires luxuries vacations that includes private sightseeing, fine dining and 4 and 5 star accommodations. Sizes of the tourist groups range from 10 to 25 persons. The Company’s most popular destinations are Egypt, Israel, Europe, Africa, Asia and Peru.  The Company’s peak season for this division is from February to July. For the fiscal year ended February 29, 2008, Maupintour generated $2.6 million in net revenues (audited). For the three and nine months ended November 30, 2008, Maupintour generated $613,000and $1,430,000, respectively, in net revenues (unaudited). Maupintour’s website is www.Maupintour.com. The contents of the website are not incorporated by reference herein.

Cruise Shoppes is a Travel Consortia and marketer of cruises worldwide, offering its 200 members high commissions and the Cruise Industry over $50 million in annual revenues. For the fiscal year ended February 29, 2008, Cruise Shoppes generated $1.2 million in net revenues (audited). For the three and nine months ended November 30, 2008, Cruise Shoppes generated $305,000 and $733,000, respectively, in net revenues (unaudited). Cruise Shoppes’ website is www.CruiseShoppes.com. The contents of the website are not incorporated by reference herein.

Media Divisions:

Home Preview Channel® is a digital 24 hour cable TV network that provides cost effective advertising and gives realtors a local, competitive edge in promoting themselves and their real estate listings to a potential target audience of thousands of households. Home Preview Channel brings the most up-to-date listing information to viewers. It currently reaches 1.6 million households of Comcast subscribers. HPC’s website is www.HPCTV.com. The contents of the website are not incorporated by reference herein.

Other Offerings:

We also offer travel advisory services through NextTripTV.com and NextTripRadio.com. They are also hyperlinked through our NextTrip.com website.

NextTripTV.com helps consumers plan vacations gives by giving them an inside view of where they are headed on their next trip, and provide you with helpful traveling tips. Its website is www.NextTripTV.com. The contents of the website are not incorporated by reference herein.

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NextTripRadio.com - a unique Internet radio station that includes 6 hours of travel- talk shows. Launched in August 2008, NextTripRadio.com enables web listeners to listen live or play programs when desired. NextTrip Radio also produces and broadcasts content to 240 terrestrial stations that reaches 475,000 listeners across the United States. Its website is www.NextTripRadio.com. The contents of the website are not incorporated by reference herein.

Summary Financial Information:

The table below summarizes our financial statements for:

•	the balance sheet for the period ended November 30, 2008;

•	the three and nine months ended November 30, 2008 and 2007; and

•	the fiscal years ended February 29, 2008 and February 28, 2007;

Balance Sheet Summary:

	At November 30, 2008 (Unaudited)	At February 29, 2008 (Audited)	At February 28, 2007 (Audited)
Balance Sheet
Cash and Cash Equivalents	$97,051	$43,080	$8,190
Total Assets	$17,458,669	$302,627	$744,511
Total Liabilities	$2,408,612	$1,683,786	$2,455,643
Total Stockholders’ Equity (Deficit)	$15,050,056	$(1,381,159)	$(407,211)

Statement of Operations Summary:

	For the Three Months Ended November 3,		For the Nine Months Ended November 30,		For the Fiscal Year Ended
	2008 (Unaudited)	2007 (Unaudited)	2008 (Unaudited)	2007 (Unaudited)	February 29, 2008 (Audited)	February 28, 2007 (Audited)

Statement of Operations:
Revenue	985,195	$1,876,079	$283,284	$557,000	$3,858,142	$6,457,887

Net Income (Loss)	337,009	$(635,244)	$(1,758,801)	$(1,366,305)	$(4,751,602)	(987,926)

Net Earnings (Loss) Per Share of Common Stock, basic and diluted	$0.04	$(0.01)	0.00	(0.01)	(0.03)	(0.01)

Our websites are:

Next 1 Interactive Inc. Investor Site:	www.n1ii.com
NextTrip.com Site:	www.NextTrip.com
NextTrip Radio Site:	www.NextTripRadio.com
NextTrip TV Site:	www.NextTripTV.com
NextTrip Affiliates:	http://nexttrip.com/affiliate-program.aspx
Maupintour Site:	www.Maupintour.com
Cruise Shoppe Site:	www.CruiseShoppes.com
Home Preview Channel Site:	www.HPCTV.com
Brands On Demand:	www.BrandsOnDemand.com

The contents of our websites are not incorporated by reference herein.

Executive Offices and Telephone Number

Our principal executive offices are located at 2400 N Commerce Parkway, Weston, Florida 33326 and our telephone number is (954) 888-9779.

THE OFFERING

The Issuer:	Next 1 Interactive, Inc., a Nevada corporation (OTCBB: NXOI)

Selling Stockholders:
The Selling Stockholders named in this prospectus are existing stockholders of our company who received shares of our common stock exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, under Section 4(2) of the Securities Act.

Securities Being Offered:
Up to 4 4,757,099 shares of our common stock, par value $0.00001 per share, from time to time on a delayed or continuous basis. All of the shares being offered are held by non-affiliates of the Company.

Offering Price:
The offering price of the common stock is $3.00 per share. We have arbitrarily established the offering price of the shares. Our common stock is currently quoted on the OTC Bulletin Board under the ticker symbol “NXOI”; and we are a reporting entity under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders.

Minimum Number of Shares to Be Sold in This Offering:	None

Common Stock Outstanding Before and After the Offering:
24,678,167 shares of our common stock are issued and outstanding as of the date of this prospectus and will continue to be issued and outstanding upon the completion of this offering. All of the common stock to be sold under this prospectus will be sold by existing stockholders. We are registering 4,757,099 shares of the 18,964,735 shares of common stock held by non-affiliates in this registration statement. This represents approximately 25.1% of the Company’s issued and outstanding shares of common stock held by non-affiliates.

Use of Proceeds:
We will not receive any proceeds from the sale of the common stock by the Selling Stockholders. All of the proceeds of the offering will go to the Selling Stockholders. We will pay all expenses in connection with the registration of the common stock.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference.

Risks Relating to Our Company

Going Concern

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $4,367,383 and a working capital deficit of $1,600,665 at February 29, 2008; net losses for the year ended February 29, 2008 of $4,751,602; and cash used in operations during the year ended February 29, 2008 of $3,565,235. In their report for the fiscal year ended February 29, 2008, our auditors expressed their doubt as to our ability to continue as a going concern. At November 30, 2008, we had $97,051 cash on hand and a stockholders’ deficit of $15,050,056. While the Company is attempting to increase revenues, the growth has not been significant enough to support the Company’s daily operations. To date, we have funded our operations primarily from private equity financings. From the fiscal year ended February 28, 2006 to 2008, we have issued an aggregate of 734,431,280 for an aggregate purchase price of $4,622,883. The Company's limited financial resources have prevented the Company from aggressively advertising its products and services to achieve consumer recognition. The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan and generate revenues. If we are unable to increase revenues and/or raise sufficient capital to fund our daily operations, our business would be materially adversely affected.

The current worldwide recession and declines or disruptions in the travel industry could adversely affect our business or financial performance.

Currently our operations are primarily engaged in the leisure travel business and the current worldwide recession is negatively impacting people’s discretionary income and willingness to travel. Our business and financial performance are affected by the health of the worldwide travel industry. Travel expenditures are sensitive to business and personal discretionary spending levels and tend to decline or grow more slowly during economic downturns, including downturns in any of our major markets. Events or weakness specific to the air travel industry that could negatively affect our business include continued fare increases, travel-related strikes or labor unrest, consolidations, bankruptcies or liquidations and further fuel price escalation. Additionally, our business is sensitive to safety concerns, and thus our business has in the past and may in the future decline after incidents of actual or threatened terrorism, during periods of political instability or geopolitical conflict in which travelers become concerned about safety issues, as a result of natural disasters such as hurricanes or earthquakes or when travel might involve health-related risks, such as avian flu. Such concerns could result in a protracted decrease in demand for our travel services. This decrease in demand, depending on its scope and duration, together with any future issues affecting travel safety, could significantly and adversely affect our business and financial performance over the short and long-term. In addition, the disruption of the existing travel plans of a significant number of travelers upon the occurrence of certain events, such as actual or threatened terrorist activity or war, could result in the incurrence of significant additional costs and constrained liquidity if we provide relief to affected travelers by not charging cancellation fees and/or by refunding the price of airline tickets, hotel reservations and other travel products and services.

We intend to refocus our business strategy from the travel industry to a media company engaged in interactive media and cable television platforms. Refocusing our business strategy might not be successful.

Since our inception, we have been focused on the travel industry solely through the Internet. We have changed our current business model from a company that generates nearly all of its revenues from its travel divisions to a media company focusing on Interactive Media advertising platforms utilizing the Internet, Internet Radio and Cable Television. The Company launched an Internet radio station in August 2008 called Next Trip Radio.com, and on October 30, 2008, we acquired two companies: Home Preview Channel (HPC) and Loop Networks, Inc (Loop). HPC is a real-estate focused cable television network currently distributed in 1.6 million homes controlled by Comcast, the nation’s largest cable operator. We have re-branded HPC as the Home and Away Network (Network). The company’s “Home and Away Network” branding gives us the ability to expand the platform beyond real estate and include travel and lifestyle components with real estate. This broadens the focus of the network on two key areas consumers are passionate about – their home and their vacation. One of the first key changes in format includes the introduction of the Next Trip Mall; a first for vacation shopping on a network. Additional distribution through the cable networks to other cities may be dramatically enhanced to include the Video on Demand (VOD) market. The Network has been working with cable operators to be a first in VOD for the real estate and travel areas. The Home and Away Network is currently distributed in 1.6 million homes controlled by Comcast, the nation’s largest cable operator. The new format changes may allow for significant expansion of the network starting with a Time Warner Station in New York City, and additional time in Chicago and Philadelphia. This expansion will put the Network into 5 of the top 10 markets in the U.S. We cannot make any assurances that it will and we cannot be sure that the refocusing of our business model will be successful. Our failure to successfully shift our business focus to video and rich media advertising sales could have an adverse effect on our common stock.

We operate in an increasingly competitive global environment.

The market for the services we offer is increasingly and intensely competitive. We compete with both established and emerging online and traditional sellers of travel services with respect to each of the services we offer. Some of our competitors, particularly internet discount travel services and travel suppliers such as airlines and hotels, may offer products and services on more favorable terms, including lower prices, no fees or unique access to proprietary loyalty programs, such as points and miles. Many of these competitors, such as airlines, hotel and rental car companies, have been steadily focusing on increasing online demand on their own websites in lieu of third-party distributors such as our Company. For instance, some low cost airlines, which are having increasing success in the marketplace, distribute their online inventory exclusively through their own websites. Suppliers who sell on their own websites typically do not charge a processing fee, and, in some instances, offer advantages such as increased or exclusive product availability and their own bonus miles or loyalty points, which could make their offerings more attractive to consumers than offerings like ours. In addition, we face increasing competition from other travel agencies, which in some cases may have favorable offerings for both travelers and suppliers, including pricing, connectivity and supply breadth. We also compete with other travel agencies for both travelers and the acquisition and retention of supply. The introduction of new technologies and the expansion of existing technologies, such as metasearch and other search engine technologies, may increase competitive pressures or lead to changes in our business model. Increased competition has resulted in and may continue to result in reduced margins, as well as loss of travelers, transactions and brand recognition. We cannot assure you that we will be able to compete successfully against current, emerging and future competitors or provide differentiated products and services to our traveler base.

Our business depends on our relationships with travel suppliers.

An important component of our business success depends on our ability to maintain and expand relationships with travel suppliers. Adverse changes in existing relationships, or our inability to enter into new arrangements with these parties on favorable terms, if at all, could reduce the amount, quality and breadth of attractively priced travel products and services that we are able to offer, which could adversely affect our business and financial performance.

Travel suppliers are increasingly seeking to lower their travel distribution costs by promoting direct online bookings through their own websites. In some cases, supplier direct channels offer advantages to consumers, such as “best rate guarantees,” loyalty programs and/or lower transaction fees. In addition, travel suppliers may choose not to make their travel products and services available through our distribution channels. To the extent that consumers continue to increase the percentage of their travel purchases through supplier direct websites and/or if travel suppliers choose not to make their products and services available to us, our business may suffer.

Our revenue model is new and evolving, and we cannot be certain that it will be successful. The potential profitability of this business model is unproven and there can be no assurance that we can achieve profitable operations. Our ability to generate revenues depends, among other things, on our ability to launch our television network and sell advertising. Accordingly, we cannot assure you that our business model will be successful or that we can sustain revenue growth, or achieve or sustain profitability.

We rely on the value of our brands, and the costs of maintaining and enhancing our brand awareness are increasing.

We believe continued investment in our brands is critical to retain and expand our traveler, supplier and advertiser bases. We have and expect to continue having to spend more to maintain our brands’ value due to a variety of factors. These include increased spending from our competitors, expansion into geographies and products where our brands are less well known, inflation in media pricing including search engine keywords and the continued emergence and relative traffic share growth of search engines and beta search engines as destination sites for travelers. We may not be able to successfully maintain or enhance consumer awareness of our brands, and, even if we are successful in our branding efforts, such efforts may not be cost-effective, or as cost-effective as they have been historically. If we are unable to maintain or enhance consumer awareness of our brands and generate demand in a cost-effective manner, it would have a material adverse effect on our business, financial condition and results of operations.

We rely on information technology to operate our businesses and maintain our competitiveness, and any failure to adapt to technological developments or industry trends could harm our business.

We depend on the use of sophisticated information technologies and systems. As our operations grow in both size and scope, we must continuously improve and upgrade our systems and infrastructure to offer an increasing number of travelers enhanced products, services, features and functionality, while maintaining the reliability and integrity of our systems and infrastructure. Our future success also depends on our ability to adapt our services and infrastructure to meet rapidly evolving consumer trends and demands while continuing to improve the performance, features and reliability of our service in response to competitive service and product offerings.

We rely on the performance of highly skilled personnel and, if we are unable to retain or motivate key personnel or hire, retain and motivate qualified personnel, our business would be harmed.

Our performance is largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. In particular, the contributions of Bill Kerby, our Chief Executive Officer, James Whyte, our Chairman, and Teresa McWilliams, our Chief Financial Officer, are critical to the overall management of the company. The loss of any of our executive officers would adversely affect our business operations.

Our stock price has been thinly traded but may become highly volatile in the future.

Our common stock trades on the OTC Bulletin Board and there has historically been very low volume of transactions. However, the market price of our common stock may become highly volatile and be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

•	Quarterly variations in our operating results;

•	Operating results that vary from the expectations of securities analysts and investors;

•	Changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	Reaction to our earnings releases and conference calls, or presentations by executives at investor and industry conferences;

•	Changes in our capital structure;

•	Changes in market valuations of other internet or online service companies;

•	Announcements of technological innovations or new services by us or our competitors;

•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Loss of a major supplier participant, such as an airline or hotel chain;

•	Changes in the status of our intellectual property rights;

•	Lack of success in the expansion of our business model geographically;

•	Announcements by third parties of significant claims or proceedings against us or adverse developments in pending proceedings;

•	Additions or departures of key personnel;

•	Rumors or public speculation about any of the above factors; and

•	Market and volume fluctuations in the stock markets in general.

Intense competition for advertising revenue may adversely affect our ability to achieve or maintain market share and operate profitably.

We compete for advertising dollars with large internet portal sites, such Vacation.com and well as Expedia.com, Priceline.com, Travelocity.com and Orbitz.com, American Online, Google and Yahoo that offer listing or other advertising opportunities for travel-related companies. These companies have significantly greater financial, technical, marketing and other resources and large client bases. We also compete with search engines like Google and Yahoo! Search that offer pay-per-click advertising services. In addition, we compete with newspapers, magazines and other traditional media companies that provide offline and online advertising opportunities. We expect to face additional competition as other established and emerging companies, including print media companies, enter the online advertising market. Competition could results in reduced margins on our advertising services, loss of market share or less use of our sites by travel companies and travelers. If we are not able to compete effectively with current or future competitors as a result of these and other factors, our business could be materially adversely affected.

We may be unable to access capital when necessary or desirable.

The availability of funds depends in large measure on capital markets and liquidity factors over which we exert no control. We can provide no assurance that sufficient financing will be available on desirable terms to fund investments, acquisitions, stock repurchases or extraordinary actions. General weakening in the credit markets could increase our cost of capital.

Acquisitions could result in operating and financial difficulties.

We plan on entering into new web2.0 business in the future. Our growth may depend, in part, on acquisitions. To the extent that we grow through acquisitions, we will face the operational and financial risks that commonly accompany that strategy. We would also face operational risks, such as failing to assimilate the operations and personnel of the acquired businesses, disrupting their ongoing businesses, increased complexity of our business, impairing management resources and their relationships with employees and travelers as a result of changes in their ownership and management. Further, the evaluation and negotiation of potential acquisitions, as well as the integration of an acquired business, may divert management time and other resources. Some acquisitions may not be successful and their performance may result in the impairment of their carrying value.

Certain financial and operational risks related to acquisitions that may have a material impact on our business are:

•	Use of cash resources and incurrence of debt and contingent liabilities in funding acquisitions;

•	Amortization expenses related to acquired intangible assets and other adverse accounting consequences;

•	Costs incurred in identifying and performing due diligence on potential acquisition targets that may or may not be successful;

•	Difficulties and expenses in assimilating the operations, products, technology, information systems or personnel of the acquired company;

•	Impairment of relationships with employees, suppliers and affiliates of our business and the acquired business;

•	The assumption of known and unknown debt and liabilities of the acquired company;

•	Failure to generate adequate returns on our acquisitions and investments;

•	Entrance into markets in which we have no direct prior experience; and

•	Impairment of goodwill or other intangible assets arising from our acquisitions.

We cannot be sure that our intellectual property is protected from copying or use by others, including potential competitors.

Our websites rely on content and technology intellectual property, much of which we regard as proprietary. We protect our proprietary technology by relying on trademarks, domain names and informative content. Even with all of these precautions, it is possible for someone else to copy or otherwise obtain and use our proprietary technology or content without our authorization or to develop similar technology independently. We cannot be sure that the steps we have taken will prevent misappropriation of our proprietary information. This misappropriation could have a material adverse effect on our business. In the future, we may need to go to court to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation might result in substantial costs and diversion of resources and management attention.

We currently license from third-parties some of the technologies incorporated into our websites:

BrightCove: technology provider behind the Travel Ad Network video content; also provides us with a source of vertical network site Members; and

Ning.com: Our Company has a service agreement with Ning.com to power its social networking features, vastly reducing the upfront cost and maintenance formerly associated with providing this type of functionality to users.

Without these platforms we would not be able to provide the revenue generating services to our clients.

As we continue to introduce new services that incorporate new technologies, we may be required to license additional technology. We cannot be sure that such technology licenses will be available on commercially reasonable terms, if at all.

We expect our operating expenses to increase and may affect profit margins and the market value of our common stock.

We expect to significantly increase our operating expenses to expand our marketing operations, and increase our level of capital expenditures to further develop and maintain our proprietary software systems. Such increases in operating expense levels and capital expenditures may adversely affect operating result and profit margins which may significantly affect the market value of common stock. There can be no assurance that we will obtain profitability or generate sufficient profits from operations. Further, in view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

The changing preferences of consumers could adversely affect our business.

Our business and operating results depend upon the appeal of our products, product concepts and programming to consumers. Consumer preferences, as well as industry trends and demands are continuously changing and are difficult to predict as they vary over time. Additionally, there can be no assurances that:

(i)	our current products, product concepts or programming will continue to be popular for any significant period of time;

(ii)	new products, product concepts or programming we represent or produce will achieve and or sustain popularity in the marketplace;

(iii)
a product’s life cycle will be sufficient to permit us to recover revenues in excess of the costs of advance payments, guarantees, development, marketing, royalties and other costs relating to such product; or

(iv)	we will successfully anticipate, identify and react to consumer preferences.

Our failure to accomplish any of these events could result in reduced overall revenues, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the volatility of consumer preferences could cause our revenues and net income to vary significantly between comparable periods.

There can be no assurance that we will be able to enhance its products or services, or develop other products or services.

The Company intends to enhance the features of Next 1’s applications, technology and solutions associated with its websites and engage in the development of new products.

Our plans are based upon and subject to: (i) proceeds received from future securities offerings; (ii) future profitability and (iii) the recruitment of sufficient personnel. If we are unable to achieve profitability in the future, recruit sufficient personnel or raise money in the future, our ability to develop our products and services or other products and services would be adversely affected. Our ability to develop our products and services or develop new products or services, in view of rapidly changing technologies and changing customer demands and competitive pressures, our business, operating results and financial condition may be materially adversely affected.

Rapid technological advances could render our existing proprietary technologies obsolete.

The Internet and online commerce industries are characterized by rapid technological change, changing market conditions and customer demands, and the emergence of new industry standards and practices that could render our existing and future proprietary technology obsolete. Our future success will substantially depend on our ability to enhance our existing services, develop new services and proprietary technology and respond to technological advances in a timely and cost-effective manner. The development of other proprietary technology entails significant technical and business risk. There can be no assurance that we will be successful in developing and using new technologies or adapt our proprietary technology and systems to shifting emerging industry standards and customer requirements. If we are unable, for technical, legal, financial, or other reasons to adapt in a timely manner in response to changing market conditions or customer requirements, or if our new products and electronic commerce services do not achieve market acceptance, our business, prospects, results of operations and financial condition would be materially adversely affected.

Risks associated with our domain names.

We currently hold various Web domain names relating to our brand. The acquisition and maintenance of domain names is generally regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all of the countries in which it conducts business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could have a materially adverse effect on our business, prospects, financial condition and results of operations.

We face possible liability for information displayed on our websites.

We may be subjected to claims for copyright or trademark infringement or based on other theories relating to the information we publish on our Website and across our distribution network. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our Websites and distribution network through links to other Websites. Defending any such claims may distract our management team and directors from developing and implementing our business operations which may adversely affect our business and operations.

If we engage in acquisitions, we may experience significant costs and difficulty assimilating the operations or personnel of the acquired companies, which could threaten our future growth.

If we make any acquisitions, we could have difficulty assimilating the operations, technologies and products acquired or integrating or retaining personnel of acquired companies. In addition, acquisitions may involve entering markets in which we have no or limited direct prior experience. The occurrence of any one or more of these factors could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, pursuing acquisition opportunities could divert our management's attention from our ongoing business operations and result in decreased operating performance. Moreover, our profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Furthermore, we may have to incur debt or issue equity securities in future acquisitions. The issuance of equity securities would dilute our existing stockholders.

Because our officers and directors are indemnified against certain losses under our Certificate of Incorporation and Bylaws, we may be exposed to costs associated with litigation.

Our Certificate of Incorporation and Bylaws provide that our directors and officers will not be liable to us or to any shareholder and will be indemnified and held harmless for any consequences of any act or omission by the directors and officers unless the act or omission constitutes gross negligence or willful misconduct. If our directors or officers become exposed to liabilities invoking the indemnification provisions, we could be exposed to additional non-reimbursable costs, including legal fees. Extended or protracted litigation could have a material adverse effect on our cash flow.

Our failure to comply with the internal control evaluation and certification requirements of Section 404 of Sarbanes-Oxley Act could harm our operations and our ability to comply with our periodic reporting obligations.

We are required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404. This process may divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in our being unable to obtain an unqualified report on internal controls from our independent auditors, which could adversely affect our ability to comply with our periodic reporting obligations under the Securities Exchange Act of 1934, as amended, or Exchange Act, and the rules of the Nasdaq Global Market.

Additional Risks Relating to Our Common Stock

We increased our authorized shares of common stock and created “blank check” preferred stock. Our Series A Preferred Stock has favorable voting rights which could be used to prevent a merger of or take-over by the Company which could suppress the price of your shares.

On October 9, 2008, we filed an Amendment to our Certificate of Incorporation with the Secretary of State of the State of Nevada, authorizing for issuance up to 200,000,000 shares of common stock, par value $0.00001 per share, and creating 100,000,000 shares of “blank check” Preferred Stock, par value $0.00001 per share, with all designation, rights, privileges as may be established by our Board of Directors. Also, on October 14, 2008, we filed a Certificate of Designations with the Secretary of State of the State of Nevada therein establishing out of the our “blank check” Preferred Stock, a series designated as Series A 10% Cumulative Convertible Preferred Stock consisting of 3,000,000 shares (the “Series A Preferred Stock”). The holders of record of shares of Series A Preferred Stock are entitled to vote on all matters submitted to a vote of our shareholders of and are entitled to one hundred (100) votes for each share of Series A Preferred Stock. On October 14, 2008, we issued an aggregate of 504,763 shares of Series A Preferred Stock to William Kerby, the Company’s Chief Executive Officer. Mr. Kerby also owns 2,610,951 shares of common stock, with together with his Series A Preferred Stock, gives him the right to a vote equivalent to 53,087,251 shares of common stock, thereby essentially giving Mr. Kerby control of the Company.

Mr. Kerby’s control over the Company and the remaining shares of Series A Preferred Shares authorized for issuance as well as other shares of common stock and “blank check” preferred stock, could deter other persons or entities from wanting to acquire our company or to consummate other transactions with our company which would otherwise increase the market price of your common stock.

There can be no assurance that any trading market will be maintained on the OTC Bulletin Board or the Pink Sheets.

Our common stock currently trades on the OTC Bulletin Board under the ticker symbol “NXOI.” The offering price of the common stock is $3.00 per share. We have arbitrarily established the offering price. The actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders. There can be no assurance that any trading market will be maintained on the OTC Bulletin Board, Pink Sheets or any other recognized trading market or exchange. Any trading market for the common stock may be very volatile, and numerous factors beyond the control of the Company may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. In the event that the Company loses this status as a "reporting issuer," any future quotation of its common stock on the OTC Bulletin Board may be jeopardized.

To date, the market for our shares has been relatively stagnant. Investment in our shares may be illiquid for the foreseeable future. If a market does develop, supply will substantially increase which may substantially decrease the market price below your purchase price.

Our stock is listed for trading on the OTCBB. Historically, however, there has been little demand from purchasers for our stock and the price has been relatively stagnant. You might find your investment in our stock to be relatively illiquid and if a robust market does develop, the price of our common stock may decrease due to the substantially increased supply. You might have difficulty selling it for more than the purchase price pursuant to this prospectus.

We are subject to SEC regulations relating to “penny stock” and the market for our common stock could be adversely affected.

The SEC has adopted regulations concerning low-priced stock, or “penny stocks.” The regulations generally define "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares are offered at a market price less than $5.00 per share, and do not qualify for any exemption from the penny stock regulations, our shares may become subject to these additional regulations relating to low-priced stocks.

The penny stock regulations require that broker-dealers, who recommend penny stocks to persons other than institutional accredited investors make a special suitability determination for the purchaser, receive the purchaser's written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents that identify risks associated with investing in penny stocks. Furthermore, the broker-dealer must obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in penny stock. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules. The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of our common stock and our shareholders' ability to sell our common stock in the secondary market.

FORWARD LOOKING STATEMENTS

When used in this Prospectus, the words or phrases “will likely result,” “we expect,” “will continue,” “anticipate,” “estimate,” “project,” ”outlook,” “could,” “would,” “may,” or similar expressions are intended to identify forward-looking statements. We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such risks and uncertainties include, among others, success in reaching target markets for products in a highly competitive market and the ability to attract future customers, the size and timing of additional significant orders and their fulfillment, the success of our business emphasis, the ability to finance and sustain operations, the ability to raise equity capital in the future despite, and the size and timing of additional significant orders and their fulfillment. We have no obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

DESCRIPTION OF BUSINESS

Organizational History

Our predecessor, Maximus Exploration Corporation was incorporated in the state of Nevada on December 29, 2005 and was a reporting shell company (“Maximus”). Extraordinary Vacations Group, Inc. was incorporated in the state of Delaware on June 24, 2002 and has been operating since such date. On October 9, 2008, Extraordinary Vacations Group, Inc. consummated a reverse merger with Maximus, and Maximus changed its name to Next 1 Interactive, Inc.

Next 1 Interactive, Inc. conducts all of its business through its wholly-owned subsidiary, Extraordinary Vacations USA, Inc., a Delaware corporation (EVUSA). EVUSA was formed in June 2004 under the predecessor name Cruise and Vacation Shoppes, Inc., a consortium of leisure-oriented travel agencies. EVUSA acquired Attaché Travel, a high-end travel concierge business in January 2005. In September 2006, EVUSA acquired Maupintour Extraordinary Vacations an upscale tour operator specializing in luxury escorted and “fully inclusive” independent tours worldwide. EVUSA also owns The Travel Magazine, a substantial library of travel-oriented television shows and other video. Combining the email databases of these acquisitions, the Company has an opt-in email list of over 6 million travelers.

Pursuant to a Stock Purchase Agreement, dated September 24, 2008, between Andriv Volianuk, a 90.7% stockholder of Maximus; Extraordinary Vacation Group, Inc., a Delaware corporation (“EXVG”); and EVUSA, a Delaware corporation and a wholly-owned subsidiary of EXVG, Mr. Volianuk sold his 5,000,000 shares of Maximus common stock, representing 100% of his shares, to EXVG for an aggregate purchase price of $200,000. After the sale, Mr. Volianuk did not own any shares of Maximus. EXVG then issued, as a dividend, the 5,000,000 Maximus shares to the management of EXVG upon the conversion of their preferred stock of EXVG.

On October 9, 2008, we acquired Maximus, a reporting shell company, pursuant to a Share Exchange Agreement (the “Exchange Agreement”) between Maximus, EXVG and EXVUSA.

Pursuant to the Exchange Agreement, EXVG exchanged 100% of its shares in EVUSA (the “EVUSA Shares”) for 13 million shares of common stock of Maximus (the “Share Exchange”), resulting in EXVG becoming the majority shareholder of Maximus. EXVG then proceeded to dividend 13 million shares of Maximus common stock to the stockholders of EXVG (“EXVG Stockholders”), on a pro rata basis. As a result of these transactions, EVUSA became a wholly-owned subsidiary of Maximus. Maximus then amended its Certificate of Incorporation to change its name to Next 1 Interactive, Inc. and to authorize 200,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share. Such transactions are hereinafter referred to as the “Acquisition.”

We merged with Maximus in order to become a fully reporting company with the Securities and Exchange Commission and have our stock traded on the OTC Bulletin Board.

As a result of the Acquisition, there were 18,511,500 shares of common stock of Next 1 Interactive, Inc. issued and outstanding, of which 13,000,000 are held by the former stockholders of EXVG and 5,000,000 are held by the management of Next 1 Interactive Inc. and 511,500 shares by the Company’s investors. Of the 13,000,000 shares held by the former stockholders of EXVG, 5,646,765shares are held by the current executive officers and directors of Next 1 Interactive, Inc.

Executive Offices and Telephone Number

Our principal executive offices are located at 2400 N Commerce Parkway, Weston, Florida 33326 and our telephone number is (954) 888-9779.

Our web hosting operations are based in Florida and Michigan.

Who We Are:

Next 1 Interactive is an emerging interactive media company whose focus is in video and rich media advertising delivered over internet and television platforms. The Company addresses advertisers' needs to provide compelling content in the emerging convergent landscape of internet, television and mobile platforms. Next 1 Interactive accomplishes this goal by the synergistic strength of its companies and media channels.

Since our inception, we have been focused on the travel industry solely through the Internet. We have changed our current business model from a company that generates nearly all of its revenues from its travel divisions to a media company focusing on Interactive Media advertising platforms utilizing the Internet, Internet Radio and Cable Television. The Company launched an Internet radio station in August 2008 called Next Trip Radio.com, and on October 30, 2008, we acquired the Home Preview Channel and Loop Networks, Inc. as discussed below. Also, on April 11, 2008, we acquired Brands on Demand as discussed below.

Our websites are:

Next 1 Interactive Inc. Investor Site:	www.n1ii.com

NextTrip.com Site:	www.NextTrip.com

NextTrip Radio Site:	www.NextTripRadio.com

NextTrip TV Site:	www.NextTripTV.com

NextTrip Affiliates:	http://nexttrip.com/affiliate-program.aspx

Maupintour Site:	www.Maupintour.com

Cruise Shoppe Site:	www.CruiseShoppes.com

Home Preview Channel Site:	www.HPCTV.com

Brands On Demand:	www.BrandsOnDemand.com

The contents of our websites are not incorporated by reference herein

Travel Divisions:

NextTrip.com is an all-purpose travel site that includes user-generated content, relevant social networking, a directory of travel affiliate links, and travel business showcases, with an emphasis on video. NextTrip.com provides viewers with a diverse video experience that entertains, informs, and offers utility and savings. The site aspires to become the “MySpace of Travel,” that is, a community-driven social networking hub for travel aficionados worldwide, enabling users to share video, text and photographic travel stories with friends, family and the public, and in turn, enabling the public to find information on most any travel destination.

The travel information website offers users, free of charge, over 1,000 destination videos and promotion worldwide vacation destinations through NextTrip.com and NextTriptv.com. NextTrip.com division generates revenues through its Affiliate program, NextTrip Travel Solution. The program allows Travel Suppliers: hotels, airlines, cruise lines, and tour operators to place banner ads and SHOWCASES on the website for a fee. The website also offers live 24/7 travel talk radio (NextTripRadio.com). The Next Trip Radio site offers travel articles, destination guides, travel deals and Brag and Share Social Network; where users can post photos and commentary. NextTrip.com was launched in March 2008 and started generating revenues April 2008. NextTrip.com did not generate any revenues until May 1, 2008. For the three and nine months ended November 30, 2008, NextTrip.com generated $49,250 and $115,000, respectively, in net revenues (unaudited). NextTrip.com’s website is www.NextTrip.com. The contents of the website are not incorporated by reference herein.

Maupintour Extraordinary Vacations is a luxury tour operator offering escorted and independent tours worldwide to upscale travelers. The company has operated for over 50 years and has an active alumni that desires luxuries vacations that includes private sightseeing, fine dining and 4 and 5 star accommodations. Sizes of the tourist groups range from 10 to 25. The Company’s most popular destinations are Egypt, Israel, Europe, Africa, Asia and Peru. The Company’s peak season for this division is from February to July. For the fiscal year ended February 29, 2008, Maupintour generated $2.6 million in net revenues (audited). For the three and nine months ended November 30, 2008, Maupintour generated $613,000and $1,430,000, respectively, in net revenues (unaudited). Maupintour’s website is www.Maupintour.com. The contents of the website are not incorporated by reference herein.

Cruise Shoppes is a Travel Consortia and marketer of cruises worldwide, offering its 200 members high commissions and the Cruise Industry over $50 million in annual revenues. For the fiscal year ended February 29, 2008, Cruise Shoppes generated $1.2 million in net revenues (audited). For the three and nine months ended November 30, 2008, Cruise Shoppes generated $305,000 and $733,000, respectively, in net revenues (unaudited). Cruise Shoppes’ website is www.CruiseShoppes.com. The contents of the website are not incorporated by reference herein.

Media Divisions:

Home Preview Channel® is a digital 24 hour cable TV network that provides cost effective advertising and gives realtors a local, competitive edge in promoting themselves and their real estate listings to a potential target audience of thousands of households. Home Preview Channel brings the most up-to-date listing information to viewers. It currently reaches 1.6 million households of Comcast subscribers. HPC’s website is www.HPCTV.com. The contents of the website are not incorporated by reference herein.

Other Offerings:

We also offer travel advisory services through NextTripTV.com and NextTripRadio.com. They are also hyperlinked through our NextTrip.com website.

NextTripTV.com helps consumers plan vacations gives by giving them an inside view of where they are headed on their next trip, and provide you with helpful traveling tips. Its website is www.NextTripTV.com. The contents of the website are not incorporated by reference herein.

NextTripRadio.com - a unique Internet radio station that includes 6 hours of travel- talk shows. Launched in August 2008, NextTripRadio.com enables web listeners to listen live or play programs when desired. NextTrip Radio also produces and broadcasts content to 240 terrestrial stations that reaches 475,000 listeners across the United States. Its website is www.NextTripRadio.com. The contents of the website are not incorporated by reference herein.

Our Principal Products and Services and Their Markets

Currently, the majority of our revenue is generated by Maupintour Extraordinary Vacations and Cruse Shoppe. Our current market is primarily the United States leisure travel industry though our websites are available to English speaking internet users worldwide. The contents of our websites are currently available only in English though we might offer them in different languages if we perceive increased demand from foreign speaking users.

Maupintour’s revenue is generated from travel enthusiasts that want upscale international travel packages. Phone calls are received in the Maupintour call center and documents are mailed 30 days before travel. The revenues earned from Cruise Shoppes are override commissions earned from cruise lines for producing sales exceeding $50,000,000 annually from their travel agent affiliate’s sales. The revenues earned from The Travel Magazine are from CNN. CNN broadcasted The Travel Magazines travel destinations on their television located at the 41 USA airports that broadcast the CNN Airport TV Network.

Maupintour and Cruise Shoppes generated approximately $3,900,000 million in net revenues in the fiscal year ended February 29, 2008, representing approximately 95% of the Company’s 2008 revenues. Maupintour generated approximately $2.6 million in net revenues, representing approximately 64% of total revenues, and Cruise Shoppes generated approximately 1.3 million in net revenues, representing approximately 31% of the Company’s revenues for the fiscal year ended February 29, 2008. Also, the Company’s “The Travel Magazine” generated approximately $200,000 in revenues during fiscal year ended February 29, 2008, representing approximately 5% of last year’s revenues of $4,148,172.

The Company’s target market is the traditional travel sector, which the Company continues to operate as mature businesses. These businesses continue to serve their existing client bases, and include Maupintour Extraordinary Vacations (a luxury worldwide tour operator) and Cruise Shoppes (a cruise industry consortia and marketer of cruises). The travel businesses cater to upscale clientele seeking customized trips. The Company estimates that its target market represents 5% of all U.S. domestic leisure travelers. We believe that upscale travelers, primarily discerning Baby Boomers, seek travel solutions rather than pre-packaged tours, and the Company has made a consistent business of catering to this marketplace, rather than compete on the lower end of the market which is now dominated by names like Expedia and Travelocity.

Since our inception, we have been focused on the travel industry solely through the Internet. We have changed our current business model from a company that generates nearly all of its revenues from its travel divisions to a media company focusing on Interactive Media advertising platforms utilizing the Internet, Internet Radio and Cable Television. The Company launched an Internet radio station in August 2008 called Next Trip Radio.com, and on October 30, 2008, we acquired two companies: Home Preview Channel (HPC) and Loop Networks, Inc (Loop). HPC is a real-estate focused cable television network currently distributed in 1.6 million homes controlled by Comcast, the nation’s largest cable operator. We have re-branded HPC as the Home and Away Network (Network). The Company’s “Home and Away Network” branding gives us the ability to expand the platform beyond real estate and include travel and lifestyle components with real estate. This broadens the focus of the network on two key areas consumers are passionate about – their home and their vacation. One of the first key changes in format includes the introduction of the Next Trip Mall; a first for vacation shopping on a network. Additional distribution through the cable networks to other cities may be dramatically enhanced to include the Video on Demand (VOD) market. The Network has been working with cable operators to be a first in VOD for the real estate and travel areas. The Home and Away Network is currently distributed in 1.6 million homes controlled by Comcast, the nation’s largest cable operator. We believe that the new format changes will allow for significant expansion of the network starting with a Time Warner Station in New York City, and additional time in Chicago and Philadelphia. This expansion could put the Network into 5 of the top 10 markets in the U.S. We believe our Network has vast growth potential. In addition to growth around its current business model, the Network provides the basis for Next 1 to enter the travel and real estate vertical ad sales marketplace online.

Loop is a technology company for cable television and Internet interface. The technology behind Loop consists of a proprietary informative content aggregation network and a five-point content distribution model which consists of Basic TV, Video On Demand (VOD), Broadband, Interactive TV, and Wireless — all designed to facilitate live end-user feedback. The entire content distribution model is supported by Loop’s centralized content database.

On April 11, 2008, we acquired Brands on Demand (BOD), a media company engaged in interactive media sales, pursuant to a Stock Purchase Agreement between EVUSA and James Bradley Heureux, representing all of the shareholders of BOD. Pursuant to the agreement, EVUSA acquired 50,000 shares of common stock of BOD, representing 100% off the issued and standing shares of BOD, for an aggregate purchase price $140,000 and 50,000,000 shares of common stock. EVUSA paid Mr. Heureux $70,000 of the $140,000 purchase price and issued to Mr. Heureux all of the 50,000,000 shares of EVUSA for 100% of his shares (20,000 shares representing 40% of the issued and outstanding shares of BOD). EVUSA paid the other stockholders of BOD $70,000 for 100% of their shares of BOD which represented 60% of BOD (30,000 shares). As a part of the stock purchase agreement we entered into an employment agreement with Mr. Heureux pursuant to which Mr. Heureux served as the Chief Marking Officer of the Company and as a Director of the Board of Directors. On January 15, 2009, the employment agreement was terminated and Mr. Heureux is no longer employed by Company nor is he a director of the Company’s Board of Directors.

The acquisition of Brands on Demand was based on the business model of a media company which effected the change of business strategy of EXVG (Next 1 Interactive Inc.). The acquisitions of HPC and Loop were consummated based on revenue projections submitted by former President of HPC. Although we will not be operating the BOD brand name, we still expect to generate revenues from media advertising sales beginning in fiscal year 2009.

Business Strategy

The Company will continue to generate revenues through our travel companies: Next Trip.com, Next Trip Radio, Cruise Shoppe, and Maupintour Extraordinary Vacations. We will continue to sell advertising using interactive platforms such as the internet, cable television, and internet radio. We will also launch a new television cable network, the Home and Away Network.

The Company has rebranded Home Preview Channel (HPC) as the Home and Away Network. As discussed above, we believe that the Company’s “Home and Away Network” branding will give us the ability to expand the platform beyond real estate and include travel and lifestyle components with real estate. This broadens the focus of the network on two key areas consumers are passionate about – their home and their vacation. One of the first key changes in format includes the introduction of the Next Trip Mall – a first for vacation shopping on a network. Additional distribution through the cable networks to other cities may be dramatically enhanced to include the Video on Demand (VOD) market. HPC (now the Home and Away Network) has been working with cable operators to be a first mover in VOD for the real estate and travel areas. The network is currently distributed in 1.6 million homes controlled by Comcast, the nation’s largest cable operator. The new format changes will allow for significant expansion of the network starting with a Time Warner Station in New York City, and additional time in Chicago and Philadelphia. This expansion will put the Network into 5 of the top 10 markets in the U.S. The Company believes The Home and Away Network has vast growth potential. In addition to growth around its current business model, the Network provides the basis for Next 1 to enter the travel and real estate vertical ad sales marketplace online.

We will continue to sell interactive media to travel suppliers and utilize the strength of our relationships with two media companies, BrightCove and Ning.com. We have license agreements with each of them. BrightCove and Ning.com provide us with the following services:

1.	BrightCove; The Company’s technology provider behind the Travel Ad Network video player.
2.
Ning.com; powers the Company’s social networking features, vastly reducing the upfront cost and maintenance; and increasing the size of the network with clients media companies, distribution platforms, brands, content providers, and advertising agencies and pull together these business partners’ cutting edge technologies to connect new media publishers to new media advertisers through to new media consumers.

Without these platforms we would not be able to provide the revenue generating services to our clients.

Objectives:

We have developed several methods which we intend to use to extend our reach on behalf of advertisers. For travel-oriented sites with their own content and formats, Next 1 has formed the NextTrip Travel Ad Network, an alliance of “Member” travel sites which accept Company video content including related advertising sold by our Company. To further maximize our Company’s reach for non-travel sites that would like to have a travel section, Next 1 has developed “white label” versions of our Company’s travel information and services which can be easily integrated into these “Affiliate” sites as their own branded travel section. Similar efforts will be applied to other vertical categories, building upon relationships our Company has already formed in the course of pursuing its initial sectors.

The company has its first affiliate member under contract that will be using our affiliate site offering travel deals and information to the affiliate’s data base of 800,000 members. This is a service we offer at no cost to the affiliate, the benefit to the Company is additional traffic to our sites increasing the number of impressions for our paying customers/advertising clients.

To further differentiate our rich media sales efforts, we have created a business model of selling “Showcases.” These large online displays of advertiser messages packaged with related video are devoted exclusively to the content and marketing of a specific travel brand. Endemic advertisers with which our Company has relationships through our long-term involvement in the travel industry have been very receptive. “Showcases” have already been sold. Our clients include Royal Caribbean Cruise Lines, Norwegian Cruise Lines, Carnival Cruise Lines, the Tourist Board of Spain, and the SeaMiles Visa card.

In addition to forging alliances to create the Travel Vertical Ad Network and Affiliate programs which drive traffic to Showcases on NextTrip.com, our Company has taken steps to increase our control over relevant content, and to establish cost-effective methods of deploying requisite technology. Next 1 has strategic alliances with various new media firms to provide additional content, content distribution, advertising inventory, and infrastructure support.

These alliances include ad Tremor Media (an ad network enabler and website tools provider), Compulsive Traveler (a content supplier), GeoBeats (a content supplier), www.Outside.in (a blog and content site covering over 12,000 geographic areas) Ning.com (a social network enabler), On Networks (a video streaming specialist distributing 180 million video streams per month) and NBC Universal. These alliances complement each other while their collective resources empower our Company to offer advertisers unique, targeted, multi-element rich media campaigns. The content Next 1 has aggregated to populate its video player for distribution to Member and Affiliate sites is collectively marketed by the Company as “NextTrip TV.”

Near-Term Objectives:

The Company has rebranded Home Preview Channel (HPC) as the Home and Away Network. As discussed above, we believe that the Company’s “home and Away Network” branding will give us the ability to expand the platform beyond real estate and include travel and lifestyle components with real estate. This broadens the focus of the network on two key areas consumers are passionate about – their home and their vacation. One of the first key changes in format includes the introduction of the Next Trip Mall; a first for vacation shopping on a network. Additional distribution through the cable networks to other cities may be dramatically enhanced to include the Video on Demand (VOD) market. HPC (now the Home and Away Network) has been working with cable operators to be a first in VOD for real estate and travel. The network is currently distributed in 1.6 million homes controlled by Comcast, the nation’s largest cable operator. The new format changes will allow for significant expansion of the network starting with a Time Warner station in New York City and additional time in Chicago and Philadelphia. This expansion will put the Network into five of the top ten markets in the U.S. The Company believes the Home and Away Network has vast growth potential. In addition to growth around its current business model, the Network provides the basis for Next 1 to enter the travel and real estate vertical ad sales marketplace online.

Near-term, to increase our count of allied sites and our stable of advertisers, we are becoming an “aggregator of aggregators”; several existing Travel Ad Networks have agreed to become part of the NextTrip Travel Ad Network, and our Company will continue to pursue such relationships to drive Company-saleable traffic to exceed 100 million page views monthly. At this level, all major travel-oriented advertisers, and non-travel advertisers seeking a travel-oriented audience demographic, will take a serious interest in our Company’s ad inventory. For example, as an aggregator, Next 1 has obtained sales rights to relevant website traffic on ad networks already assembled Tremor Media, and NBC Universal. Next 1 is also aggressively building its network of non-travel Affiliate sites.

In addition to fostering its Travel Ad Network and Affiliate business models, we are refining our strategy of selling Showcases (described above), in the course of building out our own consumer-direct website, the “NextTrip.com” travel portal. Extending the model we have already deployed, Next 1 is developing new content and formats like teaser video, to plant on its Member and Affiliate sites, to both create inventory and drive traffic to Showcases. Allied websites are already driving traffic to NextTrip.com and to Company Showcases. Next 1 expects to increase its focus on selling this type of online shelf space, to which consumers are driven by teaser and/or full-form video and other content placed on its Ad Network and Affiliate websites.

Brands which have already run campaigns on these various Company platforms include Tremor Media, MGM/Mirage, and On Networks – this combination of brand-direct and co-operative ad network clients have found it advantageous to mesh their ad messages with Company content and services, and Next 1 is aggressively expanding this model.

Company content and services also populate NextTrip Radio, which was launched in August 2008 while traditional terrestrial radio marketing is declining at 8 percent a year, web radio marketing is growing at nearly 40% per year reflecting consumers desire to access radio (like other media) on demand. Out Company is continuing to develop content and audience at NextTrip Radio so that we can grow into another robust supplier of ad inventory for sale by our Company.

Long-term Objectives:

As we expand our business model of aggregating large amounts of vertical network traffic and of fostering rich media deployments by consultative selling with its advertisers, our Company will become a full-service multi-media advertising outlet for most any advertiser, with specific advertisers funneled into their most suitable ad network category. Offering Internet display ads, rich media ads, video ads, radio, television (traditional and video-on-demand) and mobile outlets, our Company will be an aggregator of consumers (that is, of audience for advertisers) wherever they are and whatever device they use, in many vertical categories. As we build our Internet ad network traffic, the online network will cross-promote the cable and radio properties and vice-versa. Our involvement in cable TV and radio will keep us at the forefront of cross-platform deal-making as such activity becomes more common among advertisers.

A. Travel and Interactive Travel Media

1. The Travel Businesses: The origins of our Company lie in the traditional travel sector, which we continue to operate in through a series of business lines. This business division continues to serve our existing client bases, and includes the lines Maupintour Extraordinary Vacations (a luxury worldwide tour operator, Attaché Concierge Services (a high-end travel concierge service), Cruise Shoppes (a cruise industry consortia and marketer of cruises) Trip Professionals (a home-based travel agency) and World Plus (an air consolidator). Our travel businesses operate at the high end of the travel market, meaning they cater to upscale clientele seeking “high-touch” customized trips.

Our business strategy is to focus on upscale travelers, primarily discerning so-called “Baby Boomers,” seeking travel solutions rather than pre-packaged tours with our initial emphasis on the travel sector of the new media space, and to the Showcase ad sales strategy via the Company’s relationships with its travel suppliers. For example, Showcase ad sales clients now include Company suppliers such as Royal Caribbean, Norwegian Cruise Lines, and Carnival Cruise Lines.

2. NextTrip TV Video Content and User Tools for Advertisers: Advertisers in the rich media space want to associate their advertising not only with traffic, but also with professionally-produced original video. While a market has developed for online video ads placed in streaming programs from the major television networks, these programs are by definition mass-market (not sector-targeted) vehicles, that is, not relevant to the many sector-targeted advertisers such as those seeking a travel-oriented audience. Next 1 seeks to remedy this situation for advertisers. Given our legacy travel assets, the travel sector is the focus of the first such effort. Next 1 markets this effort as “NextTrip Connections” as part of its travel affiliate program. Next 1 owns a travel video library of over 400 professionally produced videos of travel destinations, formerly known as Travel Magazine TV.

 In total, the Company has the use of nearly 3,000 hours of travel-oriented video. In addition, Next 1 is building an inventory, sometimes updated daily, of professionally-produced targeted video which is relevant for placement on sites that are relevant to specific sector advertisers. The majority of this video is already digitized, and today’s personal computer-based editing tools make the organization and utilization of this video much more nimble than just a few years ago. These content assets, plus content obtained via various alliances, form the basis of Next 1’s first sector-focused video player for placement on Travel Ad Network Member and Affiliate sites. That is, we are using our video primarily to supply content to our own video player, which we then place on (“syndicates to”) Travel Ad Network Member and Affiliate sites as well as on our own sites, in turn creating video advertising inventory for our Company to sell. The video player (the tool itself accompanied by the Company content) acts as the impetus for the many independent travel-oriented websites without video content to become Members of Next 1’s online travel-oriented ad sales network and non-travel sites to become Affiliates of Next 1’s white label program.

Using our Company’s video player as distributed to our Member and Affiliate sites, video inventory is created preceding the content a viewer has clicked to see. This model is especially attractive to advertisers since the major broadcast networks’ websites have set a standard of disabling ad fast-forwarding, which the whole web has followed. Our Company’s owned or controlled video library, as distributed to our allied websites (which will deliver audience along with our Company’s websites), will provide audience to ads which precede (“pre-roll”) the video clicked on by a user wishing to see, for example, “The Fields of Tuscany” or “Travel Tip of the Day.” NextTrip Connections was launched on September 25, 2008, and in its first week of operations, the Company signed 6 customers with over 1 million monthly visitors. Next 1’s ad agency clients have been explicit in their support of the advertising model with relevant Next 1 content.

Next 1’s video content is also marketable on its own, regardless of ad sales rights. In 2007, we earned $250,000 selling clip rights to CNN. As the Internet video marketplace continues to develop, our Company can create a business syndicating its library to other websites and/or television or other video outlets.

 User Tools (“Widgets”):

We are also aggregating and deploying new mini-applications based on the most current Internet technologies. Working with our technology suppliers, Next 1 is delivering utilitarian tools to travel consumers and thereby delivering those consumers to travel advertisers. Various sorts of Widgets are in development. These are presented to the user in the form of simple graphical objects. The Widgets contain ad inventory, and will be trialed on NextTrip.com, then made available to Travel Ad Network Members, white label Affiliates, and other marketing partners to maximize distribution and audience generation. Examples of Widgets include a currency converter, a time-zone checker, a utility for most easily checking flight status on any number of airlines, or an application that checks the FAA’s website for real travel conditions in advance of flight status updates. NextTrip.com and the syndicated Widgets will cross-promote each other via links from Member or Affiliate sites to the applications themselves (if they are on the NextTrip.com site), and links from the applications themselves (if on an allied site) to NextTrip.com.

Videos, user tools, and Showcases are all “content” for users and advertisers.

3. Online Travel Ad Network and Affiliate Programs: With the advent of video onto the Internet in just recent years, travel sites need video or they appear inferior and behind the times. Next 1’s ability to provide not just the video content, but also the video player, is a way of answering these sites’ needs for video most cost-effectively for them, while also increasing Next 1’s saleable video inventory. In exchange for use of the player and the content, Next 1 gains ad sales rights for pre-roll advertising inventory created by views by these other sites’ users.

We are also offering our Travel Ad Network Member sites (in addition to its video and player), “widgets,” or mini-applications such as a currency converter, quick weather check, etc. These also include ad inventory for Next 1. Our Company’s NextTrip.com website will feature the content that the Travel Ad Network Member sites are offered.

These Company content and services offerings cater to the evolving state of the Internet including the dramatic growth of video on the web and the evolution of widgets that can be easily embedded on websites to enhance a site’s functionality. Given that video and Widgets are permeating all types of websites, any travel site without relevant video experiences and tools for their users will seem stale and behind the times. Further, our Company is offering non-travel sites with large affinity group audiences, a customized “white label” travel section of select NextTrip.com content so that these affinity group sites (Next 1 “Affiliates”) can offer their own users travel information, video content and travel services, as described below.

Travel Ad Network:

The travel websites listed below have joined our Travel Ad Network. We do not have any written agreements with any of the websites. Next 1 believes that with the base of currently affiliated websites as its start point, it can build its online travel vertical network:

Entity:	Website:

Travelfish	http://www.travelfish.org

NextTrip.com	http://www.nexttrip.com

Travelhappy	http://travelhappy.info

Divehappy	http://divehappy.com

World Golf Network	http://www.worldgolf.com

FlyerTalk	http://www.flyertalk.com

World66	http://www.world66.com

TrekEarth	http://www.trekearth.com

BritishExpats	http://britishexpats.com/

GoNOMAD.com	http://www.gonomad.com

Entity:	Website:

Kayak	http://www.kayak.com

NextTrip Radio	http://www.nexttripradio.com

Theme Park Insider	http://www.themeparkinsider.com

ShermansTravel	http://www.shermanstravel.com

Cruise.com	http://www.cruise.com

Raw Story	http://rawstory.com

Without these affiliated websites we would not be able to provide the revenue generating services to our clients.

Affiliate Program - “White Label” Travel Section For Distribution To Non-Travel Sites: While travel sites represent logical relationships to obtain distribution of Company content and Company-sold advertising, we believe we can vastly extend our reach by recruiting non-travel affinity group sites as Affiliates for travel-oriented content and services. For example, the General Motors employee site would benefit from having a travel section as an added benefit for its users, offering them information and discounts on travel-related products and services. Our Company will power these travel sections by providing a “white label” (Affiliate-branded) subset of content and services from NextTrip.com.

Content and services which may be provided to Affiliated sites include an ad-neutral (editorial only) “best of the best” services directory highlighting other travel sites (“Expert Directory” and “Search”), Company Widgets, the Company video player, a “Travel Deals” section, a travel “tip of the day,” access to Next Trip Radio, community features (“Community Share”), a complete booking engine (“Dynamic Booking”), and custom travel planning (“Concierge Services”). While NextTrip.com will have a more robust set of content and services, the white label Affiliates will be able to offer their users a one-stop shop for all things related to travel.

The white label solution known as “NextTrip Connections” is a “turn-key” solution. The travel section will appear on their site with their branding, in their design colors, but will actually be hosted and maintained by our Company. We expect that many affinity sites will accept this. The NextTrip Connections affiliate program is a no cost solution and further allows the affinity member to participate in all advertising and Travel commission revenues generated from their viewers.

4. NextTrip.com Website – Anchor for Content and Advertising: NextTrip.com, our Company’s wholly-owned travel portal is being built as the first “web 2.0” travel site, in its combination of media and community services such as, photo-sharing, social networking, user-submitted content, blogging, NextTrip-provided video, utilitarian travel tools, plus travel selection options. Web 2.0 concepts have led to the development and evolution of web culture communities and hosted services, such as social-networking sites, video sharing sites. We are able to integrate these features based on technology supplier relationships. While these features may have represented major custom innovations by websites a few years ago, there are now off-the-shelf applications which enable web 2.0 functionality. Built as a travel portal in a direct-to-consumer strategy with potentially significant travel sales impact, NextTrip.com also serves as the showplace for content and services that the Company offers to its Travel Ad Network Members and Affiliates.

NextTrip.com is being developed as an all-purpose travel site that includes online booking, user-generated content, relevant social networking, a directory of travel Affiliate links, and endemic travel business showcases, with an emphasis on video. NextTrip.com provides viewers with a diverse video experience that entertains, informs, and offers utility and savings. The site aspires to become the “MySpace of Travel,” that is, a community-driven social networking hub for travel aficionados worldwide, enabling users to share video, text and photographic travel stories with friends, family and the public, and in turn, enabling the public to find information on most any travel destination. The website is located at www.NextTrip.com.

Our Company has developed a preliminary design of a travel industry “best of the best” online travel resource library to power new travel sections on non-travel sites (“Affiliate sites”) in a “white label” fashion allowing these Affiliates to maintain their own branding, and look and feel. Affiliate sites will be offered video, articles, tools and services listed below. A similar resource section will be part of NextTrip.com. Our Company’s existing presence and knowledge of the travel field will yield a smart directory design that consumers will find indispensable to discover travel resources, presented as an informative and objective environment to be the ultimate utilitarian travel resource. Major “best of” resource categories include “SEARCH,” “COMMUNITY SHARE,” “EXPERT DIRECTORY,” CONCIERGE SERVICES” and “DYNAMIC BOOKING” solutions allowing the user a one-stop solution to complete any travel requirements.

We are focused on video and other multimedia content, user-generated content, relevant social networking and an ad-neutral directory service providing links and associated guidance regarding many other travel sites both in and out of our Travel Ad Network.

Traffic will build at NextTrip.com as a result of our Company’s management of links on sites in our Company’s Travel Ad Network, and similarly from links on the white label Affiliate sites. We believe NextTrip.com’s feature set will deliver a next generation travel information experience, in part by deployment of video, in part by the all-inclusive nature of the site, and in part by use of mini-applications (“Widgets”) as useful tools for travelers or those interested in other world locations and culture.

In addition to standard display advertising and video pre-roll advertising, Next 1 has developed a “Showcase” strategy (described below) to afford advertisers extra visibility on NextTrip.com, and to blend advertising and information and/or entertainment by integrating relevant Company video into an advertiser’s messaging.

Ad Sales Showcases: Our Company has launched a new advertising exposure paradigm called SHOWCASES. As the name implies, the program showcases brands and their key travel product offerings, by helping the brands to develop video and related rich media banner ad campaigns. These Showcases are placed in front of travel-specific audiences and take the brands to a higher level of sophistication and user interaction than traditional advertising. Showcases are dedicated rich media mini-sites which robustly communicate an advertiser’s message embedded in helpful and/or entertaining consumer information.

Our Company has been successful in selling travel supplier Showcases on NextTrip.com to endemic advertisers that we have relationships through our management’s long-term involvement in the travel industry. Companies which have supplied Next 1’s travel division with their products and services have now become our ad sales clients. Next 1 Showcases have been purchased by travel advertisers including Royal Caribbean Cruise Lines, Norwegian Cruise Lines, Carnival Cruise Lines, the Tourist Board of Spain, and the SeaMiles Visa card, evidencing early progress. Many other such category-specific major advertisers are in the sales pipeline.

From the NextTrip.com viewpoint, Showcases are paid advertising, as content. From the advertiser viewpoint, Showcases are paid advertising, embedded in, and enhanced by, NextTrip content. For the consumer, a Showcase is informative and entertaining.

While housed on the NextTrip.com site, Travel Showcases are receiving traffic from our Company’s video player which is placed on our Company’s Travel Ad Network and on Affiliates’ sites. Our Company also buys banner display ads on competing travel sites to drive traffic to the Travel Showcases we have sold on NextTrip.com. These stealth buys to deliver targeted traffic to advertisers’ Showcases serve NextTrip.com commitments to Travel Showcase sponsors for a minimum level of ad exposure and inherently drive consumers to NextTrip.com.

We believe that we are out-delivering our promised views, impressions and unique visitor numbers and we expect the Travel Showcase model, in the context of its visibility via Travel Ad Network and Affiliate sites, to become a popular ad model for Next 1 clients.

5. NextTrip Radio:

We launched NextTrip Radio on August 25, 2008. An Internet radio station, NextTrip Radio includes 6 hours of travel-talk shows that are repeated 4 times in a 24 hour period. For web listeners, specific programs can be selected and played when desired or listened to live. NextTrip Radio also has a contract to broadcast every Sunday between 3 p.m. and 6 p.m. to 240 terrestrial based stations across the United States. Content for NextTrip Radio will often be supplied by advertisers. If, for example, an airline wants to talk about fare changes, they can provide a person for NextTrip Radio hosts to interview.

B. Ad Networks, Other Interactive Vertical Categories:

In addition to its travel vertical, Next 1 will develop other vertical networks.

Next 1 has sales rights to the advertising inventory of both a Women’s-targeted vertical network and a travel-related vertical already assembled by Adify, a Cox Enterprises web 2.0 company which supplies Next 1’s ad network and ad insertion infrastructure. These relationships are just the first in what Next 1’s management expects will be Next 1’s ability to be an “aggregator of aggregators” to most expediently build ad inventory and sales for our Company by embracing various potential competitors, supplying them with both content and ad revenue. Most recently, Next 1 added On Networks and Tremor Media to its audience aggregation model.

The various vertical ad networks we create can be complementary so that we can send content and advertising revenue to others. For example, upscale baby boomers looking at real estate content may click on travel content placed on the real estate site(s). Vertical ad networks can feed each other if their targeted audience demographics overlap relative to an advertiser’s target audience.

We plan to operate up to 10 vertical networks long-term. Networks under consideration include Men, Women, Eco-Green Enthusiasts, Fans & Athletes, Gamers, Health Nuts, Homebodies, Modern Mommies, and Technophiles.

In the above marketplace context, the Company’s creation of rich media, specialized online ad networks is taking advantage of four major market elements: 1) Company content, expertise and contacts in the Travel and Real Estate categories; 2) the rise of specialized networks as viable advertising vehicles for major advertisers; 3) the rise of rich media forms of Internet advertising including video; and 4) management’s relevant expertise, to the benefit of the Company’s prospective advertising clients who depend upon ad inventory suppliers like NextTrip.com to educate and help them execute rich media campaigns.

Marketing

Based on the Travel Ad Network and Affiliate traffic-building programs, Next 1 is implementing cost-effective marketing programs to promote Travel Ad Network, its Affiliates, and NextTrip.com. Each of these promotes the others.

Email Database, Newsletter: Due to our history in the travel industry and to prior acquisitions, our Company has an email database of over 6 million opted-in travelers or prospective travelers which will be used to drive traffic to NextTrip.com, our Travel Ad Network Members and our Affiliates. To exploit this opt-in email database, our Company has developed a travel-oriented newsletter which will be sent to these customers to make them aware of the Sites, special offers, and rewards programs. The newsletter features videos, travel tips, the travel “week in review” and provides complementary access to the NextTrip Plus Shopping Mall, allowing Members to access over 725 major companies’ merchandise at discounts.

Integrated Strategic Approach: We believe that our Company owns or controls all of the pieces necessary to draw travel-targeted traffic to its clients’ ad campaigns. Each of these feeds traffic to the others, directly or indirectly: i) the Travel Ad Network, using Company video assets to attract Travel Ad Network Members; ii) the Affiliate Network; iii) NextTrip Radio; iv) Next 1’s email newsletter; v) community (photo sharing, video sharing and blogging functionality); and vi) the traditional travel businesses’ promotional materials and network of contacts for building out the Travel Ad Network and Affiliate networks.

Management Background: Our Senior staff has vast experience at Internet marketing, and we believe that they can foster traffic growth at both the Company’s consumer-direct sites and Travel Ad Network and Affiliate programs. Our Company has online marketing initiatives underway including search engine optimization (“SEO”) the process of improving the volume and quality of traffic to a website from search engines via "natural" ("organic" or "algorithmic") search results, co-op advertising programs where Next 1 and its Affiliates and its advertisers agree to cross-promote each other using rich media on their respective sites (beyond our Company’s standard programs), and other cross-linking and directory services created to work between NextTrip.com allied websites.

Future Expansion

A. Additional Vertical Networks: We are aggressively addressing the travel category due to our corporate background. However, the longer-term opportunities are to establish 5-10 vertical Networks, Including at least three in 2009 beyond the travel and real estate verticals. Networks under consideration include Men, Women, Eco-Green Enthusiasts, Fans & Athletes, Gamers, Health Nuts, Homebodies, Modern Mommies, and Technophiles.

B. Cross Platform Ad Sales: We believe that just as it took some years for consumer advertisers to discover the Internet, and since rich media-based advertising is still in the development stage on the Internet, that cross-platform ad sales buys will become more common. Our Company has a certain amount of Internet, Internet radio, and cable and satellite television ad inventory at our disposal now, and we believe we will accumulate more of these varied types of multi-media ad inventory in the future.

Multi-media inventory acquisition may be a business development outcome as we work with our ad agency and client-direct sales relationships to foster their use of rich media including video. Next 1 expects that it will meet advertiser’s needs, in a variety of categories, for a one-stop cross-platform media buy.

C. Concierge Services: Along the lines of its new media expansion to complement its existing travel businesses, Next 1 maintains a customer loyalty program, Attaché Concierge Services, which is based on the various types of information Next 1 acquires from its travel customers in the course of planning their trips. Insurance information, medical records, birthdates of family Members and other personal information is provided to Next 1 by travelers in the routine course of business. To build upon this personal information submittal, Next 1 plans to offer travelers two services. “Travel Vault” serves frequent travelers to preserve their personal information for frequent easy reference. “Lifetime Concierge” reminds NextTrip clients of birthdays, expirations, and other life-important occasions. Lifetime Concierge will also alert customers to new video and/or other content in customer-defined areas of interest such as “golf” or “golf in Bermuda.” By offering the customer life reminder and content alert utilities, we hope to further embed our Company in the minds of our clients as their one stop for all things travel.

Competition and Competitive Advantages

Competitive Advantages: We believe that our history, management team, proprietary technology and relationships afford us key competitive advantages in the rich media ad sales marketplace. Additionally, we believe the following places our Company in a position to compete favorably:

1)
Next 1 owns or controls nearly 3000 hours of video content representing over 400 destinations around the world. This content represents significant leverage in continuing to build the Travel Ad Network, since consumer sites need video, and most do not have it.

2)
Next 1’s control of a digital cable TV network in the real estate vertical category, with current access to 4 million digital cable homes representing 10 million potential viewers, in Comcast markets; the network has significant expansion potential.

3)	Brands On Demand management has been selling advertising in the new media arena since 1996, and has relationships with high-level media buyers and new media specialists at many key ad agencies.

4)
Next 1 has aggregated, through its various assets and relationships, access to rich media banner ad inventory of nearly 1 billion monthly impressions across multiply vertical audience segments, including up to 180 million video views as potential advertising inventory generated by Company content.

5)
Next 1’s travel companies are established and well-respected in the travel industry, affording us the ability to leverage its long-standing relationships with major travel industry suppliers who are also major travel industry advertisers.

6)
Next 1’s competitors appear to be operating on “web 1.0” technologies, and our Company’s recent entry actually imbues it with technology advantages as our Company is able to build on “web 2.0” technology platforms.

7)
Next 1 is a first mover bringing together rich media, video, web radio, interactive TV, showcases, search and ecommerce solutions and has combined these characteristics a unique digital media platforms to offer an increased value proposition to consumers, publishers and advertisers.

8)
Next 1 has embraced the principle of “co-competition”(cooperating with the competition), a model by which competitors engage in legally-permitted alliances; for example, several of Next 1’s competitors in the travel and online ad network businesses have agreed to cooperate with NextTrip on key fronts for mutual traffic and ad sales revenue generation.

B. Interactive Advertising Inventory and Client Access:

Emphasis on Rich Media Sales, Professional Video Content, and Original Short-Form Video: As the trend towards rich media campaigns (including video) on the Internet continues to accelerate, advertisers are finding that original, targeted, professionally produced video that can be sponsored is hard to find. Next 1 discovered that it can fulfill the current market need for relevant video. Big media companies like Viacom, Fox and Time Warner are focused on selling pre-roll video advertising on their most popular TV shows which are now also distributed on the Internet. For advertisers seeking a “travel” audience, or an audience of “women,” the TV show advertising model does not optimize their ad dollars spent, as can Next 1’s more targeted approach. We believe that we will be a first-mover as a provider of original, relevant video for advertisers to sponsor on the Internet.

C. Sector-Specific Video: We own a travel video library of over 1,000 videos featuring over 400 destinations and comprising over 3,000 hours of footage. Our videos are from 3 to 25 minutes in duration. Having such an extensive library, we believe, is of key importance for expanding Company relationships with advertisers and other travel sites, as the video content represents core rich media content desired by these Affiliate travel sites. For our Company, the video content represents rich media (specifically, video) advertising inventory. In addition to our Company’s own library of 100’s of hours of travel video, we have agreements with GeoBeats, Compulsive Traveler and The Golf Show for rights to travel shows representing 100’s of additional hours of travel related programming. This makes Next 1 a significant source of professionally produced travel video on the Internet. By offering this wide variety of video content to travel sites that don’t have video content, our Company is able to distribute our video player which houses the content and Next 1 thus controls the video inventory associated with viewership of its video as generated by sites in its Network. Moreover, advertisers appreciate the availability of professionally produced video alongside which to place their rich media campaigns.

Original Sector-Specific and/or Advertiser-Specific Video Creation: Professionally produced general travel videos, like “Destination of the Day” are appealing to our Company’s travel advertisers as pre-roll inventory. For other categories of advertiser who are interested in other Company vertical network offerings, similar sorts of original video pertinent to the sector can be created. Since these are all, by definition, very short in length, and since they can be based around existing footage, stock footage and/or modern-day PC-based production, editing, graphics and animation tools, cost-effective short-form production is now possible. Next 1 is allied with GeoBeats, which, while focused on original production for the travel sector, we believe they have become expert at cost-effective short-form production and has the capability of producing original short-form segments for any sector.

Strategic Supplier Partnerships Leveraging Operating Resources and Distribution

Our strategic partnerships, described below, enable us to implement technologies, services and business models that would have required expensive, dedicated in-house know-how just a few years ago. Technology and business model advances in the general Internet space have enabled our Company to assemble a virtual infrastructure, that is, one which uses other parties’ technical services to assemble, for example, the Travel Ad Network. Each of these technology providers enables our Company to operate its services at a vastly superior cost structure compared with established “web 1.0” sites still operating on labor-intensive older technology platforms which were required prior to the advent of NextTrip.com “web 2.0” technology suppliers.

BrightCove: Our Company’s license agreement with BrightCove, a technology provider behind our Travel Ad Network video player. BrightCove also provides us with a source of vertical network site Members, and with a syndication sales outlet for its travel-related content beyond our use of its content on the player itself.

Ning.com: Our Company has a service agreement with Ning.com to power its social networking features, vastly reducing the upfront cost and maintenance formerly associated with providing this type of functionality to users.

Without these platforms we would not be able to provide the revenue generating services to our clients.

Competition

Competition comes from many established travel sites and certain aspiring travel networks. Our main competitor is www.vacations.com. Other sites like travel.com, travelchannel.com, expedia.com and many others still run on “web 1.0” technologies, and seem narrowly-focused on their own core functionality like fare searches and ticket sales. Other travel ad networks exist, including those by Adify, Tremor Media and NBC Universal. In the Internet’s world of co-competition, Next 1 has already struck alliances with these networks to sell their ad inventory. These firms value Next 1’s abilities and relationships which enable Next 1 to structure creative deals across these networks, which these networks would not structure themselves. Next 1 has also proven to be a superior innovator in the minds of its client ad agencies, due to Next 1’s consistent push for rich media campaigns, while Next 1 competitors continue to just “move inventory” of relatively static display ads.

Intellectual Property

The acquisition of Loop Networks, Inc. included the purchase of their proprietary soft ware that had investments of $16,014,545 in the development of the technology.

The technology behind the Loop Networks consists of a proprietary informative content aggregation network and a five-point content distribution model which consists of Basic TV, Video On Demand (VOD), Broadband, Interactive TV, and Wireless — all designed to facilitate live end-user feedback. The entire content distribution model is supported by Loop Networks centralized content database.

Our current intellectual property consists of trademarks, domain names and proprietary informative content aggregation network. We do not own any patents nor are any pending.

TRADEMARKS
Trademark:	Serial No.:	Status:	Owner:	Date of Issuance:	Date of Expiration:
Cable TV	78949226	Good Standing	Next 1 Interactive Inc.	12/11/08	6/17/09
Home Preview Channel	78949249	Good Standing	Next 1 Interactive Inc.	12/17/08	6/17/09

DOMAIN NAME
Domain Name:	Owner:
www.n1ii.com	Next 1 Interactive, Inc.
www.NextTrip.com	Next 1 Interactive, Inc.
www.NextTripTV.com	Next 1 Interactive, Inc.
www.NextTripRadio.com	Next 1 Interactive, Inc.
http://nexttrip.com/affiliate-program.aspx	Next 1 Interactive, Inc.
www.Maupintour.com	Next 1 Interactive, Inc.
www.CruiseShoppes.com	Next 1 Interactive, Inc.
www.HPCTV.com	Next 1 Interactive, Inc.
www.Brands on Demand.com	Next 1, Interactive, Inc.

Sources and Availability of Raw Materials and the Names of Principal Suppliers

Our products do not require the consumption of raw materials.

Dependence on One or a Few Customers

We do not depend on one or more customers. As we expand our business, we do not anticipate that we will depend on one or more customers.

Government Regulation

There are currently no regulations governing our products or services.

Research & Development

The Company is not currently engaged in any research and development. The Company is currently focused on marketing and distributing its current inventory of products and services.

Employees

The Company has 19 full-time employees and no part-time employees; 15 are located in the headquarter office and 4 are located in the Ann Arbor, Michigan office of Home and Away Network. The headquarter staff is comprised of 6 sales account executives, 2 finance/accounting support staff, 2 web designers, the chief executive staff and senior management.

DESCRIPTION OF PROPERTIES

The Company leases office space in Florida and Pennsylvania.

Florida

Pursuant to a lease agreement, the Company is leasing from WBP One Limited Partnership, Suite 105 of the building commonly known as Beacon Pointe I located at 2400 North Commerce Parkway, Weston, Florida 33326. In accordance with the terms of the lease agreement, the Company is renting approximately 4,740 rentable square feet of commercial office space, for a term of four years starting December 31, 2006 through December 31, 2010. The rent for the calendar year 2008 was $99,013.00.

The Company owns no real property.

LEGAL PROCEEDINGS

During the past five years no director or executive officer of the company (i) has been involved as a general partner or executive officer of any business which has filed a bankruptcy petition; (ii) has been convicted in any criminal proceeding nor is subject to any pending criminal proceeding; (iii) has been subjected to any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (iv) has been found by a court, the Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law. The Company is not a party to any legal proceeding nor does it have any knowledge of any pending legal claim.

The Company nor any of its offices or directors are a party to any legal proceedings nor are aware of any pending or threatened claims.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The $3.00 per share offering price of our common stock was determined based on our internal assessment of what the market would support. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We have arbitrarily established the offering price. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “NXOI” and we are a reporting entity under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders.

DILUTION

The common stock to be sold by the Selling Stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

DIVIDENDS

We do not intend to declare any dividends in the foreseeable future. We presently intend to retain earnings, if any, for the development and expansion of our business.

SELLING STOCKHOLDERS

The Selling Stockholders named in this prospectus are offering an aggregate of  4,757,099 shares of our common stock registered in a registration statement of which this prospectus is a part. The Selling Stockholders acquired such shares of our common stock under the exemption from the registration requirements under Regulation D and Section 4(2) promulgated under the Securities Act.

To the best of our knowledge, none of the Selling Stockholders are a broker-dealer, underwriter or affiliate thereof. The following table provides as of the date of this Prospectus, information regarding the beneficial ownership of our common stock held by each of the Selling Stockholders, including, the number of shares of our common stock beneficially owned by each prior to this offering; the total number of shares of our common stock that are to be offered by each Selling Stockholder; the total number of shares that will be beneficially owned by each Selling Stockholder upon completion of the offering; the percentage owned by each upon completion of the offering.

There are no relationship between any of the Selling Stockholders and any of the executive officers and directors of the Company.

Name (1)	No. of Shares Beneficially Owned	% of Outstanding Before Offering (2)	No. of Shares Being Registered	% of Shares being Registered	No. of Shares Owned After Registration	% of Outstanding After Offering (2)
1120423 ONTARIO LTD (3)	45,467	0.18%	11,367	0.05%	34,101	0.14%
582284 Ontario Ltd (4)	117	0.00%	29	0.00%	87	0.00%
2086680 ONTARIO INC (5)	5,810	0.02%	1,453	0.01%	4,358	0.02%
6327451 CANADA LIMITED (6)	7,304	0.03%	1,826	0.01%	5,478	0.02%
A3VENTURES II LLC (7)	113,984	0.46%	28,496	0.12%	85,488	0.35%
ABM INVESTMENTS (8)	16,600	0.07%	4,150	0.02%	12,450	0.05%
ALLPENNYSTOCK.COM MEDIA INC	166	0.00%	42	0.00%	125	0.00%
DAVID ANAYA	12	0.00%	3	0.00%	9	0.00%
ANITA ANDERSON	4,150	0.02%	1,038	0.00%	3,113	0.01%
KEVIN ANDERSON PROF CORP.	166	0.00%	42	0.00%	125	0.00%
OTHA STAN ANDERSON TOD SUBLECT TO STA	5	0.00%	1	0.00%	4	0.00%
ANNA ANDREOLA	208	0.00%	52	0.00%	156	0.00%
KAREN M. ANDREOLA	1,682	0.01%	421	0.00%	1,262	0.01%
YASIR ASSAF	125	0.00%	31	0.00%	93	0.00%
DOMINIC AVERSA	332	0.00%	83	0.00%	249	0.00%
AYI AYAYI	10,460	0.04%	2,615	0.01%	7,845	0.03%
KEITH BANK TRUST (9)	14,896	0.06%	3,724	0.02%	11,172	0.05%
BANK SCS ALLIANCE SA	28,753	0.12%	7,188	0.03%	21,565	0.09%

Name (1)	No. of Shares Beneficially Owned	% of Outstanding Before Offering (2)	No. of Shares Being Registered	% of Shares being Registered	No. of Shares Owned After Registration	% of Outstanding After Offering (2)
JOHN & DAPHNE C BARTLETT TRUST ACCT	415	0.00%	104	0.00%	311	0.00%
PETER & NANCY J BATES JT TEN	34	0.00%	9	0.00%	26	0.00%
JACK C BAWCUM	2	0.00%	1	0.00%	2	0.00%
BLACKMONT CAPITAL INC ITF JULIAN BALDRY	2,211	0.01%	553	0.00%	1,658	0.01%
JOHN BARTLETT	830	0.00%	208	0.00%	623	0.00%
MARK BATES	34,860	0.14%	8,715	0.04%	26,145	0.11%
MICHAEL BAYBAK	2,490	0.01%	623	0.00%	1,868	0.01%
BETTY JANE BEATTY	4	0.00%	1	0.00%	3	0.00%
GEORGE BEAUDET	2,075	0.01%	519	0.00%	1,556	0.01%
GEORGE JOSEPH & BRIDGET RICE BEAUDET JT	332	0.00%	83	0.00%	249	0.00%
FMTC CUST IRA BDA NSPS ALVIN ACUINALDO	17	0.00%	4	0.00%	13	0.00%
CATHY BERGMAN	208	0.00%	52	0.00%	156	0.00%
JANE BLANKSHAIN	64	0.00%	16	0.00%	48	0.00%
ALLISON BLATT	500	0.00%	125	0.00%	375	0.00%
RALPH BLATT	197,660	0.80%	49,415	0.20%	148,245	0.60%
PAULA J BOB J BLOCK JTWROS	9	0.00%	2	0.00%	7	0.00%
ANDRA BOLIKER	2,490	0.01%	623	0.00%	1,868	0.01%
MARK BOTTRILL	124,500	0.51%	31,125	0.13%	93,375	0.38%
ROBERT BROCK	3,141	0.01%	785	0.00%	2,356	0.01%
KEVIN BULLOCK	329	0.00%	82	0.00%	247	0.00%
SAMAUEL S BURNS JR ROLLOVER IRA TD	5	0.00%	1	0.00%	4	0.00%
BYRON CALOVOULOS	41,500	0.17%	10,375	0.04%	31,125	0.13%
LORNE CAMPBELL	17	0.00%	4	0.00%	13	0.00%
SUSAN CAMPBELL	41,500	0.17%	10,375	0.04%	31,125	0.13%
VAN CAMPBELL	83,000	0.34%	20,750	0.08%	62,250	0.25%
CARDEL SERVICES (10)	10,425	0.04%	2,606	0.01%	7,819	0.03%
CHRISTO P & MERIDITH CASTRO TEN IN COM	664	0.00%	166	0.00%	498	0.00%
BILL CAWSTON	8,300	0.03%	2,075	0.01%	6,225	0.03%
BRIAN CHADBOURNE	153	0.00%	38	0.00%	115	0.00%
DAVID CHAMBERLIN	4,908	0.02%	1,227	0.00%	3,681	0.01%

Name (1)	No. of Shares Beneficially Owned	% of Outstanding Before Offering (2)	No. of Shares Being Registered	% of Shares being Registered	No. of Shares Owned After Registration	% of Outstanding After Offering (2)
ED CHERWINSKI	1,494	0.01%	374	0.00%	1,121	0.00%
FMTC CUST ROTH IRA FBO PETER JOSHUA	17	0.00%	4	0.00%	13	0.00%
DONALD CHUTE	332	0.00%	83	0.00%	249	0.00%
BERTRAM J CLINTON	17	0.00%	4	0.00%	13	0.00%
COLLINS FAMLILY LIMITED PARTNETSHIP (11)	10,013	0.04%	2,503	0.01%	7,510	0.03%
GREGORY H COLNER	199	0.00%	50	0.00%	149	0.00%
SEAN COLONELLO	1,660	0.01%	415	0.00%	1,245	0.01%
MARIANNA & PAUL COLUMBUS	16,600	0.07%	4,150	0.02%	12,450	0.05%
CONFIGURATION CAPITAL INC.	100	0.00%	25	0.00%	75	0.00%
MARTIN CONSKY	332	0.00%	83	0.00%	249	0.00%
OCTAGON CAPITAL	689	0.00%	172	0.00%	516	0.00%
COOPERMINE CAPITAL LLC (12)	24,541	0.10%	6,135	0.02%	18,406	0.07%
DINA CORDIANO	415	0.00%	104	0.00%	311	0.00%
VINCE CORDIANO	1,383	0.01%	346	0.00%	1,037	0.00%
VINCE CORDIANO IN TRUST	1,245	0.01%	311	0.00%	934	0.00%
KEVIN COSTNER	433,314	1.76%	108,329	0.44%	324,986	1.32%
DANIEL A. COTTER	64	0.00%	16	0.00%	48	0.00%
MIKE CRAIG	987,008	4.01%	246,752	1.00%	740,256	3.01%
CRG CAPITAL INVESTMENT LLC	249	0.00%	62	0.00%	187	0.00%
BEVERLY DALLISON	11,920	0.05%	2,980	0.01%	8,940	0.04%
FRANK DALLISON	204,014	0.83%	51,004	0.21%	153,011	0.62%
FRANK DALLISON IN TRUST	1,195	0.00%	299	0.00%	896	0.00%
HEATHER J. DALLISON	1,682	0.01%	421	0.00%	1,262	0.01%
PATRICIA C. DALLISON	2	0.00%	0	0.00%	1	0.00%
INVESTOR COMPANY IN TR FOR DIETMAR DAMM	271	0.00%	68	0.00%	203	0.00%
LORNE J. DARNELL	1,349,079	5.48%	337,270	1.37%	1,349,079	5.48%
DON DAVID	369,833	1.50%	92,458	0.38%	277,375	1.13%
LYNN C. DAVIS TTEE	96	0.00%	24	0.00%	72	0.00%
JACOB DE BOER & MIEK DE BOER	374	0.00%	94	0.00%	281	0.00%

Name (1)	No. of Shares Beneficially Owned	% of Outstanding Before Offering (2)	No. of Shares Being Registered	% of Shares being Registered	No. of Shares Owned After Registration	% of Outstanding After Offering (2)
BYRON DENENBERG	14,896	0.06%	3,724	0.02%	11,172	0.05%
HOWRAD DENEBERG	2,945	0.01%	736	0.00%	2,209	0.01%
CLAUDE DESCHAMPS	630	0.00%	158	0.00%	473	0.00%
DENISE DEVENUTO	3,320	0.01%	830	0.00%	2,490	0.01%
DENNIS DEYAGHER	8,599	0.03%	2,150	0.01%	6,449	0.03%
DOUGLAS DEYAGHER	23,517	0.10%	5,879	0.02%	17,638	0.07%
BRAD L NINA	332	0.00%	83	0.00%	249	0.00%
VINCENT DI PAOLO & BEVERLY DE PPAOLO	34	0.00%	9	0.00%	26	0.00%
ARTHUR & E SHIRLINE DODGE JT TEN	67	0.00%	17	0.00%	50	0.00%
DENISE DOLGACHEV	15,170	0.06%	3,793	0.02%	11,378	0.05%
P JAMES DONNELLY	415,000	1.69%	103,750	0.42%	311,250	1.26%
JOHN J DOWDS	399	0.00%	100	0.00%	299	0.00%
WELLS FARGO BANK SEP C/F JOHN J DOWDS	498	0.00%	125	0.00%	374	0.00%
TADEUSZ DUBIEL	17	0.00%	4	0.00%	13	0.00%
GEORGE DUGGAN	830	0.00%	208	0.00%	623	0.00%
ANNE EIDLITZ	20,750	0.08%	5,188	0.02%	15,563	0.06%
ARNOLD EIDLITZ	107,900	0.44%	26,975	0.11%	80,925	0.33%
DR CAREY EIDLITZ	8,300	0.03%	2,075	0.01%	6,225	0.03%
CAREY EIDLITZ MEDICINE PROFESSIONAL CORP	99,600	0.40%	24,900	0.10%	74,700	0.30%
A. JOEL EISENBERG	2,095	0.01%	524	0.00%	1,571	0.01%
TREVOR T ELPHICK	100	0.00%	25	0.00%	75	0.00%
EQUITY INVENTORY USAA BROKERAGE	14	0.00%	4	0.00%	11	0.00%
CHAD EWANIUK	540	0.00%	135	0.00%	405	0.00%
FENAC CORP.	3,320	0.01%	830	0.00%	2,490	0.01%
DOMENIC FERRERA	210	0.00%	53	0.00%	158	0.00%
EMELIA FERRERA	830	0.00%	208	0.00%	623	0.00%
OSSO FINE	169	0.00%	42	0.00%	127	0.00%
LAWRENCE W. FINN	2,022	0.01%	505	0.00%	1,516	0.01%
DONALD M. FIORITO	2,075	0.01%	519	0.00%	1,556	0.01%

Name (1)	No. of Shares Beneficially Owned	% of Outstanding Before Offering (2)	No. of Shares Being Registered	% of Shares being Registered	No. of Shares Owned After Registration	% of Outstanding After Offering (2)
MARK FIORITO	22,825	0.09%	5,706	0.02%	17,119	0.07%
SUSAN FIORITO	36,158	0.15%	9,040	0.04%	27,119	0.11%
BARBARA FISCHER	33,250	0.14%	8,312	0.03%	24,937	0.10%
KLARA FISHER	500	0.00%	125	0.00%	375	0.00%
EDWARD R FISHER	16,600	0.07%	4,150	0.02%	12,450	0.05%
DAVE FISHER	86,735	0.35%	21,684	0.09%	86,735	0.35%
WILLIAM G. FORHAN (14)	58,100	0.24%	14,525	0.06%	43,575	0.18%
MICHAELFOSTER	332	0.00%	83	0.00%	249	0.00%
KEECHON FRANCIS	9	0.00%	2	0.00%	7	0.00%
DANIEL A. FRASER	369,833	1.50%	92,458	0.38%	277,375	1.13%
ANTONIO M. FREIRE	99,600	0.40%	24,900	0.10%	74,700	0.30%
ROBBIE B FTOREK	17	0.00%	4	0.00%	13	0.00%
KEN FUJIMORI	24,900	0.10%	6,225	0.03%	18,675	0.08%
PAUL FULOP	500	0.00%	125	0.00%	375	0.00%
GERARDO J FUNDORA	3	0.00%	1	0.00%	2	0.00%
NBCN CLEARING INC FBO TIM GALLAGHER	1,245	0.01%	311	0.00%	934	0.00%
ROBERT GARBER	1,016	0.00%	254	0.00%	762	0.00%
GATOR DJD HOLDINGS INC	66,400	0.27%	16,600	0.07%	49,800	0.20%
MOSHE GELLIS	128,650	0.52%	32,163	0.13%	96,488	0.39%
MOSHE GELLIS IN TRUST	141,100	0.57%	35,275	0.14%	105,825	0.43%
SAM GELLIS	664	0.00%	166	0.00%	498	0.00%
WESLEY GENTLE	41,500	0.17%	10,375	0.04%	31,125	0.13%
GEOMAT HOLDINGS	5,000	0.02%	1,250	0.01%	3,750	0.02%
SAM GEORGAKAS	11,508	0.05%	2,877	0.01%	8,631	0.04%
BRUCE GIBSON	149	0.00%	37	0.00%	112	0.00%
GLOBAL CONSULTING GROUP INC	8,549	0.03%	2,137	0.01%	6,412	0.03%
MARGARET GOBERT	24,900	0.10%	6,225	0.03%	18,675	0.08%
GOLDNER FAMILY LIMITED PARTNERSHIP (15)	9,816	0.04%	2,454	0.01%	7,362	0.03%
ALAN GOLDMAN	830	0.00%	208	0.00%	623	0.00%
ALAN S PHYLLIS C GOLDMAN TR GOLDMAN	166	0.00%	42	0.00%	125	0.00%
JEFF GOLDSMITH	32	0.00%	8	0.00%	24	0.00%
WARREN GOLDEN	16,600	0.07%	4,150	0.02%	12,450	0.05%

Name (1)	No. of Shares Beneficially Owned	% of Outstanding Before Offering (2)	No. of Shares Being Registered	% of Shares being Registered	No. of Shares Owned After Registration	% of Outstanding After Offering (2)
RICHARD S. GORE	64	0.00%	16	0.00%	48	0.00%
CHARLES GRAY	598	0.00%	149	0.00%	448	0.00%
PETER W. & ELIZABETH K. GRAY	16,102	0.07%	4,026	0.02%	12,077	0.05%
HARRY GREEN	945	0.00%	236	0.00%	708	0.00%
GUNDYCO	2,490	0.01%	623	0.00%	1,868	0.01%
THOMAS A HADDAD	67	0.00%	17	0.00%	50	0.00%
LARRY HAMBLIN	8,300	0.03%	2,075	0.01%	6,225	0.03%
BETTY HAWKINS	80	0.00%	20	0.00%	60	0.00%
MAX HECHT	16,600	0.07%	4,150	0.02%	12,450	0.05%
MICHAEL HENSON	67	0.00%	17	0.00%	50	0.00%
JARRETT HIEBERT	45,000	0.18%	11,250	0.05%	33,750	0.14%
ANTHONY J. HITCHEN	1,760	0.01%	440	0.00%	1,320	0.01%
ELAINE A. HOFFMAN	64	0.00%	16	0.00%	48	0.00%
KEN HOGENES	432	0.00%	108	0.00%	324	0.00%
HOLLYGOLD ENTERPRISES LP (16)	16,600	0.07%	4,150	0.02%	12,450	0.05%
BONNIE HULINA TRUST	4,908	0.02%	1,227	0.00%	3,681	0.01%
HULINA FAMILY LIMITED PARTNERSHIP (17)	4,908	0.02%	1,227	0.00%	3,681	0.01%
EDWARD HUNTSMAN	830	0.00%	208	0.00%	623	0.00%
PEGGY L HYLTON IRA TD AMERITRADE CUST	100	0.00%	25	0.00%	75	0.00%
INTELLECTUAL INVESTMENTS	1,360	0.01%	340	0.00%	1,020	0.00%
ISS/3590/OPTIMUM INCESTMENTS	16,017	0.07%	4,004	0.02%	12,013	0.05%
KATKLEEN JONES	2	0.00%	1	0.00%	2	0.00%
JORDAN FAMILY II LLC	1,070,266	4.35%	267,567	1.09%	802,700	3.26%
KB PARTNERS (18)	54,393	0.22%	13,598	0.06%	40,795	0.17%
GEORGE JOWITT	83	0.00%	21	0.00%	62	0.00%
STEPHEN & BRENDA L JUDY	332	0.00%	83	0.00%	249	0.00%
VERA KAGAN	1,500	0.01%	375	0.00%	1,125	0.00%
DON KAISER	34	0.00%	9	0.00%	26	0.00%
SHELLY KALE	448	0.00%	112	0.00%	336	0.00%
MARCIA KAPUNIAI	83,000	0.34%	20,750	0.08%	62,250	0.25%
WILLIAM KANE	25	0.00%	6	0.00%	19	0.00%
NILES KAPUNIAI	83,000	0.34%	20,750	0.08%	62,250	0.25%

Name (1)	No. of Shares Beneficially Owned	% of Outstanding Before Offering (2)	No. of Shares Being Registered	% of Shares being Registered	No. of Shares Owned After Registration	% of Outstanding After Offering (2)
DOREEN KERBY	830	0.00%	208	0.00%	623	0.00%
JAMES KERBY	48,140	0.20%	12,035	0.05%	36,105	0.15%
DARREN KETTLEWELL	189,240	0.77%	47,310	0.19%	141,930	0.58%
ROBERT BLAYNE KETTLEWELL	16,600	0.07%	4,150	0.02%	12,450	0.05%
WARREN KETTLEWELL	871,362	3.54%	217,840	0.89%	871,362	3.54%
KIF CAPITAL CORP (19)	18,434	0.07%	4,609	0.02%	13,826	0.06%
KJELDSON HOLDINGS LTD (20)	3,320	0.01%	830	0.00%	2,490	0.01%
OTTO KJELDSEN	4,150	0.02%	1,038	0.00%	3,113	0.01%
DANIEL KLEIN	500	0.00%	125	0.00%	375	0.00%
GEORGE KLEIN	16,600	0.07%	4,150	0.02%	12,450	0.05%
KNIGHT EQUITY MARKETS LP	439	0.00%	110	0.00%	329	0.00%
EDWARD P. KOHN	128	0.00%	32	0.00%	96	0.00%
PAUL J KOWALYSHYN	166	0.00%	42	0.00%	125	0.00%
RICHARD HENRI KREGER	2,847	0.01%	712	0.00%	2,135	0.01%
KEITH BANK TRUST (21)	14,896	0.06%	3,724	0.02%	11,172	0.05%
BENNETT KURTZ	9,794	0.04%	2,449	0.01%	7,346	0.03%
MARK ALLEN KURTH IRA R/O ETRADE CUST	2	0.00%	1	0.00%	2	0.00%
LEO KWOK	50,000	0.20%	12,500	0.05%	37,500	0.15%
LAKESIDE TRADING GROUP S.A.	60,000	0.24%	15,000	0.06%	45,000	0.18%
CHAYA LAWRENCE	500	0.00%	125	0.00%	375	0.00%
PETER J LAIPNIEKS	6,350	0.03%	1,588	0.01%	4,763	0.02%
MARCIA LEE	3,320	0.01%	830	0.00%	2,490	0.01%
POLAM LEE	3,320	0.01%	830	0.00%	2,490	0.01%
AARON LEHMAN	39,840	0.16%	9,960	0.04%	29,880	0.12%
AARON LEHMANN	16,600	0.07%	4,150	0.02%	12,450	0.05%
CLOYD LESLEY	10,462	0.04%	2,616	0.01%	7,847	0.03%
NED LEVITT	166,000	0.67%	41,500	0.17%	124,500	0.51%
DERRICK LEWIS	5,344	0.02%	1,336	0.01%	4,008	0.02%
DR ROBERT LICHENSTEIN	3,486	0.01%	872	0.00%	2,615	0.01%
LIGHT SPEED	1,653	0.01%	413	0.00%	1,240	0.01%
NORMAN LIPPE	747	0.00%	187	0.00%	560	0.00%
LSP PARTNERS LP (22)	16,600	0.07%	4,150	0.02%	12,450	0.05%
THOMAS W LUNNEN	46	0.00%	12	0.00%	35	0.00%
MAC & CO (23)	16,016	0.07%	4,004	0.02%	12,012	0.05%

Name (1)	No. of Shares Beneficially Owned	% of Outstanding Before Offering (2)	No. of Shares Being Registered	% of Shares being Registered	No. of Shares Owned After Registration	% of Outstanding After Offering (2)
DIANE MACALPINE IN TRUST #1	1,245	0.01%	311	0.00%	934	0.00%
DIANE MACALPINE IN TRUST #2	1,743	0.01%	436	0.00%	1,307	0.01%
DIANE MACALPINE IN TRUST #3	830	0.00%	208	0.00%	623	0.00%
KENNETH & DIANE MACALPINE JTWROS	2,283	0.01%	571	0.00%	1,712	0.01%
LOUS W MACEACHERN	551,800	2.24%	137,950	0.56%	413,850	1.68%
IAN MACGILLIVRAY	218	0.00%	55	0.00%	164	0.00%
KENNETH MACLEOD	100	0.00%	25	0.00%	75	0.00%
ERV MAGRAM	16,600	0.07%	4,150	0.02%	12,450	0.05%
TERRY MANION	76,891	0.31%	19,223	0.08%	57,668	0.23%
BENJAMIN D MANN & REBEKAH MANN JTWROS	108	0.00%	27	0.00%	81	0.00%
JOHN MARGETIS	41,500	0.17%	10,375	0.04%	31,125	0.13%
BLANKA MARKOWITS	500	0.00%	125	0.00%	375	0.00%
JEFFREY MARKLE	41,500	0.17%	10,375	0.04%	31,125	0.13%
JOHN DAVID MARKMAN	9	0.00%	2	0.00%	7	0.00%
JOSEPH MARKOVITS	24,900	0.10%	6,225	0.03%	18,675	0.08%
MICHAEL MARKOVITS	2,000	0.01%	500	0.00%	1,500	0.01%
TED MARKOVITS AND/OR EVA MARKOVITS JT	166	0.00%	42	0.00%	125	0.00%
TED OR EVA MARKOVITS	581	0.00%	145	0.00%	436	0.00%
TED MARKOVITZ	874,474	3.55%	218,619	0.89%	655,856	2.66%
HEATHER MARTIN	161,478	0.66%	40,370	0.16%	121,109	0.49%
ALLEN KENT MCCARTY	249	0.00%	62	0.00%	187	0.00%
ROBRTBRUCE & BONNIE JANE MCCALL	415	0.00%	104	0.00%	311	0.00%
TIMOTHY P MCCABE	1,494	0.01%	374	0.00%	1,121	0.00%
JEANIE MCCLELLAN	17	0.00%	4	0.00%	13	0.00%
MEGUNTICOOK FUND 11 LLC (24)	257,328	1.05%	64,332	0.26%	192,996	0.78%
MEGUNTICOOK SIDE FUND 11 LLC (25)	61,531	0.25%	15,383	0.06%	46,148	0.19%
PENSION FINANCIAL SERVICES CANADA INC ITF	498	0.00%	125	0.00%	374	0.00%

Name (1)	No. of Shares Beneficially Owned	% of Outstanding Before Offering (2)	No. of Shares Being Registered	% of Shares being Registered	No. of Shares Owned After Registration	% of Outstanding After Offering (2)
OCTAGON CAPITAL	1,788	0.01%	447	0.00%	1,341	0.01%
L W MCEACHERN	4,980	0.02%	1,245	0.01%	3,735	0.02%
ARI MENDOZA	1,000	0.00%	250	0.00%	750	0.00%
MICHAEL MEYER	59,428	0.24%	14,857	0.06%	44,571	0.18%
MIDLOTHIAN LIMITED (26)	4,980	0.02%	1,245	0.01%	3,735	0.02%
MIDWEST FENCE CORPORATION (27)	80	0.00%	20	0.00%	60	0.00%
MARCUS (MARC) MILLER	26,367	0.11%	6,592	0.03%	19,775	0.08%
STANLEY D MILLER & DELCIE R MILLER	166	0.00%	42	0.00%	125	0.00%
JENNIFER MOISO	665,400	2.70%	166,350	0.68%	499,050	2.03%
KENNETH H MONTGOMERY	23	0.00%	6	0.00%	17	0.00%
JONI MOSS	117	0.00%	29	0.00%	88	0.00%
DANIEL V. MULVIHILL JR	19,355	0.08%	4,839	0.02%	14,516	0.06%
MYHREN MEDIA INC (28)	17,822	0.07%	4,456	0.02%	13,367	0.05%
LAIMA MOORBY	199	0.00%	50	0.00%	149	0.00%
NEIL NATHAN	8,300	0.03%	2,075	0.01%	6,225	0.03%
YULIA NESTERCHUK	2,000	0.01%	500	0.00%	1,500	0.01%
C. GORDON NILES IRA	224,411	0.91%	56,103	0.23%	168,308	0.68%
C. GORDON NILES	713,510	2.90%	178,378	0.72%	535,133	2.17%
NORTHWESTERN UNIVERSITY (29)	4,908	0.02%	1,227	0.00%	3,681	0.01%
NBCN CLEARING INC	20,199	0.08%	5,050	0.02%	15,149	0.06%
OCA VENTURE PARTNERS LP (30)	80,337	0.33%	20,084	0.08%	60,253	0.24%
ODYSSEUS SOLUTIONS LLC (31)	1,245	0.01%	311	0.00%	934	0.00%
Andrew j & Doreen C Oleszczuk	30,787	0.13%	7,697	0.03%	23,090	0.09%
ANDREW Oleszczuk	48,967	0.20%	12,242	0.05%	36,725	0.15%
DANIEL ORTMAN	9	0.00%	2	0.00%	7	0.00%
DENNIS O'SHAUGHNESSY	128	0.00%	32	0.00%	96	0.00%
OTALARYNGOLOGY GROUP LTD PROFIT	80	0.00%	20	0.00%	60	0.00%
OZ EDITING	70	0.00%	17	0.00%	52	0.00%
GORDON PAULSON	24,900	0.10%	6,225	0.03%	18,675	0.08%

Name (1)	No. of Shares Beneficially Owned	% of Outstanding Before Offering (2)	No. of Shares Being Registered	% of Shares being Registered	No. of Shares Owned After Registration	% of Outstanding After Offering (2)
GORDON PAULSEN	41,500	0.17%	10,375	0.04%	31,125	0.13%
ARNOLD EIDLITZ	2,500	0.01%	625	0.00%	1,875	0.01%
CAREY EIDLITZ MEDICINE PROFESSIONAL CORP	1,000	0.00%	250	0.00%	750	0.00%
TED JOE & EVA MARKOVITS	20,000	0.08%	5,000	0.02%	15,000	0.06%
GERALD PESUT	92	0.00%	23	0.00%	69	0.00%
BRIAN J. PETERSBURG IRA	224,411	0.91%	56,103	0.23%	168,308	0.68%
BRIAN J. PETERSBURG	853,178	3.47%	213,295	0.87%	639,884	2.60%
KALIM PIRBHAI	35,491	0.14%	8,873	0.04%	26,618	0.11%
JOSEPH A. PISCPOA	18,848	0.08%	4,712	0.02%	14,136	0.06%
NBCN CLEARING INC FBO OLIVER PLETT	18,260	0.07%	4,565	0.02%	13,695	0.06%
OLIVER PLETT	85,490	0.35%	21,373	0.09%	64,118	0.26%
PRO EQUITY INC (32)	16,600	0.07%	4,150	0.02%	12,450	0.05%
MELISSA A PRYOR IRA R/O ETRADE CUST	5	0.00%	1	0.00%	4	0.00%
CHRISTINA PSILLAS	41,500	0.17%	10,375	0.04%	31,125	0.13%
KENNETH PSILLAS	41,500	0.17%	10,375	0.04%	31,125	0.13%
SOPHIE PSILLAS	166,000	0.67%	41,500	0.17%	124,500	0.51%
WILLIAM F PSILLAS	166,000	0.67%	41,500	0.17%	124,500	0.51%
DAVID QUIBELL	1,384	0.01%	346	0.00%	1,038	0.00%
DANIEL & MADELON QUINN JT TEN	9	0.00%	2	0.00%	7	0.00%
FRANK E QUINBY	166	0.00%	42	0.00%	125	0.00%
RICHARD S. RABINOWITZ	9,816	0.04%	2,454	0.01%	7,362	0.03%
M.J. & N.L. RAGIR FOUNDATION (33)	160	0.00%	40	0.00%	120	0.00%
RAHN & BODMER	526,884	2.14%	131,721	0.54%	395,163	1.61%
JOHN REILLY	83	0.00%	21	0.00%	62	0.00%
THE RIDER GROUP (34)	688,900	2.80%	172,225	0.70%	516,675	2.10%
THE RIDER GROUP INC (35)	116,604	0.47%	29,151	0.12%	87,453	0.36%
MARK J & CAROL A RILEY JTWROS	9	0.00%	2	0.00%	7	0.00%
THE DREAMWEAVER TR , RONALD S. RIPPS	1,079	0.00%	270	0.00%	809	0.00%

Name (1)	No. of Shares Beneficially Owned	% of Outstanding Before Offering (2)	No. of Shares Being Registered	% of Shares being Registered	No. of Shares Owned After Registration	% of Outstanding After Offering (2)
ANDRAE ROBERTS	33,200	0.13%	8,300	0.03%	24,900	0.10%
TERRY ROOD	4,150	0.02%	1,038	0.00%	3,113	0.01%
KANTEASA ELANTA ROWELL	17	0.00%	4	0.00%	13	0.00%
RUBENSTEIN FAMILY FUND	160	0.00%	40	0.00%	120	0.00%
GORDON RUBENSTEIN	17	0.00%	4	0.00%	13	0.00%
SAN DIEGO EQUITY INC (36)	33,184	0.13%	8,296	0.03%	24,888	0.10%
DAVID SARDA	1,992	0.01%	498	0.00%	1,494	0.01%
NANDY M. SARDA	18,592	0.08%	4,648	0.02%	13,944	0.06%
RABIN M SARDA	1,660	0.01%	415	0.00%	1,245	0.01%
RAM M SARDA	3,320	0.01%	830	0.00%	2,490	0.01%
STAURNINO PRODUCTION SERVICES (37)	830	0.00%	208	0.00%	623	0.00%
KHUZEMA A SAVAI	2	0.00%	1	0.00%	2	0.00%
KARL SCHOER	213	0.00%	53	0.00%	160	0.00%
TOMOTHY M. SCHULTE	4,908	0.02%	1,227	0.00%	3,681	0.01%
JOHN SCHUNK	1,494	0.01%	374	0.00%	1,121	0.00%
DARRYL SCOTT	34	0.00%	9	0.00%	26	0.00%
HUGH SCOTT DESIGNATED BENE PLAN/TOD	59	0.00%	15	0.00%	44	0.00%
LEONARD SEEBACH	8,300	0.03%	2,075	0.01%	6,225	0.03%
ROBERT F. SEEBECK	80	0.00%	20	0.00%	60	0.00%
IRINA SHAPIRO	500	0.00%	125	0.00%	375	0.00%
DONALD A SHARP	42	0.00%	11	0.00%	32	0.00%
BRADLEY MICHAEL SHAW	166	0.00%	42	0.00%	125	0.00%
KEN SHEWFELT	9,124	0.04%	2,281	0.01%	6,843	0.03%
BRIAN SHIFMAN	500	0.00%	125	0.00%	375	0.00%
HELENE SHIFMAN	40,010	0.16%	10,003	0.04%	30,008	0.12%
SHELLEY SHIFMAN	345,169	1.40%	86,292	0.35%	258,877	1.05%
WILIAM M SHULYEPIN	9	0.00%	2	0.00%	7	0.00%
OCTOGON CAPITAL	147	0.00%	37	0.00%	110	0.00%
SICHENZIA ROSS FRIEDMAN FERENCE LLP (38)	16,600	0.07%	4,150	0.02%	12,450	0.05%
STEPHEN SIMS	38,348	0.16%	9,587	0.04%	28,761	0.12%
DAN M SKOLDS	3,320	0.01%	830	0.00%	2,490	0.01%
LEO SPELLMAN	29,050	0.12%	7,263	0.03%	21,788	0.09%
SPIRIT HOLDINGS	17,000	0.07%	4,250	0.02%	12,750	0.05%

Name (1)	No. of Shares Beneficially Owned	% of Outstanding Before Offering (2)	No. of Shares Being Registered	% of Shares being Registered	No. of Shares Owned After Registration	% of Outstanding After Offering (2)
STANDARD SECURTIES ORPHAN ACCT	295	0.00%	74	0.00%	221	0.00%
GAYLE STEPHENS	16,600	0.07%	4,150	0.02%	12,450	0.05%
JOHN W STEVENS IRA TD AMERITRADE 1368 HATCH HILL RD	9	0.00%	2	0.00%	7	0.00%
ADRIANUS VAN STIPHOUT	16,600	0.07%	4,150	0.02%	12,450	0.05%
ED VAN STIPHOUT	3,320	0.01%	830	0.00%	2,490	0.01%
SHERI C STRANGWAY	59	0.00%	15	0.00%	44	0.00%
STEPHEN STRACHAN	166,000	0.67%	41,500	0.17%	124,500	0.51%
RYAN STUCKEY	199,200	0.81%	49,800	0.20%	149,400	0.61%
HAROLD SULLIVAN	9,816	0.04%	2,454	0.01%	7,362	0.03%
ROBERT T SULLIVAN	398	0.00%	100	0.00%	299	0.00%
LLAJ SZAMOSI	4,650	0.02%	1,163	0.00%	3,488	0.01%
TEMUCO LIMITED (39)	3,980	0.02%	995	0.00%	2,985	0.01%
TERRY THIB	166	0.00%	42	0.00%	125	0.00%
ALICE TORRANCE	415	0.00%	104	0.00%	311	0.00%
TOT PRODUCTIONS	199	0.00%	50	0.00%	149	0.00%
THOAI (TOM) OR HOA (KIM) TRAN 3817 MULLIGAN CROSS	415	0.00%	104	0.00%	311	0.00%
EDWARD TUBMAN	398	0.00%	100	0.00%	299	0.00%
ROBERT SHAWN TUBMAN	125,725	0.51%	31,431	0.13%	94,294	0.38%
CALE M TULLY	83	0.00%	21	0.00%	62	0.00%
KERRY TULLY	8,508	0.03%	2,127	0.01%	6,381	0.03%
LEIGH ERIN TULLY	42	0.00%	11	0.00%	32	0.00%
LUDMILLA VACEK	50	0.00%	12	0.00%	37	0.00%
ADRAIANUS VAN STIPHOUT	16,600	0.07%	4,150	0.02%	12,450	0.05%
ROBERT L VERCHER	1	0.00%	0	0.00%	1	0.00%
JOSEPH & ANNELLE J VINCENT JTWROS	83	0.00%	21	0.00%	62	0.00%
LEAH WALLACE	2,000	0.01%	500	0.00%	1,500	0.01%
WARDENCLYFFE LLC (40)	2,132	0.01%	533	0.00%	1,599	0.01%
ANTHONY WATANABEE	349	0.00%	87	0.00%	261	0.00%
MARK WAXER	5,188	0.02%	1,297	0.01%	3,891	0.02%
ESTER WAYBRANT	424	0.00%	106	0.00%	318	0.00%

Name (1)	No. of Shares Beneficially Owned	% of Outstanding Before Offering (2)	No. of Shares Being Registered	% of Shares being Registered	No. of Shares Owned After Registration	% of Outstanding After Offering (2)
GERHARD WEIDELICH	83,000	0.34%	20,750	0.08%	62,250	0.25%
MICHAEL WEISS	8,300	0.03%	2,075	0.01%	6,225	0.03%
JOSEPH W WHALEN	216	0.00%	54	0.00%	162	0.00%
BRETT WHITEHILL	41,500	0.17%	10,375	0.04%	31,125	0.13%
CORY WHYTE	41,500	0.17%	10,375	0.04%	31,125	0.13%
LINCOLN JAMES WHYTE	640,500	2.60%	160,125	0.65%	480,375	1.95%
LISA WHYTE	582,400	2.37%	145,600	0.59%	436,800	1.77%
BRENDA LAUREN WILKEN	415	0.00%	104	0.00%	311	0.00%
PAUL WILLIAMS	996	0.00%	249	0.00%	747	0.00%
KHIN K WIN	27	0.00%	7	0.00%	20	0.00%
ALBERT J. WIRTH	64	0.00%	16	0.00%	48	0.00%
WITVOET LIMITED (41)	72,326	0.29%	18,082	0.07%	54,245	0.22%
YAEKO & ALBERT WOLBER JT WROS	166	0.00%	42	0.00%	125	0.00%
ERNA MARY L WUNKER RR	332	0.00%	83	0.00%	249	0.00%
YLEM INVESTMENT CLUB	133	0.00%	33	0.00%	100	0.00%
BLAIR YOUNG	32	0.00%	8	0.00%	24	0.00%
YOUNG FAMILY TR	128	0.00%	32	0.00%	96	0.00%
JAMES & LESLIE YOUNG	64	0.00%	16	0.00%	48	0.00%
KYLE YOUNG	32	0.00%	8	0.00%	24	0.00%
STUART G & LINDA YOUNGER JTWROS	83	0.00%	21	0.00%	62	0.00%
WILLIAM ZEIDEL & STACY ZEIDEL JT TEN	7	0.00%	2	0.00%	5	0.00%
						0.00%
TOTAL	19,028,398		4,757,099		14,848,092	60.33%
Notes:

(1)	The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table.
(2)	Applicable percentage of ownership is based on 24,611,500 shares of common stock outstanding.
(3)	Shelly Shifman has voting and dispositive control over 1120423 Ontario
(4)	Bennett Kurtz has voting and dispositive control over 582284 Ontario Ltd.
(5)	Mark Bates has voting and dispositive control over 2086680 Ontario, Inc.
(6)	Ken MacAlpine has voting and dispositive control over 6327451Canada Ltd. Ken MacAlpine has voting and dispositive control over 6327451Canada Ltd.
(7)	Al Jordan has voting and dispositive control over A3 Ventures II,LLC
(8)	Owen Menzel has voting and dispositive control over ABM Investments
(9)	Keith Bank has voting and dispositive control over Keith Bank Trust

(10)	Les Thompson has voting and dispositive control over Cardel Services
(11)	James Collins has voting and dispositive control over Collins Family Limited Partnership
(12)	Grant Gund has voting and dispositive control over Coopermine Capital, LLC
(13)	Michael Bayback has voting and dispositive control over Global Consulting Group, Inc.
(14)	Since July 1, 2008, Will Forhan has been serving as a Consultant to the Company, providing Investor Relations and SEC Compliance services.
(15)	Art Goldner has voting and dispositive control over Goldner Family Limited Partnership
(16)	Warren Golden has voting and dispositive control over Hollygold Enterprises LP.
(17)	Richard Hulina has voting and dispositive control over Hulina Family Limited Partnership
(18)	Keith Bank has voting and dispositive control over KB Partners
(19)	Ken MacAlpine has voting and dispositive control over KIF Capital Corp.
(20)	Otto Kjeldson has voting and dispositive control over Kjeldson Holdings Ltd.
(21)	Keith Bank has voting and dispositive control over Keith Bank Trust
(22)	Aaron Lehman has voting and dispositive control over LSP Partners LP.
(23)	Andy Goodwin has voting and dispositive control over Mac & Co.
(24)	Tom Matlak has voting and dispositive control over Megunticook Fund II, LLC
(25)	Tom Matlik has voting and dispositive control over Megunticook Side Fund II, LLC
(26)	Derrick Bunvain has voting and dispositive control over Midlothian Ltd.
(27)	E.J. Bell has voting and dispositive control over Midwest Fence Corp.
(28)	Arthur Goldberg has voting and dispositive control over Myhern Media, Inc.
(29)	William Elworthy has voting and dispositive control over Northwestern University
(30)	Jim Dugan has voting and dispositive control over OCA Venture Partners, L.P.
(31)	Monish Luthsa has voting and dispositive control over Odysseus Solutions LLC.
(32)	Nandy Sarda has voting and dispositive control over Pro Equity Inc.
(33)	N.L. Ragir has voting and dispositive control over M.J. & N.L. Ragir Foundation
(34)	Mark Rider has voting and dispositive control over The Rider Group
(35)	Mark Rider has voting and dispositive control over The Rider Group Inc.
(36)	Judy Kenswiel has voting and dispositive control over San Diego Equity Inc.
(37)	Georgio Sakarino has voting and dispositive control over Staurnino Production Services
(38)	Gregory Sichenzia has voting and dispositive control over Sichenzia Ross Friedman Ference LLP
(39)	Andreas Oberle has voting and dispositive control over Temuco Ltd.
(40)	Andra Boliker has voting and dispositive control over Wardenclyffe LLC
(41)	Derrick Buntain has voting and dispositive control over Witvoet Ltd.

Relationships

Except as otherwise provided, to our knowledge none of the Selling Stockholders:

1.	Is an affiliate of a broker-dealer;

2.	Has had a material relationship with us other than as a stockholder at any time within the past three years; or

3.	Has ever been one of our officers and directors.

Doreen Kerby is the mother, and James Kerby is the brother of the Company’s CEO, William Kerby. Neither Doreen Kerby nor James Kerby are legally dependent on William Kerby, nor do either reside in the same household as William Kerby.

Cory Whyte, James Whyte, Lincoln Whyte, and Lisa Whyte are the adult children of the Company’s Chairman, William James Whyte and none of them are legally dependent on William James Whyte or reside in the same household as William James Whyte.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the Selling Stockholders to sell their shares on a continuous or delayed after this registration statement is declared effective by the Securities and Exchange Commission. The Selling Stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

•	In public markets as the common stock may be trading from time to time;

•	In privately negotiated transactions;

•	Through the writing of options on the common stock;

•	In short sales; or

•	In any combination of the aforementioned methods of distributions.

We have arbitrarily established the offering price. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “NXOI” and we are a reporting entity under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders. As our common stock is quoted on the OTC Bulletin Board, the sales price to the public will vary according to the selling decisions of each Selling Stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

•	the market price of our common stock prevailing at the time of sale;

•	a price related to such prevailing market price of our common stock; or

•	such other price as the Selling Stockholders determine from time to time.

The Selling Stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the Selling Stockholders, or, if they act as an agent for the purchaser of such common stock, from such purchaser. The Selling Stockholders are expected to pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the Selling Stockholders named in this prospectus.

The estimated costs of this offering are $64,511. We are bearing all costs relating to the registration of the common stock. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The Selling Stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and be required to, among other things:

•	Not engage in any stabilization activities in connection with our common stock;

•	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

•	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the Selling Stockholders or any other such person. In the event that the Selling Stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the Selling Stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the Selling Stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the Selling Stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

 DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the respective names, ages and positions of our directors and executive officers as well as the year that each of them commenced serving as a director with Next 1. The terms of all of the directors, as identified below, will run until their successors are elected and qualified.

Person and Position:	Age:	Director Since:
James Whyte — Chairman of the Board	62	2008

William Kerby — Chief Executive Officer and Vice Chairman (Principal Executive Officer)	51	2008

Teresa McWilliams — Chief Financial Officer (Principal Financial/Accounting Officer)	53	N/A

Anthony Byron — Chief Operating Officer, Secretary and Director	55	2008

Management and Director Biographies

 James Whyte - Chairman:

•
1977- 2008 Entrepreneur in Travel Industry owned and operated over 12 companies as Canadian Marketing Consultants, offices located in Vancouver, Honolulu, and Sydney; including 20 retail Travel Agencies and 1,056 boat slip Marina

James Whyte has 38 years experience in the Travel and Real Estate Industries as senior management, entrepreneur and owner of several Travel and Real Estate related companies. Jim’s experience includes owner of 20 Travel Agents and wholesale travel companies, travel magazines, owner of a Hotels in Australia and San Francisco, printing, marketing, marina's, as well as several real estate developments and ventures worldwide. Jim has lived in Australia, Canada and the USA. His diverse career included supervision of 20- 250 employees at a time.

In the past 5 years he has been President of three companies (continuously during the full 5 years): Globespan (travel) had 25 employees, Moberly Investments (property management) was staffed with 12 employees and Lowtian (property development) employed 15.

Over the years, Jim was involved in several travel trade associations ACTA, ASTA, SKAL, HVB, ATO, Tourism Canada, etc. He has attended countless travel trade events: ATE (15 times), PowWow (20 times), Rendezvous and WTM (10).

Jim was a member of many government committees, focus groups etc. including: the White House Commission on Tourism & Travel, the Hawaii Visitor Bureau, and Australia Tourism etc.

William Kerby – Chief Executive Officer and Vice Chairman:

•	June 2004 – October 2008 Chief Executive Officer of Extraordinary Vacations Group, Inc.
•	October 2008 to Present: Chief Executive Officer and Vice Chairman of Next 1 Interactive, Inc.

From 2004 to Present, Mr. Kerby has been the Chairman and CEO of Extraordinary Vacations Group and has overseen the development and operations of both the Travel and Media divisions of the company. Travel operations include Cruise & Vacation Shoppes - consortia of nearly 200 cruise agencies, Attaché - a Concierge Services agency, Maupintour Extraordinary Vacations - a tour operation (discontinued in early 2008), the Travel Magazine - a TV series of 160 travel show and Brands on Demand - a digital media and marketing company.

2002 to 2004 Mr. Kerby was Chairman of Cruise & Vacation Shoppes after it was acquired by a small group of investors and management from Travelbyus. He was given the mandate to expand the operations focusing on a marketing driven travel model.” In June 2004 Cruise & Vacation Shoppe was merged into Extraordinary Vacations Group.

1999 to 2002– Founder of Travelbyus a publicly traded company on the TSX and NASD Small Cap. The launch included an intellectually patented travel model that utilized technology-based marketing to promote its travel services and products. Mr. Kerby negotiated the acquisition and financing of 21 Companies encompassing multiple tour operators, 2,100 travel agencies, media that included print, television, outdoor billboard and wireless applications and leading edge technology in order to build and complete the Travelbyus model. The company had over 500 employees, gross revenues exceeding $3 billion and a Market Cap over $900 million.

Teresa McWilliams -Chief Financial Officer:

•	November 17, 2008 – Present: Next 1 Interactive CFO
•	September 1, 2007 – Present: American Scientific Resources, Inc., Acting CFO
•	June 16, 2006 – August 31, 2007: Steven Douglas Associates, Accounting and Finance consultant for various public companies (clients)

•	February 1, 2006 – June 15, 2006: Tube Media Corp, Interim Controller/Director of Financial Reporting
•
June 1, 2004 – January 31, 2006:
Aventura Hospital and Medical Center, Finance Consultant in charge of Sarbanes Oxley implementation and compliance, $134M capital project, and Financial Reporting
Westside Regional Hospital, Finance Consultant in charge of Sarbanes Oxley compliance
Radiology Corporation of America, Finance Consultant

•	September 1, 2002 – May 31, 2004: Seigel Corporation, Interim CFO/Controller

Teresa has diverse industry experience in Healthcare and Biotech, Media and Entertainment, Securities Broker/Dealers, and Public Accounting.

Anthony Michael Byron- Chief Operating Officer, Secretary and Director

•	August 2008 to Present: Next 1 Interactive, Inc. Chief Operating Officer, Secretary and Director
•	1986 - 2008 worked for Meridican Incentive Consultants d/b/a Meridican Travel Inc. as President to August 1, 2008

Anthony Michael Byron, a 33 year industry veteran and a respected leader in the motivational incentive travel and event marketing industry. He graduated from York University in Toronto with an Honours Bachelor of Arts Degree.

Mr. Byron has owned and operated various different Travel and Incentive companies, including wholesale tour operations, retail travel, Incentive travel and Event management. Prior leadership roles in the travel field includes; President of Hemisphere Tours Ltd. (an international tour wholesale package tour operator, employing 7 employees and generating revenues of $5 million), President of Travelsphere Inc./Select Travel Inc. (a retail and Incentive tour company with 55 employees generating over $8 million revenue), and President of The Travel Producers Inc. (a corporate Incentive travel firm which was merged with Meridican in 1986)

He remains active as the President and CEO of Meridican Incentive Consultants, with annual sales of $10 million with 14 full time and over 20 part-time and contract employees. Mr. Byron relocated to Weston Florida on August 1, 1008 and is the Chief Operations Officer for Next 1 Interactive, Inc.

Family Relationships amongst Directors and Officers:

None of the Officers or Directors is related by blood or marriage.

Involvement in Certain Legal Proceedings

None of the executive officers of the Company (i) has been involved as a general partner or executive officer of any business which has filed a bankruptcy petition; (ii) has been convicted in any criminal proceeding nor is subject to any pending criminal proceeding; (iii) has been subjected to any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (iv) has been found by a court, the Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law.

Information Concerning Non-Director Executive Officers

We currently have one executive officer serving who is a non-director. Teresa McWilliams our Chief Financial Officer is not a member of our Board of Directors.

DIRECTOR AND OFFICER COMPENSATION

The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our executive officers during the years ended February 29, 2008 and February 28, 2007.

Name and principal position`	Fiscal Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James Whyte	2008	0	0	0	0	0	0	0	0
Chairman of the Board	2007	0	0	0	0	0	0	0	0

William Kerby CEO and Vice Chair (1)	2008 2007	300,000 240,000	60,000	0 0	0 0	0 0	0 0	14,400 14,400	314,400 254,400

David Fisher	2008	44,000	0	52,250	0	0	0	0	96,250
Former CFO(2)	2007	0	0	0	0	0	0	0	0

Bradley Heureux	2008	150,000	0	100,000	0	0	0	0	250,000
Former CMO and Director (3)	2007	0	0	0	0	0	0	0	0

Anthony Byron	2008	150,000	100,000	90,000	0	0	0	0	340,000
COO and Director (4)	2007	0	0	0	0	0	0	0	0

Teresa McWilliams	2008	12,500	0	0	0	0	0	0	12,500
CFO (5)	2007	0	0	0	0	0	0	0	0

(1)
In 2008, Bill Kerby received a base salary of $300,000 of which a portion is deferred, for which he received 6,000,000 shares of the Company’s common stock, valued at $60,000. He also receives an auto allowance in the amount of $12,000 per month, as additional compensation.

(2)
David Fisher served as the Company’s Chief Financial Officer from June 3, 2008 to November 16, 2008. He received a base salary of $210,000 of which a portion was paid in stock. He received 5,225,000 EXVG shares valued at $52,250.\In connection with EVUSA’s purchase of 100% of Brands on Demand pursuant to a stock purchase agreement, dated April 11, 2008, between EVUSA and Mr. Heureux, we entered into an employment agreement with Mr. Heureux pursuant to which Mr. Heureux served as the Chief Marking Officer of the Company and as a Director of the Board of Directors. On January 15, 2009, the employment agreement was terminated and Mr. Heureux is no longer employed by Company nor is he a director of the Company’s Board of Directors. -

(3)	He also received 10,000,000 EXVG shares as a sign on bonus valued at $100,000.
(4)
Anthony Byron receives a base salary of $240,000 per year and a sign on bonus of which a portion was paid in stock. He received 10,000,000 shares valued at $100,000 and 3,750,000 shares valued at $37,500.

(5)	Teresa McWilliams replaced David Fisher as the Company’s Chief Financial Officer on November 17, 2008 at a base salary of $100,000 per year. She did not receive any other compensation.

Outstanding Equity Awards at Fiscal Year-End

Except for stock awards issued to David Fisher, James Heureux and Anthony Byron as a part of their employment contracts, we do not have a current equity award plan nor have we granted any equity awards.

Employment Agreements

We have the following employment contracts with the named executive officers:

William Kerby has an employment agreement, dated October 15, 2006, with the Company. Pursuant to this employment agreement, Mr. Kerby is employed as the Company’s Chief Executive Officer at an annual base salary of $300,000 in cash and Company common stock, and may also receive a year-end performance bonus to be determined by the Board. Mr. Kerby’s initial term as CEO commenced on June 1, 2002 and terminated June 1, 2008, however was automatically renewed for another period of four years. Upon the termination of the second term, the Agreement shall be automatically renewed for successive periods of four years each subject to the same terms and conditions, unless modified or terminated by one or both parties in accordance with the Agreement.

Teresa McWilliams has an employment agreement, dated November 17, 2008, with the Company. Pursuant to this employment agreement, Mrs. Teresa McWilliams is employed as the Company’s Chief Financial Officer at an annual base salary of $100,000 in cash and a bonus to be determined by the Board. Also, the Company is obligated to conduct a review after 90 days and has the option to increase Ms. McWilliams’ salary up to $140,000 a year. Teresa’s initial term as CFO commenced on November 17, 2008 and terminates November 17, 2010. Upon the termination of the initial term, the Agreement shall be automatically renewed for successive periods of one year each subject to the same terms and conditions, unless modified or terminated by one or both parties in accordance with the Agreement.

Anthony Byron has a consulting agreement, dated August 15, 2008, with the Company. Pursuant to this agreement, Mr. Byron is employed as the Company’s Chief Operating Officer at an annual base salary of $240,000 in cash ($20,000 per month), $12,500 of which shall payable in cash the remaining in stock at $0.01 per share, upon the shorter of (i) 180 days after the date of employment, (ii) the Company obtaining profitability for a 60 day period at any time during the first 180 days of employment, or (iii) the Company obtaining an underwritten financing of $1,000,000, Mr. Byron  and may also receive a year-end performance bonus to be determined by the Board. Mr. Byron’s initial term as COO commenced on August 4, 2008 and terminates August 4, 2012. Upon the termination of the initial term, the Agreement shall be automatically renewed for successive periods of one year each subject to the same terms and conditions, unless modified or terminated by one or both parties in accordance with the Agreement.

Significant Employees

We have no significant employees other than our executive officers and directors named in this prospectus. We conduct our business through agreements with consultants and arms-length third parties.

The Company currently has 19 full-time employees.

Committees of the Board of Directors

Because of our limited resources, our Board does not currently have an established audit committee or executive committee. The current members of the Board perform the functions of an audit committee, governance/nominating committee, and any other committee on an as needed basis. If and when the Company grows its business and/or becomes profitable, the Board intends to establish such committees.

Code of Business Conduct and Code of Ethics

Our Board has adopted a Code of Business Conduct and Ethics which have been filed as exhibits to the Registration Statement of which this Prospectus forms part.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock and Series A Preferred Stock as of the date of this Prospectus by (i) each Named Executive Officer, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person. The address of each person is deemed to be the address of the issuer unless otherwise noted.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class(1)

Common Stock	James Whyte	1,674,100		6.8%
Series A Preferred Stock	Chairman of the Board	0		—

Common Stock	William Kerby	2,610,951		10.6%
Preferred Stock	CEO & Vice Chairman	504,762		100%

Common Stock	Teresa McWilliams	0		—
Series A Preferred Stock	Chief Financial Officer	0		—

Common Stock	Anthony Byron	708,289	(2)	2.9%
Series A Preferred Stock	Chief Operating Officer and Director	0		—

Common Stock	All Officers and Directors as a group	4,993,340		20.2%
Series A Preferred Stock	(4 persons)	504,762		100%

(1)
The percentage of common stock held by each listed person is based on 24,678,167 shares of common stock issued and outstanding as of the date of this prospectus. The percentage of Series A Preferred Stock held by each person is based on 504,763 shares of Series A Preferred Stock issued and outstanding as of this date of this prospectus. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.

(2)	Anthony Byron holds 697,814 shares individually, and his spouse Liana Byron owns 10,475. Due to this relationship, Anthony Byron beneficially owns 708,289 shares of common stock of the Company.

DESCRIPTION OF SECURITIES

General

On October 9, 2008, we filed an Amendment to our Certificate of Incorporation with the Secretary of State of the State of Nevada, authorizing for issuance up to 200,000,000 shares of common stock, par value $0.00001 per share, and creating 100,000,000 shares of “blank check” Preferred Stock, par value $0.00001 per share, with all designation, rights, privileges as may be established by our Board of Directors.  As of the date hereof, 24,678,167 shares of our common stock are issued and outstanding, and there are approximately 470 holders of record of our Common Stock.

 On October 14, 2008, we filed a Certificate of Designations with the Secretary of State of the State of Nevada therein establishing out of the our “blank check” Preferred Stock, a series designated as Series A 10% Cumulative Convertible Preferred Stock consisting of 3,000,000 shares (the “Series A Preferred Stock”). The holders of record of shares of Series A Preferred Stock are entitled to vote on all matters submitted to a vote of the shareholders of the Company and are be entitled to one hundred (100) votes of each share of Series A Preferred Stock. On October 14, 2008, we issued an aggregate of 504,763 shares of Series A Preferred Stock to William Kerby. Mr. Kerby also owns 2,610,951 shares of common stock, with together with his Series A Preferred Stock, gives him the right to a vote equivalent to 53,087,251 shares of common stock, representing 70.7% of the total votes, and essentially giving Mr. Kerby control of the Company. This might make the Company a less desirable candidate for potential mergers, acquisitions and takeovers which could suppress the market price of our common stock.

Common Stock

Our common stock currently trades on the Over the Counter (OTC) Bulletin Board under the trading symbol “NXOI.”

Pursuant to our bylaws, our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Certificate of Incorporation. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Our certificate of incorporation authorizes the issuance of 200,000,000 shares of common stock and there are currently only 24,611,500 shares of common stock issued and outstanding, representing approximately 12.3% of the authorized amount.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive, on a pro rata basis, all assets of our company available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), on a pro rata basis.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Unissued Shares of Common Stock and Preferred Stock

Our Certificate of Incorporation authorizes the issuance of 200,000 shares of common stock of which 24,678,167 are issued and outstanding. Our Certificate of Incorporation also authorizes the issuance of 100,000,000 shares of “blank check” preferred stock with all designation, rights and privileges as may be established by our Board of Directors in one or more series, without stockholder approval. As of the date hereof, there are 504,763 shares of Series A Preferred Stock issued and outstanding and held by William Kerby.

We have a significant amount of unissued shares of common stock and preferred stock. The Company could sell additional amount of shares and/or the directors could designate and issue additional shares of preferred stock in one or more classes with rights and privileges which would deter a change of control of the Company and which could suppress the value of our common stock.

Series A Preferred Stock

On October 14, 2008, we filed a Certificate of Designations with the Secretary of State of the State of Nevada therein establishing out of the our “blank check” Preferred Stock, a series designated as Series A 10% Cumulative Convertible Preferred Stock consisting of 3,000,000 shares (the “Series A Preferred Stock”). The holders of record of shares of Series A Preferred Stock are entitled to vote on all matters submitted to a vote of the shareholders of the Company and are be entitled to one hundred (100) votes of each share of Series A Preferred Stock. On October 14, 2008, we issued an aggregate of 504,763 shares of Series A Preferred Stock to William Kerby. Mr. Kerby also owns 2,610,951 shares of common stock, with together with his Series A Preferred Stock, gives him the right to a vote equivalent to 53,087,251 shares of common stock, representing 70.7% of the total votes, and essentially giving Mr. Kerby control of the Company. This might make the Company a less desirable candidate for potential mergers, acquisitions and takeovers which could suppress the market price of our common stock.

The authorized 3,000,000 shares of our Series A Preferred Stock, of which 504,763 are issued and outstanding and are currently held by William Kerby, our Chief Executive Officer, have the following rights and privileges:

Voting Rights. The holders of record of shares of Series A Preferred Stock are shall entitled to vote on all matters submitted to a vote of the shareholders of the Company and shall be entitled to one hundred (100) votes of each share of Series A Preferred Stock.

Dividends. The Series A Preferred Stock is entitled to receive cash dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on any other class of Preferred Stock or Common Stock at an annual rate of 10% of the $1.00 liquidation value preference per share. Such dividends shall be cumulative and shall be payable on the first day of April, July, October and January.  To date, no dividends have been paid and all dividends payable have been converted to shares of the Company’s common stock.

Redemption. The Company has the right to redeem the Series A Preferred Stock at the rate of $1.00 per share. The holders of the Series A Preferred Stock have the right to convert all or part of any unpaid accrued dividend into additional shares of Series A Preferred Stock at the rate of $0.50 per share.

Conversion into Common Stock. The holders of the Series A Preferred Stock have the right to convert all or any part of such holder’s dividends into Common Stock at a conversion formula of the greater of (i.e. whichever formula yields the greater number of shares of Common Stock upon conversion): (1) twelve and one-half (12-1/2) shares of Common Stock for each share of Series A Preferred Stock converted or (2) the number of shares of Series A Preferred Stock being converted multiplied by a fraction, the numerator of which is $0.50 per share. and the denominator of which is 80% of the lower of (a) the lowest price at which the Company issued a share of Common Stock on or after January 1, 2006 up to the date of such conversion or (b) the lowest market price of a share of Common Stock up to the date of such conversion,. In the event of such conversion, all unpaid accrued dividends payable on a converted share shall first be converted in Series A Preferred Stock and then converted into shares of Common Stock pursuant to the foregoing formula. To date, no dividends have been paid and all dividends payable have been converted at the shareholders’ election, to shares of the Company’s common stock.

Conversion into Debt. Except as provided in the Certificate of Designations, each holder of the Series A Preferred Stock may elect to convert all or part of such holder’s shares (excluding any shares issued) upon conversion of unpaid dividends) into debt obligations of the Company (the “Converted Debt”), secured by a security interest in all of the Company and its subsidiaries, at the rate of $0.50 of debt for each share of Series A Preferred Stock. Notice of such election (a “Debt Conversion Notice”) shall be given to the Corporation in writing. The Converted Debt shall be evidenced by a promissory note from the Corporation to the converting holder, secured by a security interest in all goods, accounts, chattel paper, deposit accounts, general intangibles, document, instruments and investment property now owned or hereafter acquired by the Corporation or its subsidiaries, pursuant to a security agreement, each in a commercially reasonable form, replacing any prior note for the same debt and providing for interest on the Converted Debt at the rate of eighteen percent (18%) per annum, with principal and accrued interest payable upon demand at any time after the date which is six (6) months after the date of the Debt Conversion Notice.

Security Interest. As security for the payment and performance of all obligations of the Company under the Certificate of Designations, and for so long as any share of Series A Preferred Stock is outstanding, the Company grants to each holder of Series A Preferred Stock ratably a security interest in all goods, accounts, chattel paper, deposit accounts, general intangibles, documents, instruments and investment property now owned or hereafter acquired by the Company or its subsidiaries. In the event of a default by the Company under any of the provisions of the Certificate of Designations, the holders of the Series A Preferred Stock shall have all the rights, benefits and obligations of a secured party under applicable law, including, without limitation, the Nevada Uniform Commercial Code, as amended from time to time.

Restriction on Transfer. Except for a transfer or assignment to a family member, a trust for the benefit of a holder, a transfer by bequest or inheritance or to an entity controlled by a holder, the holder of the Series A Preferred Shares shall not be entitled to transfer, encumber or assign such shares or any interest therein without the prior consent of the Company.

OTC Bulletin Board

We have arbitrarily established the offering price. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “NXOI” and we are a reporting entity under the Securities Exchange Act of 1934, as amended. The actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders. Any trading market that may develop in the future for our common stock will most likely be very volatile and numerous factors beyond our control may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, only upon the effective date of this registration statement will our common stock become eligible to be quoted on the OTC Bulletin Board. In the event that we lose our status as a "reporting issuer," any future quotation of our common stock on the OTC Bulletin Board may be jeopardized.

Dividend Policy

The Series A Preferred Stock is entitled to receive cash dividends out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend on any other class of Preferred Stock or Common Stock at an annual rate of 10% of the $1.00 liquidation value preference per share. Such dividends shall be cumulative and shall be payable on the first day of April, July, October and January. To date, we have not paid any dividends and all the dividends payable on the Series A Preferred Stock was converted to shares of the Company’s common stock.

We currently intend to retain all future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on common stock in the foreseeable future. Any future dividends will be at the discretion of the board of directors, after taking into account various factors, including among others, operations, current and anticipated cash needs and expansion plans, the income tax laws then in effect, the requirements of Nevada law, and any restrictions that may be imposed by our future credit arrangements.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We do not have a stock option plan in place nor are there any outstanding exercisable for shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

The Sourlis Law Firm has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock. The Sourlis Law Firm has consented to being named as an expert in our registration statement. Their consent to being named as Experts is filed as Exhibit 5.1 to the Registration Statement of which this Prospectus is a part.

Kramer Weisman and Associates, LLP, our certified public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit reports. Kramer, Weisman and Associates, LLP has presented its report with respect to our audited financial statements. The report of Kramer, Weisman and Associates, LLP is included in reliance upon their authority as experts in accounting and auditing. Their consent to being named as Experts is filed as Exhibit 23.1 to the Registration Statement of which this Prospectus is a part.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide for indemnification to the full extent permitted by the laws of the State of Nevada for each person who becomes a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator, or intestate, is or was a director or officer of the corporation or served any other corporation of any type or kind, domestic or foreign in any capacity at the request of the corporation.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

ORGANIZATION WITHIN LAST FIVE YEARS

See “Certain Relationships and Related Transactions and Corporate Transactions.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion together with "Selected Historical Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ materially from those we currently anticipate as a result of many factors, including the factors we describe under "Risk Factors," "Special Note Regarding Forward-Looking Statements" and elsewhere in this prospectus.

Forward Looking Statements

Some of the information in this section contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Unless stated otherwise, the words “we,” “us,” “our,” “the Company” or “NextTrip” in this prospectus collectively refers to the Company.

Organizational History

 Our predecessor, Maximus Exploration Corporation, was incorporated in the state of Nevada on December 29, 2005. Extraordinary Vacations Group, Inc. was incorporated in the state of Delaware on June 24, 2002 and has been operating since such date. On October 9, 2008, Extraordinary Vacations Group consummated a reverse merger with Maximus, and Maximus changed its name to Next 1 Interactive, Inc.

Next 1 conducts all of its business through our wholly-owned subsidiary, Extraordinary Vacations USA, Inc., a Delaware corporation (EVUSA). EVUSA was formed in June 2004 under the predecessor name Cruise and Vacation Shoppes, Inc., a consortium of leisure-oriented travel agencies. EVUSA acquired Attaché Travel, a high-end travel concierge business in January 2005. In September 2006, EVUSA acquired Maupintour Extraordinary Vacations (aka Maupintour), an upscale tour operator specializing in luxury escorted and “fully inclusive” independent tours worldwide. EVUSA also owns The Travel Magazine, a substantial library of travel-oriented television shows and other destination videos. Combining the email databases of these acquisitions, the Company has an opt-in email list of over 6 million travelers.

The Company has purchased three companies and launched two others since March 2008. Also, on October 9, 2008, the Company completed the reverse merger of a public company and took control with its Board of Directors. The three acquisitions are media companies: Brands on Demand is an interactive media company, Home Preview Channel is a cable TV network company; and the third acquisition is a technology company (Loop Networks, Inc.) that provides the experience to integrate all of the company’s data and generate revenues in the following areas: Ad Sales from corporations and 3rd parties; Web 2.0 targets market awareness to our customers products with rich media (videos) marketing ; Affiliate sites deliver travel products to consumers online; Real estate products to market residential properties that are for sale via cable TV; Social Networking from a community that brings people together, online, with similar interests; and Creative Services to advertising agencies an directly to corporations.

Recent Acquisitions

Reverse Merger with Maximus Exploration Corporation

Pursuant to a Stock Purchase Agreement, dated September 24, 2008, between Andriv Volianuk, a 90.7% stockholder of Maximus, Extraordinary Vacation Group, Inc., a Delaware corporation (“EXVG”); and EVUSA, a Delaware corporation and wholly-owned subsidiary of EXVG, Mr. Volianuk sold his 5,000,000 shares of Maximus common stock, representing 100% of his shares, to EXVG for an aggregate purchase price of $200,000. After the sale, Mr. Volianuk did not own any shares of Maximus. EXVG then issued, as a dividend, the 5,000,000 Maximus shares to the management of EXVG upon the conversion of their preferred stock of EXVG.

On October 9, 2008, we acquired Maximus, a reporting shell company, pursuant to a Share Exchange Agreement (the “Exchange Agreement”) between Maximus, EXVG and EVUSA.

Pursuant to the Exchange Agreement, EXVG exchanged 100% of its shares in EVUSA (the “EVUSA Shares”) for 13 million shares of common stock of Maximus (the “Share Exchange”), resulting in EXVG becoming the majority shareholder of Maximus. EXVG then proceeded to dividend 13 million shares of Maximus common stock to the stockholders of EXVG (“EXVG Stockholders”), on a pro rata basis. As a result of these transactions, EVUSA became a wholly-owned subsidiary of Maximus. Maximus then amended its Certificate of Incorporation to change its name to Next 1 Interactive, Inc. and to authorize 200,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share. Such transactions are hereinafter referred to as the “Acquisition.”

We merged with Maximus in order to become a fully reporting company with the Securities and Exchange Commission and have our stock traded on the OTC Bulletin Board. We believe that having our shares of common stock traded on the OTCBB will be advantageous to our common stock and to ability to attract capital investments.

As a result of the Acquisition, there were 18,511,500 shares of common stock of Next 1 Interactive, Inc. issued and outstanding, of which 13,000,000 are held by the former stockholders of EXVG and 5,000,000 are held by the management of Next 1 Interactive, Inc., and 511,500 shares belong to the Company’s investors. Of the 18,511,500 shares held by the former stockholders of EXVG 5,646,765 shares are held by the current executive officers and directors of Next 1 Interactive, Inc.

Our principal executive offices are located in Weston, Florida, about 10 miles west of the Fort Lauderdale International Airport.

In addition, we have sales offices in Philadelphia, Winnipeg and the Toronto area. Our web hosting operations are based in Florida and Michigan.

The Home Preview Channel

On October 29, 2008, we purchased an aggregate of approximately 115,114 shares of The Home Preview Channel, Inc. (“HPC”), which represented 100% of the issued and outstanding shares of common stock of HPC, in exchange for an aggregate of 677,999 of our shares of the Company’s common stock. All of the assets were included in the sale, free of clear of any and all liens, encumbrances, charges, securities interests and claims of others.

Loop Networks, LLC

On October 30, 2008, we purchased 102,179 membership interests from the Loop Networks, LLC (“Loop”), representing 100% of the issued and outstanding membership interests of Loop, in exchange for an aggregate of 5,345,000 shares of our common stock. Loop is a technology company for TV and Internet interface.

Brands on Demand

On April 11, 2008, we acquired Brands on Demand (BOD), a media company engaged in interactive media sales, pursuant to a Stock Purchase Agreement between EVUSA and James Bradley Heureux, representing all of the shareholders of BOD. Pursuant to the agreement, EVUSA acquired 50,000 shares of common stock of BOD, representing 100% off the issued and standing shares of BOD, for an aggregate purchase price $140,000 and 50,000,000 shares of common stock. EVUSA paid Mr. Heureux $70,000 of the $140,000 purchase price and issued to Mr. Heureux all of the 50,000,000 shares of EVUSA for 100% of his shares (20,000 shares representing 40% of the issued and outstanding shares of BOD). EVUSA paid the other stockholders of BOD $70,000 for 100% of their shares of BOD which represented 60% of BOD (30,000 shares).  As a part of the stock purchase agreement we entered into an employment agreement with Mr. Heureux pursuant to which Mr. Heureux served as the Chief Marking Officer of the Company and as a Director of the Board of Directors. On January 15, 2009, the employment agreement was terminated and Mr. Heureux is no longer employed by Company nor is he a director of the Company’s Board of Directors. -
 .
The acquisition of Brands on Demand was based on the business model of a media company which effected the change of business strategy of EXVG (Next 1 Interactive Inc.). The acquisitions of HPC and Loop were consummated based on revenue projections submitted by former President of HPC. Although we will not be operating the BOD brand name, we still expect to generate revenues from media advertising sales beginning in fiscal year 2009.
Business

You can read about our business in the “Business” section of this prospectus.

Evolving Industry Standards; Rapid Technological Changes

The Company's success in its business will depend in part upon its continued ability to enhance its existing products and services, to introduce new products and services quickly and cost effectively to meet evolving customer needs, to achieve market acceptance for new product and service offerings and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of the Company will not develop competitive products, or that any such competitive products will not have an adverse effect upon the Company's operating results.

Moreover, management intends to continue to implement "best practices" and other established process improvements in its operations going forward. There can be no assurance that the Company will be successful in refining, enhancing and developing its operating strategies and systems going forward, that the costs associated with refining, enhancing and developing such strategies and systems will not increase significantly in future periods or that the Company's existing software and technology will not become obsolete as a result of ongoing technological developments in the marketplace.

Industry Trends

Our current revenue is primarily derived from our travel website divisions: NextTrip.com, Maupintour and Cruise Shoppes. According to PhoCusWright, 2007 is the first year in which more than half of all travel in the U.S. was purchased online. The remainder of travel in the U.S. was booked through traditional offline channels. Suppliers, including airlines, hotels and car rental companies, have continued to focus their efforts on direct sale of their products through their own websites, further promoting the migration of customers to online booking. In the current environment, suppliers' websites are believed to be taking market share domestically from both online travel companies ("OTCs") and traditional offline travel companies.

In the U.S., the booking of air travel has become increasingly driven by price. As a result, we believe that OTCs will continue to focus on differentiating themselves from supplier websites by offering customers the ability to selectively combine travel products such as air, car, hotel and destination services into one-stop shopping vacation packages.

 Despite the increase in online marketing costs, the continued growth of search and meta-search sites as well as Web 2.0 features creates new opportunities for travel websites to add value to the customer experience and generate advertising revenue. Web 2.0 is a term used to describe content features such as social networks, blogs, user reviews, videos and podcasts such as our NextTrip.com, NetTripRadio.com, Maupitour.Com, and CruiseShoppes.com websites. We believe that the ability of Web 2.0 websites will add value for customers, suppliers and third-party partners while simultaneously creating new revenue streams.

Sufficiency of Cash Flows

Because current cash balances and projected cash generation from operations are not sufficient to meet the Company's cash needs for working capital and capital expenditures, management intends to seek additional equity or obtain additional credit facilities. The sale of additional equity could result in additional dilution to the Company's shareholders. A portion of the Company's cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies.

RESULTS OF OPERATIONS

Results of Operations for the Fiscal Year Ended February 29, 2008 Compared to the Fiscal Year Ended February 28, 2007

Our total revenues were $3,858,142 for the fiscal year ended February 29, 2008, compared to $6,457,887 for the fiscal year ended February 28, 2007. Our revenues were derived primarily from travel sales and marketing largely driven by perceived product value, advertising and promotional activities which can be adversely impacted during periods with reduced discretionary travel spending.  The decrease in revenue from fiscal 2007 to 2008 is primarily attributable to the Company’s limited financial resources which prevented the Company from aggressively advertising its products and services. Increased competition in our industry may require us to increase advertising for our brand and for our products. We may see a unique opportunity for a brand marketing campaign that will result in an increase of marketing expenses. Further, our strategy to replicate our business model may result in a significant increase in our sales and marketing expenses and have a material adverse impact on our results of operations. We expect fluctuations of sales and marketing expenses as a percentage of revenue from quarter to quarter. Some of the fluctuations may be significant and have a material impact on our results of operations.

We do not know what our general and administrative expenses as a percentage of revenue will be in future periods. There may be fluctuations that have a material impact on our results of operations. We expect our headcount to continue to increase in the future. The Company's headcount is one of the main drivers of general and administrative expenses. Therefore, we expect our absolute general and administrative expenses to continue to increase.

Assets. Our total assets were $302,627 at February 29, 2008 compared to $744,511 at February 28, 2007. The decrease from 2007 to 2008 was primarily due to the impairment of certain assets including The Travel Magazine.

Liabilities. Our total liabilities were $1,683,786 at February 29, 2008 compared to $2,544,643 at February 28, 2007. The decrease from 2007 to 2008 was primarily due to the write off of reserves created by the Company in prior years for audit fees and other contingent liabilities.

Total Stockholders’ Deficit. Our stockholders’ deficit was $1,381,159 at February 29, 2008 compared to $407,211 at February 28, 2007.

Revenues. Revenues from operations were $985,195 and $6,457,887 for fiscal year ended February 28, 2008 and 2007 respectively. We had a gross profit of $757,380 and $1,583,041 for fiscal year ended February 28, 2008 and 2007 respectively.

Net Loss. We had a net loss of $4,751,602 for the fiscal year ended February 29, 2008 compared to $987,926 for the fiscal year ended February 28, 2007. The increase from 2007 to 2008 was primarily due to the write off of intercompany debt and the impairment of certain assets.

Cost of Sales. Costs of Sales were $1,879,301 for the fiscal year ended February 29, 2008 compared to$4,874,846 for the fiscal year ended February 28, 2007. Our liquidity constraints have severely limited our ability to engage in marketing, promotion, advertising and similar expenses necessary to develop our business. We expect this trend to continue until such time as we can complete a substantial debt or equity offering.

Gross Profits. We had operating profits for the period ended February 29, 2008 of $ 2,212,188 compared to $987,926 for the period ended February 28, 2007.

Operating Expenses. Our operating expenses include website maintenance fees, general and administrative expenses, salaries and benefits, bad debt expense, advertising and promotion, legal and professional fees. Our total operating expenses increased from $2,570,967 for the fiscal year ended February 28, 2007 to $4,191,029 for the fiscal year ended February 29, 2008. The increase from 2007 to 2008 was primarily due to bad debt expense related to a discontinued business services involved in merchant credit card processing.

Net Profit (Loss). Our net loss for the year ended February 29, 2008 was $4,751,602, as compared to a net loss of $987,926 in the prior year due to the write off of bad debt and loss on the forgiveness of debt.

Results of Operations for the Three Months Ended November 30, 2008 Compared to the Three Months Ended November 30, 2007

Assets. Our total assets were $17,458,669 at November 30, 2008 compared to $409,529 at February 29, 2008. The increase from February to November was primarily due to an acquisition of intellectual property consisting of $16 million dollars.

Liabilities. Our total liabilities were $2,408,612 at November 30, 2008 compared to $1,942,566 at February 29, 2008. The increase from February to November was primarily due to the October acquisitions that had accounts payable of $485,000.

Total Stockholders’ Deficit. Our stockholders’ deficit was $408,543 at November 30, 2008 compared to $1,381,159 at February 29, 2008. The decrease from February to August was primarily due to the acquisition of Brands On Demand, Home Preview Channel, and Loop TV Networks.

Revenues. Revenues from operations were $985,195 for the three months ended November 30, 2008 and $1,876,079 for the three months ended November 30, 2007. We had gross profit of $757,380 during three months ended November 30, 2008 compared to $606,020 for the three months ended November 30, 2007. Revenues decreased but our gross profit increased. This was due to the closure of the Las Vegas office which caused a reduction in Sales, Payroll and Overhead. Although the Las Vegas office was bringing in a large portion of the sales, the overhead was disproportionate; therefore, management closed the office and centralized the operations in the Weston office.

Cost of Sales. Costs of Sales were $227,815 for the three months ended November 30, 2008 and $2,508,463for the three months ended November 30, 2007. Our liquidity constraints have severely limited our ability to engage in marketing, promotion, advertising and similar expenses necessary to develop our business. We expect this trend to continue until such time as we can complete a substantial debt or equity offering.

Gross Profits. We had operating profits for the three months ended November 30, 2008 of $337,009 compared to an operating loss of $635,244 for the three months ended November 30, 2007.

Operating Expenses. Operating expenses were $421,878and $1,241,265 in the three months ended November 30, 2008 and 2007, respectively, and include website maintenance fees, general and administrative expenses, salaries and benefits, bad debt expense, advertising and promotion, legal and professional fees. The increase from 2007 to 2008 was primarily due to increased staffing and website development related expenses.

Net Profits. Our net profit for the quarter ended November 30, 2008 was $337,009, as compared to a net loss of $635,244 in the prior year due to decreased salaries and overhead due to the closure of the Las Vegas office.

We did not record a tax benefit during this period as we determined that it was more likely than not that we would not be able to generate sufficient taxable income to use any net deferred tax assets. As such, we increased our valuation allowance for the net deferred tax asset that existed at February 28, 2007 so that no net tax benefit was recorded in 2008.

Results of Operations for the Nine Months Ended November 30, 2008 Compared to the Nine Months ended November 30, 2007

Assets. Our total assets were $17,458,669 at November 30, 2008 compared to $1,875,151 at November 30, 2007. The increase was primarily due to an acquisition of intellectual property consisting of $16 million dollars

Liabilities. Our total liabilities were $2,408,612 at November 30, 2008 compared to $2,996,709 at November 30, 2007. The decrease was primarily due to writing off of bad debt

Total Stockholders’ Deficit. Our stockholders’ deficit was $408,543 at November 30, 2008 compared to $1,121,558 at February 29, 2008. The decrease was primarily due to the acquisition of Brands On Demand, Home Preview Channel, and Loop TV Networks.

Revenues. Revenues from operations were $2,365,568 for the nine months ended November 30, 2008 and $3,671,483 for the nine months ended November 30, 2007.

Cost of Sales. Costs of Sales were $1,581,874 for the nine months ended November 30, 2008 and $2,508,463for the nine months ended November 30, 2007. Our liquidity constraints have severely limited our ability to engage in marketing, promotion, advertising and similar expenses necessary to develop our business. We expect this trend to continue until such time as we can complete a substantial debt or equity offering.

Gross Profits. We had an operating loss for the nine months ended November 30, 2008 of $1,369,124 compared to an operating profits of $1,163,020 for the nine months ended November 30, 2007.

Operating Expenses. Operating expenses were $2,152,818and $3,316,586in the nine months ended November 30, 2008 and 2007, respectively, and include website maintenance fees, general and administrative expenses, salaries and benefits, bad debt expense, advertising and promotion, legal and professional fees. The decrease from 2007 to 2008 was primarily due to decreased staff and overhead expenses as a result of closing the offices in Las Vegas and Lawrence, Kansas.

Interest Income. Interest expense in the nine months ended November 30, 2008 was $47,560 as compared to $0 in 2007 The increase in interest expense was the result of increased indebtedness in 2008.

Net Loss. Our net loss for the nine months ended November 30, 2008 was $1,439,684, as compared to $2,003,409 in the prior year primarily due to the decrease in salaries and overhead as a result in the closure of the Las Vegas office.

We did not record a tax benefit during this period as we determined that it was more likely than not that we would not be able to generate sufficient taxable income to use any net deferred tax assets. As such, we increased our valuation allowance for the net deferred tax asset that existed at February 28, 2008 so that no net tax benefit was recorded in 2007.

Liquidity and Capital Resources; Going Concern

Cash Balance. We had $143,128 cash on-hand and an accumulated deficit of $408,543 at November 30, 2008 compared to $43,080 cash on-hand and an accumulated deficit of $1,381,159 on February 28, 2008. The changes in both categories from February to November were primarily due to funding from shareholders.

We anticipate entering into several additional affiliate agreements with digital broadcasters, which will allow The Home and Away Network to be seen in approximately 9.6 million homes in 2009. While we expect this market penetration to generate a substantial increase in marketing, promotion and other expenses, we also expect that our revenues will ultimately increase sufficiently enough to cover these increases. Thus, we believe that our results of operations in fiscal 2007 and 2008 are not indicative of our projected results of operations in fiscal 2009 and beyond.
The growth and development of our business will require a significant amount of additional working capital. We currently have limited financial resources and based on our current operating plan, we will need to raise additional capital in order to continue as a going concern. We currently do not have adequate cash to meet our short or long term objectives. In the event additional capital is raised, it may have a dilutive effect on our existing stockholders.

Since our inception in June 2002, we have been focused on the travel industry solely through the Internet. We have recently changed our business model from a company that generates nearly all its revenues from its travel divisions to a media company focusing on travel and real estate by utilizing the Internet, Internet radio and cable television As a company that has recently changed our business model and emerged from the development phase with a limited operating history, we are subject to all the substantial risks inherent in the development of a new business enterprise within an extremely competitive industry. We cannot assure you that the business will continue as a going concern or ever achieve profitability. Due to the absence of an operating history under the new business model and the emerging nature of the markets in which we compete, we anticipate operating losses until such time as we can successfully implement our business strategy, which includes the launch of The Home and Away Network. In the year ended February 28, 2008 and 2007, we had revenues of $1,381,159 and $6,457,887, respectively, and incurred a net loss of approximately $4,751,602 and $987,926, respectively. Our financial condition and operating results, specifically a working capital deficiency of approximately $1,600,665, an accumulated deficit of approximately $4,856,186, and net cash used in operations of approximately $2,964,180during 2008, raise substantial doubt about our ability to continue to operate as a going concern. Because of losses incurred by us to date and our general financial condition, our independent registered public accounting firm inserted a going concern qualification in their audit report for the most recent fiscal year that raises substantial doubt about our ability to continue as a going concern. See “Risk Factors – Because of losses incurred by us to date and our general financial condition, we received a going concern qualification in the audit report from our auditors for the most recent fiscal year that raises substantial doubt about our ability to continue to operate as a going concern.”

Since our inception, we have financed our operations through numerous debt and equity issuances. In addition to the convertible notes discussed below

The Rider Group, Inc.

On October 16, 2006, EXVG entered into a Debenture Security Agreement with The Rider Group, Inc. (“Rider”), an “accredited investor” as defined by the Securities Act of 1933. Pursuant to the Agreement, Rider loaned the Company $201,000 in exchange for a promissory note in the principal amount of $201,000 and a warrant to purchase 2,680,000 shares of common stock a purchase price of $0.01 per share until the fifth anniversary date of the date of issuance.  The note was to mature 90 days after the date of issuance and was secured by all of the assets of the Company.

On February 26, 2007, EXVG and Rider amended the agreement pursuant to which Rider purchased 201,000 shares of 10% Senior Convertible Preferred Class A Stock (the “Preferred Shares”) of the Company for $1.00 per share by converting the promissory note referenced above.  The Preferred Shares carry a 10% dividend payable semi-annually in arrears. The Company is required to redeem the at a redemption price equal to 1-1/2 of the face amount upon the second anniversary date of the date of the amendment.  The holder of the Preferred Shares may convert the Preferred Shares into common stock at the rate of $0.01 per share.  In the event the Company enters into an underwriting agreement in connection with a public offering of common stock, Rider has 30 days to convert the Preferred Shares into common shares.  Thereafter, they are subject only to redemption by the Company. The Company is required to use 50% of all proceeds raised by the Company through its first public underwriting of the Company’s common stock, towards the mandatory call of the Preferred Shares.  The Company has the right to call the series of preferred stock within one year at a call premium of 105% of the face amount plus cumulative dividends and between 13 and 23 months, at a call premium of 125% of the face amount, plus cumulative dividends.  If called, the preferred shareholder will have 7 days from the date of call to determine whether to accept the call or to convert the Preferred Shares into common stock.   Also, pursuant to the amendment, Rider purchased 50,000 additional Preferred Shares for $50,000 upon the same terms and conditions as set forth above.

On June 8, 2007, EXVG entered into a Debenture Security Agreement with The Rider Group, an accredited investor.  Pursuant to the agreement, Rider loaned to the Company $50,000 in exchange for a promissory note in the  principal amount of $50,000 bearing interest at a rate of 25% per annum and was to mature on September 8, 2007.  The note, including all accrued penalties and interest, was converted into shares of common stock on November 18, 2007.  The conversion price was $0.01 per share and resulted in the receipt of an aggregate of 25,000,000 shares of the Company’s common stock.

Warren Kettlewell

On October 16, 2006, EXVG entered into a Debenture Security Agreement with Warren Kettlewell (“Kettlewell”), an “accredited investor” as defined by the Securities Act of 1933. Pursuant to the Agreement, Kettlewell loaned the Company $201,000 in exchange for a promissory note in the principal amount of $201,000 and a warrant to purchase 2,680,000 shares of common stock a purchase price of $0.01 per share until the fifth anniversary date of the date of issuance.  The note was to mature 90 days after the date of issuance and was secured by all of the assets of the Company.

On December 26, 2006, EXVG entered into a Debenture Security Agreement with Cardar Investments Limited (“Cardar”), of which Kettlewell has voting and dispositive control. Pursuant to the Agreement, Cardar loaned the Company $20,000 in exchange for a promissory note in the principal amount of $20,000 and a warrant to purchase 200,000 shares of common stock a purchase price of $0.01 per share until the fifth anniversary date of the date of issuance.  The note was to mature on March 26, 2007.

 On January 29, 2007, EXVG entered into a second Debenture Security Agreement with Cardar. Pursuant to the Agreement, Cardar loaned the Company $30,000 in exchange for a promissory note in the principal amount of $30,000 and a warrant to purchase 200,000 shares of common stock a purchase price of $0.01 per share until the fifth anniversary date of the date of issuance.  The note was to mature on March 26, 2007 and was secured by all of the assets of the Company.

On February 23, 2007, EXVG, Kettlewell and Cardar amended the three agreements pursuant to which Kettlewell and Cardar converted their debentures in the principal amounts of $201,000, $20,000 and $30,000 into 251,000 Preferred Shares.  Also, pursuant to the amendment, Rider purchased 50,000 additional Preferred Shares for $50,000 upon the same terms and conditions as set forth above.  9.  Debenture – Warren Kettlewell

On June 8, 2007, EXVG entered into a Debenture Security Agreement Kettlewell.  Pursuant to the Agreement, Kettlewell loaned $70,000 to the Company in exchange for promissory note for the principal amount of $70,000, bearing interest at a rate of 25% per annum and payable on demand. The note, including all accrued penalties and interest, was converted into shares of common stock on November 18, 2007.  The conversion price was $0.01 per share and resulted in the receipt of an aggregate of 29,000,000 shares of the Company’s common stock.

Michael Craig

On October 16, 2006, EXVG entered into a Debenture Security Agreement with Michael Craig (“Craig”), an “accredited investor” as defined by the Securities Act of 1933. Pursuant to the Agreement, Craig loaned the Company $201,000 in exchange for a promissory note in the principal amount of $201,000 and a warrant to purchase 2,680,000 shares of common stock a purchase price of $0.01 per share until the fifth anniversary date of the date of issuance.  The note was to mature 90 days after the date of issuance and was secured by all of the assets of the Company.

On February 26, 2007, EXVG and Craig amended the agreement pursuant to which Craig converted his debenture into 201,000 Preferred Shares.  Also, pursuant to the amendment, Rider purchased 50,000 additional Preferred Shares for $50,000 upon the same terms and conditions as set forth above.

On June 8, 2007, EXVG entered into a Debenture Security Agreement with Craig. Pursuant to the agreement, Craig loaned the Company $50,000 in exchange for a promissory note in the principal amount of $50,000. The principal sum was payable on demand and accrued interest at 25% per annum. The note, including all accrued penalties and interest, was converted into shares of common stock on November 18, 2007.  The conversion price was $0.01 per share and resulted in the receipt of an aggregate of 25,000,000 shares of the Company’s common stock.

Dallison

On July 9, 2006, we entered into an agreement with Frank Dallison, (“Dallison”), an “accredited investor” as defined by the Securities Act of 1933, 0pursuant to which Dallison loaned the Company $50,000. In connection with the loan, the Company issued a promissory note in the principal amount of $50,000 to the Dallison, bearing interest at the rate of 18% per annum and was to maturing on January 9, 2007. In addition to the interest payment the promissory note, the Company issued to Dallison warrants to purchase150,000 shares of the Company’s common stock at a at purchase price of $0.10 per share until the fifth anniversary date of the date of issuance.  The loan, including all accrued penalties and interest, was converted into shares of EXVG common stock on September 26, 2007.  The conversion price was $.01 per share and resulted in the receipt of an aggregate of 6,250,000 shares of the Company’s EXVG common stock.

Temporis Group LTD

On December 13, 2006, Temporis Group LTD (“Temporis”), an “accredited investor” as defined by the Securities Act of 1933, loaned $100,000 to the Company.  In connection with this loan, the Company to Temporis issued a promissory Note in the principal amount of $100,000, bearing interest at 20% per annum plus warrants to purchase 125,000 shares of the Company’s common stock at a purchase price of $0.10 per until the fourth anniversary date of the date of issuance. The loan, including all accrued penalties and interest, was converted into shares of common stock on September 26, 2007.  The conversion price was $0.01 per share and resulted in the receipt of an aggregate of 12,890,000 shares of the Company’s common stock.

Ralph Blatt

On January 29, 2007 Ralph Blatt (“Blatt”), an “accredited investor” as defined by the Securities Act of 1933, loaned the Company $10,000. In connection with this loan, the Company issued a promissory note to Blatt in the principal amount of $10,000 bearing interest at a rate of 10% per annum and a warrant to purchase 100,000 shares of the Company’s common stock at a price of $.10 per share with an exercise date of January 28, 2010.  The note was converted into shares of the Company’s common stock on October 1, 2007. The conversion price was $0.01 per share and resulted in the receipt of an aggregate of 1,000,000 shares of the Company’s EXVG common stock.

Shelly Shifman

On January 29, 2007 Shelly Shifman (“Shifman”), an “accredited investor” as defined by the Securities Act of 1933, loaned $50,000. In connection with this loan, the Company issued a promissory note to Shifman in the principal amount of $50,000 bearing interest at a rate of 10% per annum and a warrant to purchase 500,000 shares of the Company’s common stock at a price of $.10 per share with an exercise date of January 28, 2010.  The note was converted into shares of the Company’s common stock on October 1, 2007.  The conversion price was $0.01 per share and resulted in the receipt of an aggregate of 5,000,000 shares of the Company’s common stock.

Michael Ryan Stuckey

On December 26, 2006, Michael Ryan Stuckey (“Stuckey”), an “accredited investor” as defined by the Securities Act of 1933, loaned $20,000 to the Company. In connection with the loan Debenture, the Company issued a promissory Note to Stuckey in the principal amount of $20,000 bearing interest at a rate of 10% per annum and was payable on demand.  In connection with the loan, the Company issued warrants to Stuckey to purchase 200,000 the Company’s common stock at a purchase price $.10 per share for a period of five years. On February 26, 2007, the loan was converted to 20,000 of the Company’s Preferred Shares.  On August 15, 2008 the Preferred Shares were converted to 2,000,000 shares of the Company’s common stock.

 Subscription Agreements – 2006 through 2008

On January 5, 2006, the Company sold an aggregate of 926,667 shares of common stock and issued   warrants for 926,667 shares of our EXVG common stock at an exercise price of 0.10 per share, exercisable within 48 months of issuance, to accredited investors for $278,000.  On October 1, 2007, the warrants were exercised resulting in $9,266.67 cash to the Company and the issuance of 926,667 shares of EXVG common stock.

On October 25, 2006 under a certain subscription agreement for $24,990, the Company issued 83,300 units of the Corporation to an accredited investor at a price of $0.30 per unit. Each unit was comprised of one (1) common share and one common share purchase warrant.  Each warrant entitles the holder thereof to purchase one (1) share of the Company’s EXVG common stock at an exercise price of $0.10 for a period of 24 months from the date of issuance. As of February 15, 2009 these warrants have not been exercised.

On March 16, 2007 the Company sold 5,385,000 shares of our EXVG common stock to Icarus Investments, Inc. for $72,236.

On March 30, 2007, the Company sold 500,000 shares of our EXVG common stock to Larry Hamblin, an accredited investor, for $5,000.

On March 30, 2007, the Company sold 1,000,000 shares of our EXVG common stock to Gayle Stephens, an accredited investor, for $10,000.

On April 10, 2007, the Company sold 500,000 shares of our EXVG common stock to Larry Hamblin, an accredited investor, for $5,000.

On April 18, 2007, the Company sold 1,000,000 shares of our EXVG common stock to Doug DeYagher, an accredited investor, for $20,000.

On April 27, 2007, the Company sold 750,000 shares of our EXVG common stock to Ken Fujimori, an accredited investor, for $15,000.

On May 1, 2007, the Company sold 5,000,000 shares of our EXVG common stock to Williams James, an accredited investor, Whyte for $50,000.

On August 28, 2007, the Company sold 125,000 shares of our EXVG common stock to George J. Beaudet, Jr., an accredited investor, for $2,500.

On August 30, 2007, the Company sold 8,100,000 shares of our EXVG common stock to Shelley Shifman for $81,000.

On December 20, 2007, the Company sold 1,400,000 shares of our EXVG common stock to The Rider Group, Inc., an accredited investor, for $14,000.

On December 20, 2007, the Company sold 1,400,000 shares of our EXVG common stock to Mike Craig, an accredited investor, for $14,000.

On December 20, 2007, the Company sold 1,400,000 shares of our EXVG common stock to Warren, an accredited investor, Kettlewell for $14,000.

From May 1, 2004 to October 18, 2007, we issued to accredited investors warrants to purchase an aggregate of 12,367,081 shares of our EXVG common stock at an exercise price of $0.01 per share. In October 2007, the warrants were exercised resulting in approximately $124,000 cash to the Company.

In January 2008, we sold an aggregate of 55,600,000 shares of our EXVG common stock to eight accredited investors for $435,000.

In February 2008, we sold an aggregate of 5,670,200 shares of our EXVG common stock to eight accredited investors for $40,000.

On February 12, 2008, we sold 9,500,000 shares of our EXVG common stock to Helen and Shelley Shifman, accredited investors, for $95,000 and issued warrants to purchase an additional 9,500,000 shares of our common stock at an exercise price of $.02 per share.

In March 2008, we sold an aggregate of 1,508,000 shares of our EXVG common stock to seven accredited investors for $180,000.

 In April 2008, we sold an aggregate of 11,900,000 shares of our EXVG common stock to five accredited investors for $105,000.

 In June 2008, we sold an aggregate of 66,180,661 shares of our EXVG common stock to thirty-two accredited investors for $580,000.

In July 2008, we sold an aggregate of 95,283,333 shares of our EXVG common stock to twenty-two accredited investors for $227,000.

In August 2008, we sold an aggregate of 24,105,000 shares of our EXVG common stock to nineteen accredited investors for $167,000.

In September 2008, we sold an aggregate of 50,710,000 shares of our EXVG common stock to thirteen accredited investors for $410,000.

In October 2008, we sold an aggregate of 35,838,670 shares of our EXVG common stock to five accredited investors for $75,000.

The Company issued these above referenced shares without registration under the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering of securities.   The Company used the proceeds of the above referenced sales to fund its business operations.

The Company will need to raise substantial additional capital to continue the launch of The Home and Away Network beyond the second quarter of 2009 and provide substantial working capital for the development of national advertising relationships, increases in operating costs resulting from additional staff and office space until such time as the Company begins to generate revenues sufficient to fund ongoing operations. The Company believes that in the aggregate, it will need as much as approximately $10 million to $15 million to complete the launch of The Home and Away Network, repay debt obligations, provide capital expenditures for additional equipment, payment obligations under charter affiliation agreements, office space and systems for managing the business, and cover other operating costs until advertising and e-commerce revenues begin to offset our operating costs.  There can be no assurances that the Company will be successful in raising the required capital to complete this portion of its business plan.

We intend to generate a significant portion of our revenue from our television network, The Home and Away Network, and our radio station, Next Trip Radio through sales of advertising time.

To date, we have funded our operations with the proceeds from the following private equity financings:

Calendar Year Ended December 31,	Shares Sold:	Purchase Price:	No. of Investors:	Aggregate Purchase Price
2008	501,327,531	$0.005 per share	58	$2,650,500
2007	230,743,988	$0.007 per share	65	$1,709,313
2006	2,359,761	$0.11 per share	16	$263,070
Total	734,431,280	—	—	$4,622,883

The above-referenced shares were sold solely to “accredited investors” as that terms is defined in the Securities Act of 1933, as amended, and pursuant to the exemptions from the registration requirements of the Securities Act under Section 4(2) and Regulation D thereunder.

Summary of Business Operations and Significant Accounting Policies

Financial Reporting

The Company prepares its consolidated financial statements in conformity with generally accepted accounting principles in the United States of America. Revenues and expenses are reported on the accrual basis, which means that income is recognized as it is earned and expenses are recognized as they are incurred.

Revenue and Expense Recognition

Revenues are expenses are reported on the accrual basis, which means that income is recognized as it is earned and expenses are recognized as they are incurred.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Next 1 Interactive, Inc. and its subsidiaries (“the Company”). Intracompany profits, transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to prior periods to conform to current reporting.

Use of Estimates

The Company’s significant estimates include allowance for doubtful accounts and accrued expenses. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While the Company believes that such estimates are fair when considered in conjunction with the financial statements taken as a whole, the actual amounts of such estimates, when known, will vary from these estimates. If actual results significantly differ from the Company’s estimates, the Company’s financial condition and results of operations could be materially impacted.

Cash and Cash Equivalents

Cash and cash equivalents include all interest-bearing deposits or investments with original maturities of three months or less.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, debenture and loans payable approximate their fair market value based on the short-term maturity of these instruments.

Accounts Receivable

The Company extends credit to its customers in the normal course of business. Further, the Company regularly reviews outstanding receivables, and provides estimated losses through an allowance for doubtful accounts. In evaluating the level of established loss reserves, the Company makes judgments regarding its customers’ ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. The Company also performs ongoing credit evaluations of customers’ financial condition. The Company maintains reserves for potential credit losses, and such losses traditionally have been within its expectations.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Machinery and equipment are depreciated over 3 to 10 years. Furniture and fixtures are depreciated over 7 years. Accelerated methods of depreciation are generally used for income tax purposes. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. The Company performs ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. The estimated useful lives are determined and continually evaluated based on the period over which services are expected to be rendered by the asset. Maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Other Intangible Assets

Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the Company’s intent to do so.

Revenue Recognition

We recognize revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, "Revenue Recognition." and related interpretations, revenue is recognized when the services have been rendered and are billable.

Travel: Gross revenues represent the total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Travel Magazine: Subscription revenue is unearned revenue and is recognized on a net proportionate basis over the life of the subscription. Adjustments are made to gross revenue for refunds and allowance for doubtful accounts.

Advertising: We recognize advertising revenues in the period in which the advertisement is displayed, provided that evidence of an arrangement exists, the fees are fixed or determinable and collection of the resulting receivable is reasonably assured. If fixed-fee advertising is displayed over a term greater than one month, revenues are recognized ratably over the period as described below. The majority of insertion orders have terms that begin and end in a quarterly reporting period. In the cases where at the end of a quarterly reporting period the term of an insertion order is not complete, the Company recognizes revenue for the period by pro-rating the total arrangement fee to revenue and deferred revenue based on a measure of proportionate performance of its obligation under the insertion order. The Company measures proportionate performance by the number of placements delivered and undelivered as of the reporting date. The Company uses prices stated on its internal rate card for measuring the value of delivered and undelivered placements. Fees for variable-fee advertising arrangements are recognized based on the number of impressions displayed or clicks delivered during the period.

Under these policies, no revenue is recognized unless persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is deemed reasonably assured. The Company evaluates each of these criteria as follows:

☐ Evidence of an arrangement. We consider an insertion order signed by the client or its agency to be evidence of an arrangement.

Cable TV Broadcasting: Television revenue is generated primarily from the sale of local and national advertising. Advertising rates depend primarily on the quantitative and qualitative characteristics of the audience we can deliver to the advertiser. Our sales personnel sell local advertising, while national advertising is primarily sold by national sales representatives. Revenue is recorded net of distribution fees and an allowance for anticipated returns in accordance with the terms of the Company’s distribution agreements and established industry practice.

Internet Radio: The primary source of revenue in our Radio Broadcasting segment is the sale of commercial spots on our radio stations for local, regional and national advertising. We also generate additional revenues from network compensation, the Internet, air traffic, events, barter and other miscellaneous transactions. These other sources of revenue supplement our traditional advertising revenue without increasing on-air-commercial time. Local sales staff solicits advertising directly from local advertisers or indirectly through advertising agencies. Regional advertising sales are also generally realized by our local sales staff. To generate national advertising sales, we engage firms specializing in soliciting radio advertising sales on a national level. National sales representatives obtain advertising principally from advertising agencies located outside the station’s market and receive commissions based on advertising sold. Advertising rates are principally based on the length of the spot (durations of 60 second, 30 second, 15 second and five second) in order to provide more effective advertising for our customers at optimal prices.

Advertising Expense

The Company follows the provisions of Statement of Position (SOP) 93-7, “Reporting on Advertising Costs,” in accounting for advertising costs. Advertising costs are charged to expense as incurred and are included in sales and marketing expenses in the accompanying financial statements. Advertising expense for the year ended February 29, 2008 was $172,014.

Basic and Diluted Net Income (Loss) Per Share

The Company computed basic and diluted loss per share amounts for February 28, 2007 and 2008 pursuant to the SFAS No. 128, “Earnings per Share.” Basic earnings per share are computed by dividing net income or loss by the weighted average number of common shares outstanding during the year. The assumed effects of the exercise of outstanding stock options, warrants, and conversion of notes were anti-dilutive and, accordingly, dilutive per share amounts have not been presented in the accompanying statements of operations.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments.

Stock based compensation

The Company accounts for employee and non-employee stock awards under SFAS 123(r), whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable. The Company did not pay any stock-based compensation during the period presented.

Accounting for Warrants and Freestanding Derivative Financial Instruments

The Company evaluates its warrants and other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”) and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). If the warrant is determined to be a derivative, the fair value of the warrants is marked-to-market each balance sheet date and recorded as a liability. The change in fair value of the warrants is recorded in the Statement of Operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under FAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date. In the event that the warrants are determined to be equity, no value is assigned for financial reporting purposes.

Intangible Assets and Related Impairment of Long-lived Assets

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of shall be classified as held for sale and are reported at the lower of the carrying amount or fair value less costs to sell.

Income taxes

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes”. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Had income taxes been determined based on an effective tax rate of 37.6% consistent with the method of SFAS 109, the Company's net losses for all periods presented would not materially change.

 Recent Accounting Pronouncements

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board (“FASB”) has recently issued several new accounting pronouncements which may apply to the company.

Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active

In October 2008, the FASB issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” This FSP clarifies the application of SFAS No. 157, “Fair Value Measurements,” in a market that is not active. The FSP also provides examples for determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS No. 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Issuer’s Accounting for Liabilities Measured at Fair Value with a Third-Party Credit Enhancement

In September 2008, the FASB issued EITF Issue No. 08-5 (“EITF No. 08-5”), “Issuer’s Accounting for Liabilities Measured at Fair Value with a Third-Party Credit Enhancement.” This FSP determines an issuer’s unit of accounting for a liability issued with an inseparable third-party credit enhancement when it is measured or disclosed at fair value on a recurring basis. FSP EITF No. 08-5 is effective on a prospective basis in the first reporting period beginning on or after December 15, 2008. The Company is currently assessing the impact of FSP EITF No. 08-5 on its consolidated financial position and results of operations.

Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161

In September 2008, the FASB issued FSP FAS No. 133-1, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161.” This FSP amends FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to require disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument. The FSP also amends FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” to require and additional disclosure about the current status of the payment/performance risk of a guarantee. Finally, this FSP clarifies the Board’s intent about the effective date of FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” FSP FAS No. 133-1 is effective for fiscal years ending after November 15, 2008. The Company is currently assessing the impact of FSP FAS No. 133-1 on its consolidated financial position and results of operations.

Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities

In June 2008, the FASB issued EITF Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” EITF No. 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. The EITF 03-6-1 affects entities that accrue dividends on share-based payment awards during the awards’ service period when the dividends do not need to be returned if the employees forfeit the award. EITF03-6-1 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of EITF 03-6-1 on its consolidated financial position and results of operations.

Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an entity's Own Stock

In June 2008, the FASB ratified EITF Issue No. 07-5, "Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity's Own Stock.” EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of EITF 07-5 on its consolidated financial position and results of operations.

Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No. 60”. This statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. SFAS No. 163 also clarifies how SFAS No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities to increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for some disclosures about the insurance enterprise’s risk-management activities of the insurance enterprise be effective for the first period (including interim periods) beginning after issuance of SFAS No. 163. Except for those disclosures, earlier application is not permitted.

Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion ( Including Partial Cash Settlement)

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The FSP clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. The FSP requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer's nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. The FSP requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in our consolidated statement of operations. The FSP requires retrospective application to the terms of instruments as they existed for all periods presented. The FSP is effective for us as of January 1, 2009 and early adoption is not permitted. The Company is currently evaluating the potential impact of FSP APB No. 14-1 upon its consolidated financial statements.

The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 162, "The Hierarchy of Generally Accepted Accounting Principles" (FAS No.162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS No. 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles". The implementation of this standard will not have a material impact on the Company's consolidated financial position and results of operations.

Determination of the Useful Life of Intangible Assets

In April 2008, the FASB issued FASB Staff Position on Financial Accounting Standard (“FSP FAS”) No. 142-3, “Determination of the Useful Life of Intangible Assets”, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142 “Goodwill and Other Intangible Assets”. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of the expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007) “Business Combinations” and other U.S. generally accepted accounting principles.  The Company is currently evaluating the potential impact of FSP FAS No. 142-3 on its consolidated financial statements.

Disclosure about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS No. 161, “Disclosure about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”, (SFAS 161). This statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The Company is required to adopt SFAS No. 161 on January 1, 2009. The Company is currently evaluating the potential impact of SFAS No. 161 on the Company’s consolidated financial statements.

Business Combinations

In December 2007, the FASB issued SFAS No. 141(R) “Business Combinations” (SFAS 141(R)). This Statement replaces the original SFAS No. 141. This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (which SFAS No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The objective of SFAS No. 141(R) is to improve the relevance, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, SFAS No. 141(R) establishes principles and requirements for how the acquirer:

a.	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree.
b.	Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase.
c.	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and may not be applied before that date. The Company is unable at this time to determine the effect that its adoption of SFAS No. 141(R) will have on its consolidated results of operations and financial condition.

Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (SFAS No. 160). This Statement amends the original Accounting Review Board (ARB) No. 51 “Consolidated Financial Statements” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This Statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008 and may not be applied before that date. The Company is unable at this time to determine the effect that its adoption of SFAS No. 160 will have on its consolidated results of operations and financial condition.

In December 2007, the FASB issued FAS No. 141(R) “Applying the Acquisition Method,” which is effective for fiscal years beginning after December 15, 2008. This statement retains the fundamental requirements in FAS 141 that the acquisition method be used for all business combinations and for an acquirer to be identified for each business combination. FAS 141(R) broadens the scope of FAS 141 by requiring application of the purchase method of accounting to transactions in which one entity establishes control over another entity without necessarily transferring consideration, even if the acquirer has not acquired 100% of its target. Among other changes, FAS 141(R) applies the concept of fair value and “more likely than not” criteria to accounting for contingent consideration, and pre-acquisition contingencies. As a result of implementing the new standard, since transaction costs would not be an element of fair value of the target, they will not be considered part of the fair value of the acquirer’s interest and will be expensed as incurred. The Company does not expect that the impact of this standard will have a significant effect on its financial condition and results of operations.

In December 2007, the FASB also issued FAS No. 160, “Accounting for Noncontrolling Interests,” which is effective for fiscal years beginning after December 15, 2008. This statement clarifies the classification of noncontrolling interests in the consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and the holders of non-controlling interests.

The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results or operations, cash flows or disclosures.

In February 2007, the FASB issued FAS No. 159, “Fair Value Option” which provides companies an irrevocable option to report selected financial assets and liabilities at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FAS 159 is effective for entities as of the beginning of the first fiscal year that begins after November 15, 2007. The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results or operations, cash flows or disclosures.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS No. 157). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 addresses the requests from investors for expanded disclosure about the extent to which companies’ measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. In February 2008, the FASB issued FSP FAS No. 157-2, “Effective Date of FASB Statement No. 157”. This FSP delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company is unable at this time to determine the effect that its adoption of SFAS No. 157 will have on its consolidated results of operations and financial condition.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

Described below are transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets for the last three completed fiscal years, and in which any of our directors, nominee directors, executive officers, security holders who beneficially own 5% or more of our voting securities, and any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest. We believe that terms of each transaction below were comparable to those obtainable from unaffiliated third parties.

Series A Preferred Stock

On October 14, 2008, we filed a Certificate of Designations with the Secretary of State of the State of Nevada therein establishing out of the our “blank check” Preferred Stock, a series designated as Series A 10% Cumulative Convertible Preferred Stock consisting of 3,000,000 shares (the “Series A Preferred Stock”). The holders of record of shares of Series A Preferred Stock is entitled to vote on all matters submitted to a vote of our shareholders of and is entitled to one hundred (100) votes for each share of Series A Preferred Stock. On October 14, 2008, we issued an aggregate of 504,763 shares of Series A Preferred Stock to William Kerby, the Company’s Chief Executive Officer. Mr. Kerby also owns 2,610,951 shares of common stock, with together with his Series A Preferred Stock, gives him the right to a vote equivalent to 53,087,251 shares of common stock, representing 70.7% of the total votes, and essentially giving Mr. Kerby control of the Company.

Director Independence

None of our directors are deemed to be independent.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Limited and Sporadic Public Market for Common Stock

Our common stock currently trades on the Over the Counter Bulletin Board under the ticker symbol “NXOI.” Prior to our merger with Maximus Exploration Corporation on October 9, 2008, there was no public trading market for our common stock.  The market for our common stock has been limited and stagnant. You might find your investment in our stock to be relatively illiquid and if a market does develop, the price of our common stock may decrease due to the substantially increased supply due to the shares available for sale by the Selling Stockholders.

Options, Warrants and Convertible Securities

As of the date of this registration statement, there are no issued and outstanding options or warrants. There are currently 504,763 shares of the Company’s Series A Preferred Stock which are convertible into shares of common stock at a rate of 2:1. These shares were issued to the Company’s CEO as deferred compensation.

Registration Rights

This registration statement registers  4,757,099 of the 24,678,167 shares of common stock we have agreed to register on behalf of stockholders.

Rule 144

As of the date of this registration, there are no shares of our Company which can be sold under Rule 144 of the Securities Act due to the fact that our predecessor was a shell company.

Penny Stock Rules

The term “penny stock” generally refers to low-priced (below $5.00), speculative securities of very small companies. While penny stocks generally are quoted over-the-counter, such as on the OTC Bulletin Board or in the Pink Sheets, they may also trade on securities exchanges, including foreign securities exchanges. In addition, penny stocks include the securities of certain private companies with no active trading market. Before a broker-dealer can sell a penny stock, SEC rules require the firm to first approve the customer for the transaction and receive from the customer a written agreement to the transaction. The firm must furnish the customer a document describing the risks of investing in penny stocks. The firm must tell the customer the current market quotation, if any, for the penny stock and the compensation the firm and its broker will receive for the trade. Finally, the firm must send monthly account statements showing the market value of each penny stock held in the customer’s account. Penny stocks may trade infrequently, which means that it may be difficult to sell penny stock shares once you own them. Because it may be difficult to find quotations for certain penny stocks, they may be impossible to accurately price. Investors in penny stocks should be prepared for the possibility that they may lose their whole investment.

The Company’s fiscal year end is February 28th.  The range of high and low bid information for our common stock on the OTCBB for each quarterly period within the two most recent fiscal years is set forth below. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions

Dividend Policy

The Series A Preferred Stock is entitled to receive cash dividends out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend on any other class of Preferred Stock or Common Stock at an annual rate of 10% of the $1.00 liquidation value preference per share. Such dividends shall be cumulative and shall be payable on the first day of April, July, October and January. To date, we have not paid any dividends and all the dividends payable on the Series A Preferred Stock was converted to shares of the Company’s common stock.

We currently intend to retain all future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on common stock in the foreseeable future. Any future dividends will be at the discretion of the board of directors, after taking into account various factors, including among others, operations, current and anticipated cash needs and expansion plans, the income tax laws then in effect, the requirements of Nevada law, and any restrictions that may be imposed by our future credit arrangements.

Transfer Agent

Holladay Stock Transfer, Inc.
2939 N 67th Place
Scottsdale, AZ 85251

Holders of Our Common Stock

As of the date of this prospectus, we had approximately 470 holders of record of our common stock, and one holder of our preferred stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

Effective as of the consummation of the reverse merger with Maximus Exploration Corporation on October 9, 2008, the Company dismissed Malone & Bailey, P.C., an independent registered public auditors (“Malone”), as its accountants. Malone had previously been engaged as the accountants to audit Maximus’ financial statements and review the Company’s unaudited financial statements. The reason for the dismissal of Malone is that, upon the consummation of the Acquisition on October 9, 2008, (i) the former stockholders of EXVG owned a majority of the outstanding shares of Maximus’ common stock and (ii) Maximus’ primary business unit became the business previously conducted by EVUSA. The Board of Directors of Maximus deemed it practical that EVUSA’s registered independent public auditors be engaged, going forward.

None of Malone’s audit reports on Maximus’ financial statements for each of the past two fiscal years ended February 29, 2008 and February 27, 2007 contained an adverse opinion or disclaimer of opinion nor were they qualified or modified as to audit scope or accounting principles. However, Malone’s audit reports on Maximus’ financial statements for the past two fiscal years included Malone’s uncertainty as to the Company’s ability to continue as a going concern.

In each of the reports, Malone stated that its “going concern” opinion was made in light of the fact that the Company was a “blank check” company with no operations and had not made any efforts to identify a possible business combination at the time of the Company’s respective financial statements. The decision to change the Company’s registered independent public auditors was approved by the Company’s board of directors on October 9, 2008.

From February 22, 2007 through October 9, 2008, there were no disagreements between Maximus and Malone on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Malone, would have caused it to make reference to the matter in connection with the firm’s reports.

On October 9, 2008, the Company engaged Kramer, Weisman & Associates, LLP (“Kramer”) as its new registered independent public auditors. The appointment of Kramer was approved by our board of directors on October 9, 2008. During our most recent fiscal year ended February 29, 2008 and the subsequent interim periods through August 31, 2008, the Company did not consult Kramer regarding either: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K.

Prior to engaging Kramer, the Company had not consulted Kramer regarding the application of accounting principles to any specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the filing requirements of the Securities Exchange Act of 1934, as amended, under which we are required to file annual and periodic reports with the Securities and Exchange Commission. We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules as well as our reports filed with the Securities and Exchange Commission at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

Our websites are:

Next 1 Interactive Inc. investor Site:	www.n1ii.com
Next Trip.com Site:	www.NextTrip.com
Next Trip Radio Site:	www.NextTripRadio.com
NextTrip TV Site:	www.NextTripTV.com
Next Trip Affiliates:	http://nexttrip.com/affiliate-program.aspx
Maupintour Site	www.Maupintour.com
Cruise Shoppe Site:	www.CruiseShoppes.com
Home Preview Channel Site:	www.HPCTV.com
Brands on Demand Site:	www.BrandsOnDemand.com

The contents of our websites are not incorporated by reference herein.

FINANCIAL INFORMATION

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR
THE QUARTER ENDED NOVEMBER 30, 2008
AND NOTES THERETO

NEXT 1 INTERACTIVE, INC.
CONSOLIDATED BALANCE SHEETS

	November 30, 2008	February 29, 2008
	(Unaudited)	(Audited)
Current Assets
Cash	$97,051	$64,369
Accounts receivable	91,618	48,249
Prepaid expenses and other current assets	373,139	-
Security Deposits	50,433	120,000
Total current assets	612,241	232,618

Fixed Assets, net	831,883	176,911
Intellectual Property	16,014,545	-
Total assets	$17,458,669	$409,529

Current Liabilities
Accounts payable and accrued expenses	$1,332,831	$793,311
Related party notes payable	825,781	899,255
Convertible promissory notes	250,000	250,000
Total current liabilities	2,408,612	1,942,566

Shareholders' Equity

Common stock, $.00001 par value; 200,000,000 shares authorized; 24,611,500 and 314,957 shares issued and outstanding at November 30, 2008 and December 31, 2007, respectively	4,365,370	314,957
Preferred stock, $1 par value; 100,000,000 authorized; 504,000 and 1,152,000 shares issued and outstanding at November 30, 2008 and February 28, 2008, respectively	504,000	1,152,000
Preferred stock B, $.0001 par value; 10,000,000 authorized; 0 and 1,369,643 shares issued and outstanding at November 30, 2008 and February 28, 2008, respectively		13,696
Additional paid-in-capital	15,036,872	5,357,967
Accumulated deficit	(4,856,186)	(8,371,656)
Total shareholders' equity (deficit)	15,050,056	(1,533,036)

Total liabilities and shareholders' equity (deficit)	$17,458,669	$409,529

NEXT 1 INTERACTIVE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	November 30		November 30
	2008	2007	2008	2007

Sales	$985,195	$1,876,079	$2,365,568	$3,671,483
Cost of Sales	227,815	1,270,059	1,581,874	2,508,463
Gross profit	757,380	606,020	783,694	1,163,020

Operating expenses
Sales and marketing	(1,512)	-	39,784	-
General and administrative	423,390	1,241,265	2,113,034	3,316,586
Total operating expenses	421,878	1,241,265	2,152,818	3,316,586

Operating income (loss)	335,503	(635,244)	(1,369,124)	(2,153,566)

Interest income	1,506	-	-	-
Other extraordinary income	-	-	-	1,283,539
Interest expense	-	-	(47,560)	-
Depreciation	-	-	(23,000)	-
Other extraordinary expense	-	-	-	(1,133,382)
Total other expense	1,506	-	(70,560)	150,157

Net Profit (Loss)	$337,009	$(635,244)	$(1,439,684)	$(2,003,409)

Weighted average number of shares outstanding	7,724,516	77,183,841	7,724,516	77,183,841

Basic and diluted net loss per share	$0.04	$(0.01)	$(0.19)	$(0.03)

NEXT 1 INTERACTIVE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	November 30
	2008	2007
Cash flow from operating activities:
Net income (loss)	$(1,439,684)	$(635,245)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	23,000	50,809
Net advances from related parties	(139,536)	(103,937)
Impairment of intangible assets	-	1,125,399

Changes in operating assets and liabilities:
Accounts receivable	(43,369)	(30,684)
Prepaid expenses and other assets	(303,572)	(637,010)
Accounts payable, accrued expenses and other	(791,019)	(45,292)
Net cash provided used in operating activities	(2,694,180)	(275,960)

Cash flows from financing activities:
Decrease in promissory notes payable	(73,474)	(1,128,286)
Proceeds from issuance of common stock	4,622,883	1,170,326
Issuance costs	(1,822,547)	(14,879)

Net cash provided by financing activities	2,726,862	27,161

Net increase (decrease) in cash	32,682	(248,799)

Cash and cash equivalents at beginning of period	64,369	98,375

Cash and cash equivalents at end of period	$97,051	$(150,424)

Supplemental disclosure:
Noncash Transactions
Stock Trade Agreements	$13,985,539	$8,962,969

NEXT 1 INTERACTIVE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOVEMBER 30, 2008
UNAUDITED

Note 1- Basis of Presentation

ORGANIZATION AND CAPITALIZATION
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions of Form 10-Q and Item 310 of Regulation S-K. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The preparation requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results may differ from these estimates. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended November 30, 2008 are not necessarily indicative of the results that may be expected for the fiscal year ending February 28, 2009.

The financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated.

Certain reclassifications have been made to the prior year financial statements in order for them to be in conformity with the current year presentation.

CASH AND CASH EQUIVALENTS
The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents. At November 30, 2008 and February 28, 2008, the Company did not have any, low risk investments.

ACCOUNT RECEIVABLES
The Company extends credit to its customers in the normal course of business. Further, the Company regularly reviews outstanding receivables, and provides estimated losses through an allowance for doubtful accounts. In evaluating the level of established loss reserves, the Company makes judgments regarding its customers’ ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. The Company also performs ongoing credit evaluations of customers’ financial condition. The Company maintains reserves for potential credit losses, and such losses traditionally have been within its expectations.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Machinery and equipment are depreciated over 3 to 10 years. Furniture and fixtures are depreciated over 7 years. Accelerated methods of depreciation are generally used for income tax purposes. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. The Company performs ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. The estimated useful lives are determined and continually evaluated based on the period over which services are expected to be rendered by the asset. Maintenance and repairs are expensed as incurred.

NEXT 1 INTERACTIVE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

IMPAIRMENT OF LONG LIVED ASSETS
In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

OTHER INTANGIBLE ASSETS
Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the Company’s intent to do so.

REVENUE RECOGNITION We recognize revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, "Revenue Recognition." and related interpretations, revenue is recognized when the services have been rendered and are billable.

Travel: Gross revenues represent the total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Travel Magazine: Subscription revenue is unearned revenue and is recognized on a net proportionate basis over the life of the subscription. Adjustments are made to gross revenue for refunds and allowance for doubtful accounts.

Advertising: We recognize advertising revenues in the period in which the advertisement is displayed, provided that evidence of an arrangement exists, the fees are fixed or determinable and collection of the resulting receivable is reasonably assured. If fixed-fee advertising is displayed over a term greater than one month, revenues are recognized ratably over the period as described below. The majority of insertion orders have terms that begin and end in a quarterly reporting period. In the cases where at the end of a quarterly reporting period the term of an insertion order is not complete, the Company recognizes revenue for the period by pro-rating the total arrangement fee to revenue and deferred revenue based on a measure of proportionate performance of its obligation under the insertion order. The Company measures proportionate performance by the number of placements delivered and undelivered as of the reporting date. The Company uses prices stated on its internal rate card for measuring the value of delivered and undelivered placements. Fees for variable-fee advertising arrangements are recognized based on the number of impressions displayed or clicks delivered during the period.

Under these policies, no revenue is recognized unless persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is deemed reasonably assured. The Company evaluates each of these criteria as follows:

☐ Evidence of an arrangement. We consider an insertion order signed by the client or its agency to be evidence of an arrangement.

Cable TV Broadcasting: Television revenue is generated primarily from the sale of local and national advertising. Advertising rates depend primarily on the quantitative and qualitative characteristics of the audience we can deliver to the advertiser. Our sales personnel sell local advertising, while national advertising is primarily sold by national sales representatives. Revenue is recorded net of distribution fees and an allowance for anticipated returns in accordance with the terms of the Company’s distribution agreements and established industry practice.

Internet Radio: The primary source of revenue in our Radio Broadcasting segment is the sale of commercial spots on our radio stations for local, regional and national advertising. We also generate additional revenues from network compensation, the Internet, air traffic, events, barter and other miscellaneous transactions. These other sources of revenue supplement our traditional advertising revenue without increasing on-air-commercial time. Local sales staff solicits advertising directly from local advertisers or indirectly through advertising agencies. Regional advertising sales are also generally realized by our local sales staff. To generate national advertising sales, we engage firms specializing in soliciting radio advertising sales on a national level. National sales representatives obtain advertising principally from advertising agencies located outside the station’s market and receive commissions based on advertising sold. Advertising rates are principally based on the length of the spot (durations of 60 second, 30 second, 15 second and five second) in order to provide more effective advertising for our customers at optimal prices.

COST OF SALES
Cost of sales comprises the directly attributable costs of goods and services sold and delivered. These costs include such items as sales commission to business partners, hotel and airfare, cruises and membership fees. Upon the launch of The Home and Away Network costs will also include network expenses, including fees we pay for co-location services, depreciation of network equipment, payments made to affiliate partners of the Home and Away Network, and salary expenses associated with network operations staff.

ADVERTISING EXPENSES
 The Company follows the provisions of Statement of Position (SOP) 93-7, “Reporting on Advertising Costs,” in accounting for advertising costs. Advertising costs are charged to expense as incurred and are included in sales and marketing expenses in the accompanying financial statements. Advertising expense for the FISCAL year ended February 29, 2008 was $172,014; the advertising expenses for nine months ending November 30, 2008 were $33,832.

INCOME TAXES
The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Had income taxes been determined based on an effective tax rate of 37.6% consistent with the method of SFAS 109, the Company's net losses for all periods presented would not materially change.

PRINCIPLES OF CONSOLIDATION
The accompanying condensed consolidated financial statements include the accounts of Next 1 Interactive, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reported period

GOODWILL AND OTHER INTANGIBLE ASSETS
In June 2001, the FASB issued Statement No. 142 Goodwill and Other Intangible Assets. This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets.

NEXT 1 INTERACTIVE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Company tests for impairment of the goodwill at least annually, if not more depending upon substantial changes in the Company that may lead to a change in the goodwill during interim periods.

INCOME TAXES
The Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company determine whether the benefits of the Company’s tax positions are more likely than not of being sustained upon audit based on the technical merits of the tax position. The provisions of FIN 48 also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, and disclosure. The Company did not have any unrecognized tax benefits and there was no effect on the financial condition or results of operations as a result of implementing FIN 48.

EARNINGS (LOSS) PER SHARE
Earnings (loss) per share are computed in accordance with SFAS No. 128, "Earnings per Share". Basic earnings (loss) per share is computed by dividing net income (loss), after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. The outstanding warrants at September 30, 2008 and 2007 respectively are anti-dilutive and therefore are not included in earnings (loss) per share.

ACCOUNTING FOR STOCK-BASED COMPENSATION
The Company adopted SFAS No. 123R, "Accounting for Stock-Based Compensation". This statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service.

In addition, a public entity is required to measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value. The fair value of that award has been remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period.

RECENT ACCOUNTING PRONOUNCEMENTS
In December 2007, the FASB issued FAS No. 141(R) “Applying the Acquisition Method”, which is effective for fiscal years beginning after December 15, 2008. This statement retains the fundamental requirements in FAS 141 that the acquisition method be used for all business combinations and for an acquirer to be identified for each business combination. FAS 141(R) broadens the scope of FAS 141 by requiring application of the purchase method of accounting to transactions in which one entity establishes control over another entity without necessarily transferring consideration, even if the acquirer has not acquired 100% of its target. Among other changes, FAS 141(R) applies the concept of fair value and “more likely than not” criteria to accounting for contingent consideration, and preacquisition contingencies. As a result of implementing the new standard, since transaction costs would not be an element of fair value of the target, they will not be considered part of the fair value of the acquirer’s interest and will be expensed as incurred. The Company does not expect that the impact of this standard will have a significant effect on the financial condition and results of operations.

NEXT 1 INTERACTIVE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In December 2007, the FASB also issued FAS No. 160, “Accounting for Noncontrolling Interests”, which is effective for fiscal years beginning after December 15, 2008. This statement clarifies the classification of noncontrolling interests in the consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and the holders of non-controlling interests. The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results or operations, cash flows or disclosures.

In December 2007, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 110. This guidance allows companies, in certain circumstances, to utilize a simplified method in determining the expected term of stock option grants when calculating the compensation expense to be recorded under Statement of Financial Accounting Standards (SFAS) No. 123(R),  Share-Based Payment. The simplified method can be used after December 31, 2007 only if a company’s stock option exercise experience does not provide a reasonable basis upon which to estimate the expected option term. Through 2007, we utilized the simplified method to determine the expected option term, based upon the vesting and original contractual terms of the option. On January 1, 2008, we began calculating the expected option term based on our historical option exercise data. This change did not have a significant impact on the compensation expense recognized for stock options granted in 2008.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We are currently evaluating the disclosure implications of this statement; however, the new statement will not have an impact on the determination of our financial results.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). The objective of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R), and other principles of GAAP. This FSP applies to all intangible assets, whether acquired in a business combination or otherwise, and shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and applied prospectively to intangible assets acquired after the effective date. Early adoption is prohibited. We have evaluated the new statement and have determined that it will not have a significant impact on the determination or reporting of our financial results.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with GAAP. With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411,

NEXT 1 INTERACTIVE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

“The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We have evaluated the new statement and have determined that it will not have a significant impact on the determination or reporting of our financial results.

In May 2008 the FASB issued FASB Staff Position (FSP) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). ” APB 14-1 requires the issuer to separately account for the liability and equity components of convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The guidance will result in companies recognizing higher interest expense in the statement of operations due to amortization of the discount that results from separating the liability and equity components. APB 14-1 will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting APB 14-1 on its consolidated financial statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities". This FASB Staff Position (FSP) addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, Earnings per Share. This FSP provides that unvested share-based payment awards that contain non forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. The provisions of FSP No. 03-6-1 shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior period EPS data presented shall be adjusted retrospectively,(including interim financial statements, summaries of earnings, and selected financial data) to conform to the provisions of this FSP. Early application is not permitted. The provisions of FSP No. 03-6-1 are effective for the Company retroactively in the first quarter ended March 31, 2009. The Company is currently assessing the impact of FSP No. EITF 03-6-1 on the calculation and presentation of earnings per share in its’ consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

In June 2008, the FASB ratified EITF Issue No. 07-5, "Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity's Own Stock" (EITF 07-5). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of EITF 07-5 on its consolidated financial position and results of operations.

Note 2 – Notes Payable

Notes payable November 30, 2008 consists of loans totaling $1,085,281, of which approximately $350,000 from related parties and the balance from private investors.

NEXT 1 INTERACTIVE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Intangible Assets

The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Intangible assets consist of the following at November 30, 2008:

Travel Magazine Website	$664,064
Echo software	695,044
1,359,108
Less accumulated amortization	(1,184,602)
$174,506

During the year ended February 29, 2008, the assets were adjusted to their appraised value by recording a loss due to impairment of $ 261,288.

Note 4 – Income Taxes

As of February 29, 2008, the Company had approximately $11,161,000 of U.S. federal and state net operating loss carryforwards available to offset future taxable income which begin expiring in 2026, if not utilized. Deferred income taxes reflect the net tax effects of operating loss and tax credit carry forwards and temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.
uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at February 29, 2008.

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the period ended February 29, 2008:

Tax benefit computed at “expected” statutory rate	$379,000
State income taxes, net of benefit	0
Other permanent differences	0
Increase in valuation allowance	(379,000)
Net income tax benefit	$-

Note 5– Going Concern

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $4,367,383 and a working capital deficit of $1,600,665 at February 29, 2008, net losses for the year ended February 29, 2008 of $4,751,602 and cash used in operations during the year ended February 29, 2008 of $3,565,235. While the Company is attempting to increase sales, the growth has not been significant enough to support the Company’s daily operations. In order to raise funds, the Company has continued to raise funds through private placements with third party. Management may attempt to raise additional funds by way of a public or private offering. While the Company believes in the viability of its strategy to improve sales volume and in its ability to raise additional funds, there can be no assurances to that effect. The Company's limited financial resources have prevented the Company from aggressively advertising its products and services to achieve consumer recognition.

NEXT 1 INTERACTIVE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan and generate increased revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management believes that the actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for the Company.

Note 6 – Equity

PREFERRED STOCK

The Board of Directors is authorized to determine, without stockholder approval, the designations, rights, preferences, powers and limitations of the Company’s 100,000,000 shares of authorized Preferred Stock. The Company has authorized 3,000,000 shares as Preferred Stock Series A at $.01par value per share; each share is convertible into common shares at $.50 per share. October 10, 2008 the company issued 504,763 shares to its CEO in exchange for forgiveness of $252,381 deferred compensation. The Preferred A stock has super voting power of 100 votes per share.

COMMON STOCK

On April 11, 2008 the Company issued 50,000,000 of its EXVG common shares to acquire a media company engaged in interactive media sales known as Brands on Demand valued at a price of $140,000, pursuant to a Stock Purchase Agreement. As a part of the stock purchase agreement we entered into an employment agreement with Mr. Heureux pursuant to which Mr. Heureux served as the Chief Marking Officer of the Company and as a Director of the Board of Directors. On January 15, 2009, the employment agreement was terminated and Mr. Heureux is no longer employed by Company nor is he a director of the Company’s Board of Directors.

On October 9, 2008 the Company merged with a public OTCBB company and changed its name to Next 1 Interactive Inc and authorized 200,000,000 common shares at par value $.00001. The reverse merger resulted in the issuance of 18,511,500 common shares

On October 29, 2008, the Company issued 1,000,000 shares of its common stock for stock purchase of a Cable TV Network known as Home Preview Channel Inc. valued at $3,000,000 with contracts for marketplaces that totaled 4,000,000 home viewerships. The company specializes in listing residential real estate in 5 marketplaces, showing the homes that are for sale in the respective marketplaces.

On October 30, 2008 the Company acquired a technology company known as Loop Networks Inc. for 5,100,000 shares of Next 1 valued at $3.00 a share. The technology behind the Loop Networks consists of a proprietary informative content aggregation network and a five-point content distribution model which consists of Basic TV, Video On Demand (VOD), Broadband, Interactive TV, and Wireless — all designed to facilitate live end-user feedback. The entire content distribution model is supported by Loop Networks centralized content database.

Note 7 – Subsequent Events

SHARE EXCHANGE AGREEMENT

We were initially incorporated as Extraordinary Vacations Group, Inc. in the state of Delaware on June 24, 2002. Effective October 9, 2008, we entered into a share exchange agreement with Maximus Exploration Corporation, a Nevada corporation (“MAXIMUS”). Under the terms of the share exchange agreement, we acquired 100% of the outstanding common stock of MAXIMUS in exchange for 13,000,000 shares of common stock of our wholly owned subsidiary, Extra Ordinary Vacations USA, Inc. (EVUSA).  As of October 9, 2008, upon completion of the share exchange, the former shareholders of MAXIMUS owned, on a fully diluted basis, approximately 97.2% of the outstanding common stock of EVUSA, which resulted in a change in control. On October 9, 2008 MAXIMUS changed its name to Next 1, Interactive, Inc. The transaction was accounted for as a reverse merger and recapitalization whereby EVUSA, which became a wholly-owned subsidiary of Next 1, was deemed to be the acquirer for accounting purposes.

Loss per share calculations has been revised for all periods to reflect the capital structure of Maximus.

TERMINATION OF EMPLOYMENT CONTRACT

On January 15, 2009, Bradley Heureux, the Company’s Chief Marketing Officer and Director resigned from his position.

AUDITED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED FEBRUARY 29, 2008
AND NOTES THERETO

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Next 1, Interactive, Inc.
Weston, Florida

We have audited the accompanying consolidated balance sheet of Next 1, Interactive, Inc. as of February 29, 2008 and 2007 and the related consolidated statements of operations, changes in shareholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2008 and 2007 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Next 1, Interactive, Inc. as of February 29, 2008, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 6 to the consolidated financial statements, the Company had an accumulated deficit of $4,367,383 and a working capital deficit of $1,600,665 at February 29, 2008, net losses for the year ended February 29, 2008 of $4,751,602 and cash used in operations during the year ended February 29, 2008 of $3,238,221. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kramer, Weisman and Associates, LLP
Certified Public Accountants
Davie, Florida
July 23, 2008

NEXT1 INTERACTIVE, INC.
CONSOLIDATED BALANCE SHEET
YEARS ENDED FEBRUARY 29, 2008 AND FEBRUARY 28, 2007

	February 29,	February 28,
	2008	2007
	(Audited)	(Audited)
ASSETS
Current Assets
Cash	$43,080	$8,190
Accounts Receivable	40,041	102,955
Total Current Assets	83,121	111,145

Other Assets
Intangible assets, net (Note 4 )	174,506	628,934
Prepaid expenses and deposits	45,000	4,432
Total Other Assets	219,506	633,366
Total Assets	$302,627	$744,511

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$158,617	$847,656
Accrued Expenses	230,399	568,701
Dividend Payable	264,665	-
Notes Payable (Note 3 )	1,030,105	1,128,286
Total Current Liabilities	1,683,786	2,544,643

Total Liabilities	1,683,786	2,544,643

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock B, $.01 par value, 10,000,000 authorized: 1,369,643 shares issued and outstanding	13,696	-
Preferred stock, $1 par value, 10,000,000 authorized: 1,152,000 shares issued and outstanding	1,152,000	-
Common stock, $.001 par value, 500,000,000 authorized: 314,956,578 shares issued and outstanding	314,957	140,683
Additional paid in capital	1,505,571	9,487,347
Retained Earnings (Deficit)	(4,367,383)	(10,035,241)

Total Stockholders' Equity (Deficit)	(1,381,159)	(407,211)

Total Liabilities and Stockholders' Equity (Deficit)	$302,627	$2,137,432

NEXT 1, INTERACTIVE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
YEARS ENDED FEBRUARY 29, 2008 AND FEBRUARY 28, 2007

	February 29,	February 28,
	2008	2007
	(Audited)	(Audited)
Sales	$3,858,142	$6,457,887

Cost of goods sold	1,879,301	4,874,846

Gross Profit	1,978,841	1,583,041

Operating Expenses
General & administrative	1,372,598	854,145
Salaries & benefits	1,236,700	1,475,246
Bad debt expense (Note 1)	1,279,894	-
Advertising & promotion	172,014	162,686
Interest expense	127,095	54,040
Depreciation & amortization	2,728	24,850

TOTAL EXPENSES	4,191,029	2,570,967

(Loss) before Other Income(Expense)	(2,212,188)	(987,926)

OTHER INCOME (EXPENSE)
Loss on forgiveness of debt	(2,273,753)	-
Impairment of asset (Note 3)	(261,288)	-
Loss on disposal of assets	(4,373)	-
TOTAL OTHER INCOME (EXPENSE)	(2,539,414)	-

NET (LOSS)	$(4,751,602)	$(987,926)

WEIGHTED AVERAGE SHARES OUTSTANDING	157,478,289	140,682,948

LOSS PER SHARE	$(0.03)	$(0.01)

NEXT 1 INTERACTIVE, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY(DEFICIT)
YEARS ENDED FEBRUARY 29, 2008 AND FEBRUARY 28, 2007
 (Audited)

	Common Stock		Preferred Stock		Preferred Stock B		Additional Paid in Capital	Retained Earnings(Deficit)	Total Stockholders' Equity (Deficit)
Balances, March 1, 2007	140,682,948	$140,683	-	$-			$9,487,347	(10,035,241)	$(407,211)

Issuance of preferred stock			1,152,000	1,152,000			-		1,152,000

Issuance of common stock	174,273,630	174,274					2,437,684		2,611,958

Issuance of preferred stock B					1,369,643	13,696			13,696

Recapitalization							(10,684,125)	10,684,125

Dividend							264,665	(264,665)	-

Net Loss	-		-					(4,751,602)	(4,751,602)

Balances, February 29, 2008	314,956,578	$314,957	1,152,000	$1,152,000	1,369,643	$13,696	$1,505,571	(4,367,383)	$(1,381,159)

NEXT 1 INTERACTIVE, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
YEARS ENDED FEBRUARY 29, 2008 AND FEBRUARY 28, 2007

	February 29,	February 28,
	2008	2007
	(Audited)	(Audited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(4,751,602)	$(987,926)

Depreciation and amortization	2,728	24,850
Loss on impairment of asset	261,288	-
Loss on forgiveness of debt related party	2,273,753	-
CHANGES IN OPERATING ASSETS AND LIABILITIES
Decrease in Trade Accounts Receivable	154,681	25,147
Decrease in Prepaid Expenses and Other Current Assets	118,055	-
Decrease in Note Receivable	20,000	-
Decrease in Accounts Payable	(1,129,049)	(58,477)
Decrease in Accrued Expenses	(248,753)	(32,541)

Net Cash used in Operating Activities	(3,298,899)	(1,028,947)
-
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Long Term Debt		144,168
Payments on Long Term Debt	(530,736)	-
Net Cash Provided by Financing Activities	(530,736)	144,168

CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) Decrease in other assets	100,567	(197,966)
Proceeds from sale of common stock	2,611,958	879,179
Proceeds from sale of preferred stock	1,152,000	-
Net Cash Used by Investing Activities	3,864,525	681,213

NET DECREASE IN CASH	34,890	(203,566)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	8,190	211,756

CASH AND CASH EQUIVALENTS - END OF YEAR	$43,080	$8,190

NEXT 1, INTERACTIVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Business Operations and Significant Accounting Policies

Financial Reporting

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. Revenues and expenses are reported on the accrual basis, which means that income is recognized as it is earned and expenses are recognized as they are incurred.

Use of Estimates

The Company’s significant estimates include allowance for doubtful accounts and accrued expenses. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While the Company believes that such estimates are fair when considered in conjunction with the financial statements taken as a whole, the actual amounts of such estimates, when known, will vary from these estimates. If actual results significantly differ from the Company’s estimates, the Company’s financial condition and results of operations could be materially impacted.

Cash and Cash Equivalents

Cash and cash equivalents include all interest-bearing deposits or investments with original maturities of three months or less.

Fair value of financial instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, debenture and loans payable approximate their fair market value based on the short-term maturity of these instruments.

Accounts Receivable

The Company extends credit to its customers in the normal course of business. Further, the Company regularly reviews outstanding receivables, and provides estimated losses through an allowance for doubtful accounts. In evaluating the level of established loss reserves, the Company makes judgments regarding its customers’ ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. The Company also performs ongoing credit evaluations of customers’ financial condition. The Company maintains reserves for potential credit losses, and such losses traditionally have been within its expectations.  Bad debt expense for the year ended February 29, 2008 was $1,279,894 consisting primarily of accounts receivable write-offs for the Las Vegas office which was closed and deferred compensation for a consultant that was terminated, and fees and other receivables relating to sales generated in a call center that went out of business.  On February 29, 2008 the company wrote off $2,273,753 of intercompany loans and advances as Forgiveness of Debt. Because of the nature of the intercompany transactions which are treated as an eliminating entry in consolidated financial statements, there was no impact on the balance sheet.

NEXT 1 INTERACTIVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Machinery and equipment are depreciated over 3 to 10 years. Furniture and fixtures are depreciated over 7 years. Accelerated methods of depreciation are generally used for income tax purposes. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. The Company performs ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. The estimated useful lives are determined and continually evaluated based on the period over which services are expected to be rendered by the asset. Maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Other Intangible Assets

Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the Company’s intent to do so.

Revenue Recognition

We recognize revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, "Revenue Recognition." and related interpretations, revenue is recognized when the services have been rendered and are billable.

Travel: Gross revenues represent the total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Travel Magazine: Subscription revenue is unearned revenue and is recognized on a net proportionate basis over the life of the subscription. Adjustments are made to gross revenue for refunds and allowance for doubtful accounts.

Advertising: We recognize advertising revenues in the period in which the advertisement is displayed, provided that evidence of an arrangement exists, the fees are fixed or determinable and collection of the resulting receivable is reasonably assured. If fixed-fee advertising is displayed over a term greater than one month, revenues are recognized ratably over the period as described below. The majority of insertion orders have terms that begin and end in a quarterly reporting period. In the cases where at the end of a quarterly reporting period the term of an insertion order is not complete, the Company recognizes revenue for the period by pro-rating the total arrangement fee to revenue and deferred revenue based on a measure of proportionate performance of its obligation under the insertion order. The Company measures proportionate performance by the number of placements delivered and undelivered as of the reporting date. The Company uses prices stated on its internal rate card for measuring the value of delivered and undelivered placements. Fees for variable-fee advertising arrangements are recognized based on the number of impressions displayed or clicks delivered during the period.

Under these policies, no revenue is recognized unless persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is deemed reasonably assured. The Company evaluates each of these criteria as follows:

� Evidence of an arrangement. We consider an insertion order signed by the client or its agency to be evidence of an arrangement.

Sales and Marketing

 Sales and marketing expenses consist primarily of advertising and promotional expenses, salary expenses associated with sales and marketing staff, expenses related to our participation in industry conferences, and public relations expenses.  The goal of our advertising is to acquire new subscribers for our e-mail products, increase the traffic to our Websites, and increase brand awareness for The Home and Away Network and Next Trip Radio.

Cost of Sales

Cost of sales comprises the directly attributable costs of goods and services sold and delivered. These costs include such items as sales commission to business partners, hotel and airfare, cruises and membership fees. Upon the launch of The Home and Away Network costs will also include network expenses, including fees we pay for co-location services, depreciation of network equipment, payments made to affiliate partners of the Home and Away Network, and salary expenses associated with network operations staff.

Advertising Expense

 The Company follows the provisions of Statement of Position (SOP) 93-7, “Reporting on Advertising Costs,” in accounting for advertising costs. Advertising costs are charged to expense as incurred and are included in sales and marketing expenses in the accompanying financial statements. Advertising expense for the year ended February 29, 2008 was $172,014.

NEXT 1 INTERACTIVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basic and Diluted Net Income (Loss) Per Share

The Company presents “basic” and, if applicable, “diluted” earnings (loss) per common share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS 128”) and certain other financial accounting pronouncements. Basic earnings (loss) per common share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings (loss) per common share is similar to that of basic earnings (loss) per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the conversion of debentures, were issued during the period.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments.

Stock based compensation

The Company accounts for employee and non-employee stock awards under SFAS 123(r), whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable. The Company did not pay any stock-based compensation during the period presented.

Accounting for Warrants and Freestanding Derivative Financial Instruments

The Company evaluates its warrants and other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”) and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). If the warrant is determined to be a derivative, the fair value of the warrants is marked-to-market each balance sheet date and recorded as a liability. The change in fair value of the warrants is recorded in the Statement of Operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under FAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date. In the event that the warrants are determined to be equity, no value is assigned for financial reporting purposes.

NEXT 1 INTERACTIVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets and Related Impairment of Long-lived Assets

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of shall be classified as held for sale and are reported at the lower of the carrying amount or fair value less costs to sell.

Income taxes

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Had income taxes been determined based on an effective tax rate of 37.6% consistent with the method of SFAS 109, the Company's net losses for all periods presented would not materially change.

Recent Accounting Pronouncements

In December 2007, the FASB issued FAS No. 141(R) “Applying the Acquisition Method”, which is effective for fiscal years beginning after December 15, 2008. This statement retains the fundamental requirements in FAS 141 that the acquisition method be used for all business combinations and for an acquirer to be identified for each business combination. FAS 141(R) broadens the scope of FAS 141 by requiring application of the purchase method of accounting to transactions in which one entity establishes control over another entity without necessarily transferring consideration, even if the acquirer has not acquired 100% of its target. Among other changes, FAS 141(R) applies the concept of fair value and “more likely than not” criteria to accounting for contingent consideration, and preacquisition contingencies. As a result of implementing the new standard, since transaction costs would not be an element of fair value of the target, they will not be considered part of the fair value of the acquirer’s interest and will be expensed as incurred. The Company does not expect that the impact of this standard will have a significant effect on its financial condition and results of operations.

In December 2007, the FASB also issued FAS No. 160, “Accounting for Noncontrolling Interests”, which is effective for fiscal years beginning after December 15, 2008. This statement clarifies the classification of noncontrolling interests in the consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and the holders of non-controlling interests. The Company  does not expect that the adoption of this standard will have a significant impact on its financial condition, results or operations, cash flows or disclosures.

NEXT 1 INTERACTIVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In February 2007, the FASB issued FAS No. 159, “Fair Value Option” which provides companies an irrevocable option to report selected financial assets and liabilities at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FAS 159 is effective for entities as of the beginning of the first fiscal year that begins after November 15, 2007. The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results or operations, cash flows or disclosures.

In September 2006, the Financial Accounting Standards Board (FASB) issued FAS No. 157, “Fair Value Measurements” (“FAS 157”), which establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements.

FAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results or operations, cash flows or disclosures.

Note 2 - Notes Payable

Notes payable at February 29, 2008 consists of short term notes with interest rates ranging from 4% to 12% and collateralized by shares of the Company’s common stock. Subsequent to the balance sheet date, the majority of the notes were converted to shares of common stock.

Note 3 - Intangible Assets

The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

 Intangible assets consist of the following at February 29, 2008:

Travel Magazine Website	$664,064
Echo software	695,044
1,359,108
Less accumulated amortization	(1,184,602)
$174,506

During the year ended February 29, 2008, the assets were adjusted to their appraised value by recording a loss due to impairment of $ 261,288.

NEXT 1 INTERACTIVE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Income taxes

As of February 29, 2008, the Company had approximately $11,161,192 of U.S. federal and state net operating loss carryforwards available to offset future taxable income which begin expiring in 2026, if not utilized. Deferred income taxes reflect the net tax effects of operating loss and tax credit carry forwards and temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at February 29, 2008.

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the period ended February 29, 2008:

Amount:
Tax benefit computed at “expected” statutory rate	$379,000
State income taxes, net of benefit	0
Other permanent differences	0
Increase in valuation allowance	(379,000)
Net income tax benefit	$-

Note 5- Going Concern

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $4,367,383 and a working capital deficit of $1,600,665 at February 29, 2008, net losses for the year ended February 29, 2008 of $4,751,602 and cash used in operations during the year ended February 29, 2008 of $3,565,235. While the Company is attempting to increase sales, the growth has not been significant enough to support the Company’s daily operations. In order to raise funds, the Company has continued to raise funds through private placements with third party. Management may attempt to raise additional funds by way of a public or private offering. While the Company believes in the viability of its strategy to improve sales volume and in its ability to raise additional funds, there can be no assurances to that effect. The Company's limited financial resources have prevented the Company from aggressively advertising its products and services to achieve consumer recognition. The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan and generate increased revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management believes that the actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for the Company to continue as a going concern.

Note 6 – Subsequent Events

We were initially incorporated as Extraordinary Vacations Group, Inc. in the state of Delaware on June 24, 2002.  Effective October 9, 2008, we entered into a share exchange agreement with Maximus Exploration Corporation, a Nevada corporation (“MAXIMUS”).  Under the terms of the share exchange agreement, we acquired 100% of the outstanding common stock of MAXIMUS in exchange for 13,000,000 shares of common stock of our wholly owned subsidiary, Extra Ordinary Vacations USA, Inc. (EVUSA).   As of October 9, 2008, upon completion of the share exchange, the former shareholders of MAXIMUS owned, on a fully diluted basis, approximately 97.2% of the outstanding common stock of EVUSA, which resulted in a change in control.  On October 9, 2008 MAXIMUS changed its name to Next 1, Interactive, Inc.  The transaction was accounted for as a reverse merger and recapitalization whereby EVUSA, which became a wholly-owned subsidiary of Next 1, was deemed to be the acquirer for accounting purposes.

Loss per share calculations has been revised for all periods to reflect the capital structure of Maximus.

[OUTSIDE BACK COVER OF PROSPECTUS]

NEXT 1 INTERACTIVE, INC.
4,757,099 SHARES COMMON STOCK

TABLE OF CONTENTS

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	Amount US($)
SEC Registration Fee	$561
Transfer Agent Fees	$2,000
Accounting Fees and Expenses	$32,000
Legal Fees and Expenses	$25,000
Printers	$5,000
Miscellaneous	$0.00
Total	$64,561

(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the Selling Stockholders. The Selling Stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide for indemnification to the full extent permitted by the laws of the State of Nevada for each person who becomes a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator, or intestate, is or was a director or officer of the corporation or served any other corporation of any type or kind, domestic or foreign in any capacity at the request of the corporation.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

We have no other indemnification provisions in our Certificate of Incorporation, Bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Prior to 2008, we issued 61,361 shares of common stock to Bill Kerby, our President, Chief Executive Officer and Chairman, for services rendered. We issued these shares upon the exemption of the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering of securities.

In 2008, we issued 2,610,951 shares of common stock to Bill Kerby, our President, Chief Executive Officer and Chairman, for services rendered. We issued these shares upon the exemption of the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering of securities.

On August 1, 2008, we issued 40,000,000 shares of common stock to Bradley Heureux, our former Chief Marketing Officer and Director, in consideration for the purchase of Brands On Demand.   We issued these shares upon the exemption of the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering of securities.

On August 1, 2008, we issued 10,000,000 shares of common stock to Mr. Heureux in consideration for his employment contract.   We issued these shares upon the exemption of the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering of securities.

On August 1, 2008 we issued 10,000,000 shares of common stock to Anthony Byron, our Chief Operating Officer, Secretary and Director, in consideration for services rendered. We issued these shares upon the exemption of the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering of securities.

On August 28, 2008, we issued 15,700,000  shares of common stock to David Fisher, our former Chief Financial Officer (June 3, 2008 to November 16, 2008), in consideration for services rendered.  We issued these shares upon the exemption of the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering of securities.

On November 6, 2008, we issued 293,820 shares of common stock to David Fisher in consideration for services rendered. . He received a base salary of $210,000 of which a portion was paid in stock. We issued these shares upon the exemption of the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering of securities.

On November 6, 2008, we issued 664,000 shares of common stock to Bradley Heureux, our former Chief Marketing Officer and Director, in consideration for the acquisition of Brands on Demand. We issued these shares upon the exemption of the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering of securities.

On November 6, 2008, we issued 697,814 shares of common stock to Anthony Byron, our Chief Operating Officer, Secretary and Director, in consideration for services rendered. We issued these shares upon the exemption of the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering of securities.

On October 9, 2008, we merged with Maximus Exploration Corp. (“Maximus”), a reporting shell company, pursuant to a Share Exchange Agreement (the “Exchange Agreement”) between Maximus, Extraordinary Vacation Group, Inc., a Nevada corporation ("EXVG"), our wholly-owned company, and EXVUSA, wholly-owned subsidiary of EXVG. Pursuant to the Exchange Agreement, EXVG exchanged 100% of its shares in EVUSA (the “EVUSA Shares”) for 13 million shares of common stock of Maximus (the “Share Exchange”), resulting in EXVG becoming the majority shareholder of Maximus. These shares were issued pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering.

On October 29, 2008, we purchased an aggregate of approximately 115,114 shares of The Home Preview Channel, Inc. (“HPC”), which represented 100% of the issued and outstanding shares of common stock of HPC, in exchange for an aggregate of 677,999 of our shares of the Company’s common stock. These shares were issued pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering.

On October 30, 2008, we purchased 102,179 membership interests from the Loop Networks, LLC (“Loop”), representing 100% of the issued and outstanding membership interests of Loop, in exchange for an aggregate of 5,345,000 shares of our common stock. These shares were issued pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering.

On October 14, 2008, we issued an aggregate of 504,763 shares of Series A Preferred Stock to William Kerby, the Company’s Chief Executive Officer, in consideration for services rendered. These shares were issued pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering.

In 2008, we issued 6,000,000 shares of common stock to Bill Kerby, our President, Chief Executive Officer and Chairman, for services rendered.  We issued these shares upon the exemption of the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance did not involve a public offering of securities.

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibits

3.1	Articles of Incorporation of Maximus *

3.1.1	Amended Articles of Incorporation of Maximus *

3.1.2	Amendment to the Articles of Incorporation of Maximus

3.2.1	Bylaws of Next 1 Interactive, Inc.*

3.2.2	Bylaws of Extraordinary Vacations USA, Inc.

4.1	Form of Common Stock Certificate

4.2	Certificate of Designations of Series A 10% Cumulative Convertible Preferred Stock of Next 1 Interactive, Inc.

5.1	Legal Opinion of The Sourlis Law Firm

10.1	Share Transaction Purchase Agreement dated September 24, 2008 between EXVG, EVUSA** and Maximus**

10.2	Employment Agreement between the Company and William Kerby

10.3	Employment Agreement between the Company and Teresa McWilliams

10.4	Consulting Agreement between the Company and Anthony Byron

14.1	Code of Ethics

Exhibit Number	Description of Exhibits

14.2	Code of Business Conduct

16.1	Letter, dated October 10, 2008, by Malone & Bailey, P.C., registered independent public auditors***

23.1	Consent of Kramer, Weisman and Associates, LLP, certified public accountants

23.2	Consent of The Sourlis Law Firm (included in Exhibit 5.1)

* Incorporated by reference from the Company’s Registration Statement on Form SB-2 (SEC File No. 333-136630) filed on August 14, 2006.
** Incorporated by reference from the Company’s Registration Statement on Form S-1 (SEC File No. 333-154177) filed on October 10, 2008.
*** Incorporated by reference from the Company’s Registration Statement on Form 8-K filed on October 10, 2008.

ITEM 17. UNDERTAKINGS

a.	Rule 415 Offering. Include the following if the securities are registered pursuant to Rule 415 under the Securities Act:

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
If the Company is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Company includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the Company is relying on Rule 430B (Section 230.430B of this chapter):

A.
Each prospectus filed by the Company pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the Company is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.
That, for the purpose of determining liability of the Company under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Weston, Florida, United States, on March 12, 2009.

NEXT 1 INTERACTIVE, INC.

By:	/s/ WILLIAM KERBY
William Kerby Chief Executive Officer and Vice Chairman (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ WILLIAM KERBY	Chief Executive Officer and Vice Chairman	March 12, 2009
William Kerby	(Principal Executive Officer)

/s/ TERESA MCWILLIAMS	Chief Financial Officer	March 12, 2009
Teresa McWilliams	(Principal Financial and Accounting Officer)

/s/ JAMES WHYTE	Chairman of the Board	March 12, 2009
James Whyte

/s/ ANTHONY BYRON	Chief Operating Officer, Secretary and Director	March 12, 2009
Anthony Byron